EXHIBIT 10.2

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of June 21, 2013,

among

CHRYSLER GROUP LLC,

CERTAIN SUBSIDIARIES OF CHRYSLER GROUP LLC,

as Borrowing Subsidiaries,

THE LENDERS PARTY HERETO

CITIBANK, N.A.,

as Administrative Agent

and

CITIBANK, N.A.,

as Collateral Agent

MORGAN STANLEY SENIOR FUNDING, INC., GOLDMAN SACHS LENDING

PARTNERS LLC, CITIGROUP GLOBAL MARKETS INC. AND MERRILL LYNCH,

PIERCE, FENNER & SMITH INCORPORATION,

as Joint Lead Arrangers and Joint Bookrunners

MORGAN STANLEY SENIOR FUNDING, INC., GOLDMAN SACHS LENDING

PARTNERS LLC AND MERRILL LYNCH, PIERCE, FENNER & SMITH

INCORPORATION,

as Syndication Agents

MORGAN STANLEY SENIOR FUNDING, INC., GOLDMAN SACHS LENDING

PARTNERS LLC AND MERRILL LYNCH, PIERCE, FENNER & SMITH

INCORPORATION,

as Documentation Agents

US$4,300,000,000 Senior Secured Credit Facilities

SECTION 1. DEFINITIONS AND INTERPRETATION	1
1.1. Definitions	1
1.2. Accounting Terms; Accounting Changes; Pro Forma Calculations	65
1.3. Interpretation, Etc	66
1.4. Classification of Loans and Borrowings	67
1.5. Incorporation by Reference	67
1.6. Exhibits and Schedules	67

SECTION 2. LOANS AND LETTERS OF CREDIT	67
2.1. Term Loans	67
2.2. Revolving Loans	68
2.3. Letters of Credit	70
2.4. Pro Rata Shares; Obligations Several	75
2.5. Use of Proceeds	75
2.6. Evidence of Debt; Register; Notes	76
2.7. Interest on Loans and Letter of Credit Disbursements	76
2.8. Conversion/Continuation	78
2.9. Default Interest	79
2.10. Fees	79
2.11. Scheduled Installments; Repayment on Maturity Date	80
2.12. Voluntary Prepayments/Commitment Reductions	81
2.13. Mandatory Prepayments/Commitment Reductions	83
2.14. Application of Prepayments	85
2.15. General Provisions Regarding Payments	86
2.16. Ratable Sharing	87
2.17. Making or Maintaining Eurodollar Rate Loans	88
2.18. Increased Costs; Capital Adequacy	90
2.19. Taxes; Withholding, Etc	92
2.20. Obligation to Mitigate	95
2.21. Defaulting Lenders	96
2.22. Replacement of Lenders	98
2.23. Borrowing Subsidiaries	99
2.24. Incremental Facilities	100
2.25. Extension Offers	103

SECTION 3. CONDITIONS PRECEDENT	104
3.1. Closing Date	104
3.2. Each Credit Extension	107
3.3. Initial Credit Extension for each Additional Borrowing Subsidiary	108

SECTION 4. REPRESENTATIONS AND WARRANTIES	109
4.1. No Change	109
4.2. Existence	109
4.3. Power; Authorization; Enforceable Obligations	109
4.4. No Legal Bar	110
4.5. Litigation	110

i

4.6. No Default	110
4.7. Ownership of Property	110
4.8. Intellectual Property	110
4.9. Federal Regulations	111
4.10. Labor Matters	111
4.11. ERISA	111
4.12. Investment Company Act	112
4.13. Subsidiaries; Pledged Equity; Joint Ventures	112
4.14. Collateral Documents	113
4.15. Environmental Matters	113
4.16. Accuracy of Information, etc	114
4.17. Taxes	115
4.18. Certain Documents	115
4.19. Use of Proceeds	115
4.20. USA PATRIOT Act	116
4.21. Embargoed Person	116
4.22. Solvency	117

SECTION 5. AFFIRMATIVE COVENANTS	117
5.1. Financial Statements; Borrowing Base Certificates	117
5.2. Compliance and Other Information	118
5.3. Maintenance of Existence; Payment of Obligations; Compliance with Law and Specified Documents	119
5.4. Payments of Taxes	120
5.5. Maintenance of Property; Insurance	120
5.6. Notices	120
5.7. Additional Collateral, Etc	122
5.8. Environmental Laws	125
5.9. Inspection of Property; Books and Records; Discussions	125
5.10. Maintenance of Ratings	126
5.11. Interest Rate Protection	126

SECTION 6. NEGATIVE COVENANTS	126
6.1. Borrowing Base	126
6.2. Minimum Liquidity	126
6.3. Liens	126
6.4. Indebtedness	126
6.5. Restricted Payments	126
6.6. Fundamental Changes and Asset Sales	127
6.7. Negative Pledge	130
6.8. Transactions with Affiliates	130
6.9. Swap Agreements	131
6.10. Changes in Fiscal Periods	131
6.11. Clauses Restricting Subsidiary Distributions	131
6.12. Amendments to Related Agreements and Specified Documents	132
6.13. Repayments or Prepayments of Certain Indebtedness	133
6.14. Sales and Leasebacks	133

6.15. Conduct of Business	133
6.16. Activities of the Co-Issuer Subsidiary	133

SECTION 7. EVENTS OF DEFAULT	134
7.1. Events of Default	134

SECTION 8. AGENTS	137
8.1. Appointment of Agents	137
8.2. Powers and Duties	137
8.3. General Immunity	138
8.4. Agents Entitled to Act in Individual Capacity	140
8.5. Lenders’ Representations, Warranties and Acknowledgments	140
8.6. Right to Indemnity	140
8.7. Successor Administrative Agent and Collateral Agent	141
8.8. Collateral Documents and Obligations Guarantee	142
8.9. Withholding Taxes	145
8.10. Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim	145

SECTION 9. MISCELLANEOUS	146
9.1. Notices	146
9.2. Expenses	148
9.3. Indemnity	149
9.4. Set-Off	150
9.5. Amendments and Waivers	151
9.6. Successors and Assigns; Participations	154
9.7. Independence of Covenants	158
9.8. Survival of Representations, Warranties and Agreements	158
9.9. No Waiver; Remedies Cumulative	159
9.10. Marshalling; Payments Set Aside	159
9.11. Severability	159
9.12. Independent Nature of Lenders’ Rights	159
9.13. Headings	159
9.14. APPLICABLE LAW	160
9.15. CONSENT TO JURISDICTION	160
9.16. WAIVER OF JURY TRIAL	161
9.17. Confidentiality	161
9.18. Usury Savings Clause	162
9.19. Counterparts	162
9.20. Effectiveness; Entire Agreement	163
9.21. PATRIOT Act	163
9.22. Electronic Execution of Assignments	163
9.23. No Fiduciary Duty	163
9.24. Judgment Currency	164
9.25. Intercreditor Agreements	164

SCHEDULES:	1.1A	Borrowing Base
	1.1B	Disqualified Lenders
	1.1C	Excluded Dispositions
	1.1D	Initial Subsidiary Guarantors
	1.1E	Marketing Investment Dealerships
	1.1F	Mortgaged Property
	1.1G	Principal Trade Names
	2.1	Commitments
	3.2	Organizational and Capital Structure
	4.3	Certain Consents, Authorizations, Filings and Notices
	4.5	Litigation
	4.13(a)	Subsidiary Guarantors and Pledged Equity
	4.13(d)	Joint Ventures
	4.14(a)	Financing Statement Filings
	4.14(b)(i)	Mortgage Filings
	4.14(b)(ii)	Real Property
	4.17	Tax Matters
	5.7(k)	Post-Closing Deliverables
	6.6	Fundamental Changes
	9.1	Notices

EXHIBITS:	A	Assignment Agreement
	B	Borrower Joinder Agreement
	C	Borrower Termination Agreement
	D	Borrowing Base Certificate
	E	Certificate re Non-Bank Status
	F	Closing Date Certificate
	G	Compliance Certificate
	H	Conversion/Continuation Notice
	I	Funding Notice
	J	Guarantee and Collateral Agreement
	K	Intercompany Note
	L	Intercreditor Agreement
	M	Issuance Notice
	N	Mortgage
	O	Permitted Additional First Lien Intercreditor Agreement

AMENDED AND RESTATED CREDIT AGREEMENT dated as of June 21, 2013, among CHRYSLER GROUP LLC, a Delaware limited liability company (the “Company”); CERTAIN SUBSIDIARIES OF THE COMPANY party hereto, as Borrowing Subsidiaries; the LENDERS party hereto; and CITIBANK, N.A. (“Citibank”), as Administrative Agent, and CITIBANK, N.A., acting through its agency and trust department, as Collateral Agent.

The Lenders have agreed to make credit facilities available to the Borrowers (as defined below) in an aggregate principal amount of US$4,300,000,000, consisting of Tranche B Term Loans in an aggregate principal amount of US$3,000,000,000 and Revolving Commitments in an aggregate initial amount of US$1,300,000,000.

The parties to the Original Credit Agreement referred to below have agreed, pursuant to the Assignment and First Amendment Agreement, dated as of June 21, 2013, to the Original Credit Agreement (the “First Amendment”), to make certain amendments and to give effect to such amendments in this Agreement.

This Agreement amends and restates in its entirety, but does not constitute a novation of, the Credit Agreement dated as of May 24, 2011, among the Company, the lenders party thereto, the Administrative Agent and the Collateral Agent, as in effect prior to giving effect to the First Amendment (the “Original Credit Agreement”).

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1. DEFINITIONS AND INTERPRETATION

1.1. Definitions. As used in this Agreement (including recitals hereto), the following terms have the meanings specified below:

“956 Subsidiary” means any Subsidiary of the Company that is (i) a Foreign Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Code, which, if it guaranteed the Obligations of the Company, would result in deemed dividends to the Company or its owners pursuant to Section 956 of the Code or (ii) a Subsidiary of a Subsidiary that is described in clause (i) of this definition, which, if it guaranteed the Obligations of the Company, would result in deemed dividends to the Company or its owners pursuant to Section 956 of the Code.

“ABS Subsidiary” means a direct or indirect Canadian Subsidiary of the Company that enters into asset-backed securities transactions with respect to vehicle leases originated under the Gold Key Lease Program or any other similar program.

“Accounting Changes” means changes in accounting principles (including with respect to accounting for leases as either operating leases or capital leases) required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting

Standards Board of the American Institute of Certified Public Accountants, the International Accounting Standards Board or the SEC, as applicable.

“Acquisition Consideration” means, with respect to any acquisition, the purchase consideration for such acquisition and all other payments by the Company or any Subsidiary to the transferor, or any Affiliates thereof, in exchange for, or as part of, or in connection with, such acquisition, whether paid in Cash or by exchange of Equity Interests or of other properties and whether payable at or prior to the consummation of such acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and including any and all payments representing any assumptions of Indebtedness, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of the Persons or assets acquired.

“Additional Guarantor” means the Co-Issuer Subsidiary and each other Subsidiary of the Company (other than any Excluded Subsidiary or Transparent Subsidiary).

“Additional Intercreditor Agreement” means an intercreditor agreement on terms substantially similar to the Intercreditor Agreement and reasonably satisfactory to the Administrative Agent and the Collateral Agent.

“Additional Senior Second Lien Notes” means senior secured notes issued by the Company and the Co-Issuer Subsidiary pursuant to any Additional Senior Second Lien Notes Indenture.

“Additional Senior Second Lien Notes Indenture” means any indenture entered into by and among the Company, the Co-Issuer Subsidiary, the other Credit Parties party thereto as guarantors, the trustee named therein, the collateral agent named therein and any paying agent or registrar named therein, the covenants, events of default, guarantees and other terms of which (other than interest rate, call features and redemption premiums), taken as a whole, are not more restrictive of the Company and its Subsidiaries than the terms of the Senior Second Lien Notes Indenture.

“Additional Senior Second Lien Notes Documents” means any Additional Senior Second Lien Notes Indenture and all other instruments, documents and agreements delivered by or on behalf of any Credit Party pursuant to any Additional Senior Second Lien Notes Indenture, including any instruments, documents and agreements delivered in order to grant to, or perfect in favor of, the applicable collateral agent, for the benefit of the holders of the applicable Additional Senior Second Lien Notes, a Lien on any property of such Credit Party as security for the obligations under the applicable Additional Senior Second Lien Notes Indenture; provided that each such instrument, document or agreement granting or perfecting any Lien on any property shall be in substantially the same form as the comparable Senior Second Lien Notes Document and the terms of all other instruments, documents and agreements delivered pursuant to any Additional Senior Second Lien Notes Indenture, taken as a whole, shall not be more restrictive of the Company and its Subsidiaries than the terms of the comparable Senior Second Lien Notes Documents.

“Adjusted Eurodollar Rate” means, for any Interest Period for a Eurodollar Rate Loan, the rate per annum obtained by dividing (and rounding upwards, if necessary, to the next 1/100 of 1%) (a) (i) the rate per annum determined by the Administrative Agent to be the offered rate that appears on the page of the Reuters Screen that displays an average British Bankers Association Interest Settlement Rate (such page currently being LIBOR01 page) for deposits with a term equivalent to such Interest Period in US Dollars, determined as of approximately 11:00 a.m. (London, England time) on the Interest Rate Determination Date for such Interest Period, or (ii) in the event the rate referenced in the preceding clause (i) does not appear on such page or if the Reuters Screen shall cease to be available, the rate per annum determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits with a term equivalent to such Interest Period in US Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (iii) in the event the rates referenced in the preceding clauses (i) and (ii) are not available, the rate per annum equal to the offered quotation rate to first class banks in the London interbank market by the Administrative Agent for deposits in US Dollars in same day funds of US$5,000,000 with maturities comparable to such Interest Period as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, by (b) an amount equal to (i) one minus (ii) the Applicable Reserve Requirement; provided that, notwithstanding the foregoing, in the case of Tranche B Term Loans, the Adjusted Eurodollar Rate shall at no time be less than 1.00% per annum.

“Administrative Agent” means Citibank, in its capacity as administrative agent for the Lenders hereunder and under the other Credit Documents, and its successors in such capacity as provided in Section 8. Unless the context requires otherwise, the term “Administrative Agent” shall include any Affiliate or foreign branch of Citibank through which Citibank shall perform any of its obligations in such capacity hereunder.

“Adverse Proceeding” means any action, suit, proceeding, hearing or investigation, in each case whether administrative, judicial or otherwise, by or before any Governmental Authority or any arbitrator, that is pending or, to the knowledge of the Company or any Subsidiary, threatened (in a written communication received by the Company or such Subsidiary) against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary.

“Affected Lender” as defined in Section 2.17(b).

“Affected Loans” as defined in Section 2.17(b).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with the Person specified; provided that for purposes of Section 6.8, the term “Affiliate” means any Person (a) that directly or indirectly Controls or is under common Control with the Company (other than through the Company), (b) that is a director or an executive officer of the Company, (c) that directly or indirectly beneficially owns Equity Interests in the Company representing more than 10% of the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding Equity Interests in the Company, (d) in which Fiat S.p.A. or, to the knowledge of the Company, any other Person (other than the United States Department of the Treasury) described in clause (c) directly or indirectly (other than through the Company) beneficially owns Equity Interests representing more than 10% of the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding Equity Interests in such Person or (e) that directly or indirectly Controls or is under common Control with Fiat S.p.A. or, to the knowledge of the Company, any other Person (other than the United States Department of the Treasury) described in clause (c) (in each case, other than through the Company).

“Agent” means each of (a) the Administrative Agent, (b) the Collateral Agent, (c) the Documentation Agents, (d) the Syndication Agents and (e) any other Person appointed under the Credit Documents to serve in an agent or similar capacity.

“Aggregate Amounts Due” as defined in Section 2.16.

“Agreement” means this Credit Agreement dated as of May 24, 2011, as amended and restated as of June 21, 2013, as it may be further amended, restated, supplemented or otherwise modified from time to time.

“Ally” means Ally Financial Inc.

“Ally Reimbursement Agreement” means the Ally Reimbursement Agreement, dated as of May 19, 2011, between Ally Financial Inc., U.S. Dealer Automotive Receivables Transaction LLC and the Company, as amended, supplemented or modified from time to time.

“Applicable Rate” means, for any day, (a) with respect to any Tranche B Term Loan, (i) 2.25% per annum, in the case of a Base Rate Loan, and (ii) 3.25% per annum, in the case of a Eurodollar Rate Loan, (b) with respect to any Revolving Loan, (i) 2.25% per annum, in the case of a Base Rate Loan, and (ii) 3.25% per annum, in the case of a Eurodollar Rate Loan and (c) with respect to Incremental Term Loans of any Series, the rate per annum specified in the Incremental Assumption Agreement establishing Incremental Term Loan Commitments of such Series. Nothing in this paragraph shall limit the rights of the Administrative Agent or any Lender under Section 2.9 or Section 7.

“Applicable Reserve Requirement” means, at any time, for any Eurodollar Rate Loan, the maximum rate, expressed as a decimal, at which reserves (including any basic, marginal, special, supplemental, emergency or other reserves) are required to be maintained by member banks with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors or other applicable banking regulator. Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (a) any category of liabilities that includes deposits by reference to which the applicable Adjusted Eurodollar Rate or any other interest rate of a Loan is to be determined or (b) any category of extensions of credit or other assets that includes Eurodollar Rate Loans. A Eurodollar Rate Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefit of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender. The rate of interest on Eurodollar Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

“Applicable Revolving Commitment Fee Percentage” means, with respect to the commitment fees payable in arrears hereunder on the last day of each calendar quarter, the applicable rate per annum set forth below under the caption “Applicable Revolving Commitment Fee Percentage”, based upon the Leverage Ratio calculated as of the end of the immediately preceding Fiscal Quarter.

Leverage Ratio	Applicable Revolving Commitment Fee Percentage
≥ 2.00:1.00	0.50%
< 2.00:1.00	0.375%

Notwithstanding the foregoing, for purposes of this definition, until the date of delivery of the consolidated financial statements pursuant to Section 5.1(b), and of the related Compliance Certificate pursuant to Section 5.2(a), as of and for the Fiscal Quarter ending June 30, 2011, the Applicable Revolving Commitment Fee Percentage shall be determined as if the Leverage Ratio then in effect were greater than or equal to 2.25:1.00. No change in the Applicable Revolving Commitment Fee Percentage shall be effective until the first Business Day after the date on which the Administrative Agent shall have received the applicable consolidated financial statements pursuant to Section 5.1(a) or 5.1(b) and the related Compliance Certificate pursuant to Section 5.2(a). Notwithstanding the foregoing, the Applicable Revolving Commitment Fee Percentage shall be determined as if the Leverage Ratio were in excess of 2.25:1.00 (i) at any time that an Event of Default has occurred and is continuing or (ii) if Company has not delivered to the Administrative Agent such financial statements or certificate as and when required pursuant to Section 5.1(a), 5.1(b) or 5.2(a), during the period commencing on and including the day of the occurrence of a Default resulting therefrom until the delivery thereof. In the event that any financial statements or Compliance Certificate delivered pursuant to Section 5.1(a), 5.1(b) or 5.2(a) shall prove (at a time when this Agreement is in effect) to have been inaccurate, and such inaccuracy, if corrected, would have resulted in the application of a higher Applicable Revolving Commitment Fee Percentage for any period than the Applicable Revolving Commitment Fee Percentage applied for such period, then (a) the Company shall promptly deliver to the Administrative Agent a corrected Compliance Certificate for such period and (b) the Company shall pay to the Administrative Agent, for distribution to the Revolving Lenders, as additional fee compensation, an amount equal to the accrued commitment fees that should have been paid during such period but was not paid as a result of such inaccuracy. Notwithstanding the foregoing, the Applicable Revolving Commitment Fee Percentage shall be 0.50% beginning on the First Amendment Effective Date until the date of delivery of the consolidated financial statements pursuant to Section 5.1(b), and of the related Compliance Certificate pursuant to Section 5.2(a), as of and for the Fiscal Quarter ending June 30, 2013.

“Approved Electronic Communications” means any notice, demand, communication, information, document or other material that any Borrower or other Credit Party provides to the Administrative Agent pursuant to any Credit Document or the transactions contemplated thereby that is distributed to the Agents, the Lenders or any Issuing Bank by means of electronic communications pursuant to Section 9.1(b).

“Arrangers” means MSSF, GSLP, CGMI and ML, each in its capacity as a joint lead arranger and joint bookrunner for the credit facilities established under this Agreement.

“Asset Sale” means any Disposition of property or series of related Dispositions of property (other than any Excluded Disposition) that yields Net Cash Proceeds to any one or more Group Members (valued at the initial principal amount thereof in the case of noncash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other noncash proceeds) in excess of (i) US$50,000,000 for any Disposition (or series of related Dispositions) or (ii) US$100,000,000 in the aggregate for all Dispositions, together with the Net Cash Proceeds of all Recovery Events, during any twelve month period (provided that, with respect to clause (ii), (A) only such Net Cash Proceeds in excess of US$100,000,000 shall be required to be applied in accordance with Section 2.13(a), and (B) the terms “Disposition” and “Recovery Event” shall be deemed to exclude any Disposition (or series of related Dispositions) and any Recovery Event (or series of related Recovery Events), respectively, that yields Net Cash Proceeds of less than US$5,000,000). The term “Asset Sale” shall not include any issuance of Equity Interests by the Company or any event that constitutes a Recovery Event.

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit A, with such amendments or modifications thereto as may be approved by the Administrative Agent.

“Assignment Effective Date” as defined in Section 9.6(b).

“Attributable Obligations” means, in respect of a Sale/Leaseback Transaction, as at the time of determination, the present value (discounted at the interest rate implicit in the transaction) of the total obligations of the lessee for rental payments required to be paid during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended), determined in accordance with GAAP; provided, however, that if such Sale/Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby shall be determined in accordance with the definition of “Capital Lease Obligations”.

“ATVM Assets” means equipment and fixtures (as such terms are defined in the UCC as in effect in the State of New York), improvements to real properties, contract rights relating to construction in progress and Intellectual Property (other than Principal Trade Names and other trademarks or rights therein or applications therefor) that under the EISA and the rules and regulations of the DOE are eligible for financing under the ATVM Program.

“ATVM Program” means the DOE’s Advanced Technology Vehicles Manufacturing Incentive Program authorized by section 136 of the EISA.

“Auburn Hills Agreement” means the Loan Agreement dated as of August 3, 2007, between Auburn Hills Owner LLC, an indirect Wholly Owned Subsidiary of the Company, and Citigroup Global Markets Realty Corp., relating to and secured by a mortgage on the headquarters and technology center property located in Auburn Hills, Michigan, and any Permitted Refinancing thereof.

“Auto Finance Operating Agreement” means the Auto Finance Operating Agreement dated as of April 30, 2009, between the Company (as assignee of Chrysler LLC) and Ally (f/k/a GMAC LLC), and all other related documentation, each as amended, supplemented or modified from time to time in accordance with Section 6.12.

“Available Liquidity” means, as of any date of determination, the sum of (a) the aggregate amount of Balance Sheet Cash, Cash Equivalents and Marketable Securities, in each case held by the Company and Group Members that are Wholly Owned Subsidiaries, excluding any Restricted Cash, each as of such date, plus (b) the amount of the Total Revolving Commitments available for the making of Revolving Loans on such date.

“Balance Sheet Cash” means cash, as it is included on the consolidated balance sheet of the Company and its Subsidiaries in accordance with GAAP.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”.

“Base Rate” means, for any day, the rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1% and (c) the Adjusted Eurodollar Rate that would be applicable to a Eurodollar Rate Loan with an Interest Period of one month commencing on such day plus 1%; provided that, notwithstanding the foregoing, in the case of Tranche B Term Loans, the Base Rate shall at no time be less than 2.00% per annum. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Eurodollar Rate shall be effective on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Eurodollar Rate, as the case may be.

“Base Rate Borrowing” means a Borrowing comprised of Loans that are Base Rate Loans.

“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.

“Board of Governors” means the Board of Governors of the United States Federal Reserve System.

“Borrowers” means, collectively, the Company and the Borrowing Subsidiaries, and each, a “Borrower”.

“Borrower Joinder Agreement” means a Borrower Joinder Agreement substantially in the form of Exhibit B.

“Borrower Termination Agreement” means a Borrower Termination Agreement, substantially in the form of Exhibit C.

“Borrowing” means Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurodollar Rate Loans, as to which a single Interest Period is in effect.

“Borrowing Base” means, as of any date of determination, the aggregate of the Borrowing Base Amounts of the Eligible Collateral (determined by category of Eligible Collateral in accordance with Schedule 1.1A), as the same may be amended from time to time. The Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to Administrative Agent on the Closing Date or pursuant to Section 5.1(c), as applicable.

“Borrowing Base Amounts” as defined in Schedule 1.1A.

“Borrowing Base Certificate” means a certificate substantially in the form of Exhibit D.

“Borrowing Base Coverage Ratio” means, at any time, the ratio of the Borrowing Base in effect at such time to the US Dollar Equivalent of the Outstanding Amount of Covered Indebtedness at such time.

“Borrowing Subsidiary” means any Subsidiary that has become a Borrowing Subsidiary as provided in Section 2.23(a) and has not ceased to be a Borrowing Subsidiary as provided in such Section.

“Business” as defined in Section 4.15(b).

“Business Day” means any day other than a Saturday, Sunday or a day that is a legal holiday under the laws of the State of New York or on which banking institutions located in such State are authorized or required by law to remain closed; provided that, with respect to all notices, determinations, fundings and payments in connection with the Adjusted Eurodollar Rate or any Eurodollar Rate Loan, such day is also a day for trading by and between banks in US Dollar deposits in the London interbank market.

“Canadian Health Care Trust Notes” means the Unsecured Promissory Note-Tranche A due June 30, 2017, the Unsecured Promissory Note-Tranche B due June 30, 2024, the Unsecured Promissory Note-Tranche C due June 30, 2024 and the Unsecured Promissory Note-Tranche D due June 30, 2012, each issued by Chrysler Canada to the Auto Sector Retiree Health Care Trust.

“Canadian Subsidiary” means any Subsidiary organized under the laws of Canada or any province thereof.

“Capital Lease Obligations” means, as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP; provided that a take or pay obligation in any supply arrangement between such Person and any supplier shall not constitute a Capital Lease Obligation for purposes of this Agreement so long as such Person shall not have purchased for or on behalf of such supplier the equipment or other property used by such supplier to perform its obligations under such arrangement or otherwise financed the purchase of such property by such supplier.

“Cash” means money, currency or a credit balance in any demand or Deposit Account.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or Canadian government or issued by any agency thereof and backed by the full faith and credit of the United States or Canada, in each case maturing within one year following the date of acquisition; (b) certificates of deposit, time deposits and eurodollar time deposits having maturities of 12 months or less from the date of acquisition, banker’s acceptances with maturities of 12 months or less and overnight bank deposits, in each case issued by or constituting obligations of any commercial bank organized under the laws of the United States or Canada or any state or province thereof having combined capital and surplus of not less than US$500,000,000; (c) commercial paper of an issuer rated at least “A-l” by S&P or “P-l” by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency in the United States or Canada, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within 13 months from the date of acquisition; (d) repurchase obligations of any bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) repurchase obligations of a broker-dealer that is (i) on the list of primary dealers maintained by the Federal Reserve Bank of New York, as amended from time to time, and (ii) is affiliated with a bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (f) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, province, commonwealth or territory of the United States or Canada, by any political subdivision or taxing authority of any such state, province, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least “A-” by S&P or “A3” by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency; (g) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition; (h) corporate notes and other debt instruments with maturities of one year or less following the date of acquisition that are rated at least “A-” by S&P or “A3” by Moody’s , or carrying an equivalent rating by a nationally recognized rating agency; (i) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated “AAA” by S&P and “Aaa” by Moody’s and (iii) have portfolio assets of at least US$5,000,000,000; and (j) investments in any foreign equivalents of the securities or other instruments described in clauses (a) through (i) above, provided such investments made through in-country banks or trust companies shall be made through banks or trust companies which (i) have combined capital and surplus of not less than US$500,000,000 (or the foreign currency equivalent thereof) and (ii) (A) if the debt securities of the applicable country are rated “A-” or higher by one or more nationally recognized rating agencies, have outstanding debt securities rated at least “A-” by one or more nationally recognized rating agencies or (B) otherwise, have outstanding debt securities rated no lower than the rating of the applicable country.

“Certificate re Non-Bank Status” means a certificate substantially in the form of Exhibit E.

“CGMI” means Citigroup Global Markets Inc.

“Change in Tax Law” means any change in the applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, in each case as related to the relevant Tax.

“Change of Control” means the occurrence of any of the following events: (a) prior to an IPO, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Permitted Holders, shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of a percentage of the outstanding Voting Equity Interests in the Company greater than the percentage of the outstanding Voting Equity Interests in the Company then owned beneficially, directly or indirectly, by the Fiat Group; (b) after an IPO, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Permitted Holders, shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of a percentage of the outstanding Voting Equity Interests of the Company that is (i) greater than 25% of the outstanding Voting Equity Interests of the Company and (ii) greater than the percentage of the outstanding Voting Equity Interests of the Company then owned beneficially, directly or indirectly, by the Fiat Group; or (c) a majority of the board of directors of the Company shall cease to consist of Continuing Directors.

“Chrysler Canada” means Chrysler Canada Inc., a corporation incorporated under the Canada Business Corporations Act.

“Chrysler Canada Notes” means senior unsecured notes issued by Chrysler Canada pursuant to any Chrysler Canada Notes Indenture and guaranteed on a secured basis by any Credit Party.

“Chrysler Canada Notes Documents” means any Chrysler Canada Notes Indenture and all other instruments, documents and agreements delivered by or on behalf of any Credit Party pursuant to any Chrysler Canada Notes Indenture, including any instruments, documents and agreements delivered in order to grant to, or perfect in favor of, the applicable collateral agent, for the benefit of the holders of the applicable Chrysler Canada Notes, a Lien on any property of such Credit Party as security for the obligations under the applicable Chrysler Canada Notes Indenture; provided that the terms of such instruments, documents and agreements delivered pursuant to any Chrysler Canada Notes Indenture, taken as a whole, shall not be more restrictive of the Company and its Subsidiaries, in any material respect, than the terms of the comparable Senior Second Lien Notes Documents.

“Chrysler Canada Notes Indenture” means any indenture entered into by and among Chrysler Canada, any Subsidiaries party thereto as guarantors, the trustee named therein and any other Person party thereto, the covenants, events of default, guarantees and other terms of which (other than interest rate, call features and redemption premiums), taken as a whole, are not more restrictive of the Company and its Subsidiaries, in any material respect, than the terms of the Senior Second Lien Notes Indenture.

“Citibank” as defined in the preamble hereto.

“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Tranche B Term Loans or Incremental Term Loans of any Series, (b) any Commitment, refers to whether such Commitment is a Revolving Commitment, a Tranche B Term Loan Commitment or an Incremental Term Loan Commitment of any Series and (c) any Lender, refers to whether such Lender has a Loan or Commitment of a particular Class.

“Closing Date” means the date on which the conditions specified in Section 3.1 have been satisfied (or waived in accordance with Section 9.5) and the Tranche B Term Loans are made, which date is May 24, 2011.

“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit F.

“Code” means the Internal Revenue Code of 1986.

“Co-Issuer Subsidiary” means CG Co-Issuer Inc., a Delaware corporation and Wholly Owned Subsidiary of the Company.

“Collateral” means all property of the Credit Parties, now owned or hereafter acquired, in which a Credit Party has granted a Lien pursuant to any Credit Document.

“Collateral Agent” means Citibank, N.A., acting through its agency and trust department, in its capacity as collateral agent for the Secured Parties under the Credit Documents, and its successors in such capacity as provided in Section 8.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a) the Collateral Agent shall have received from the Company and each Additional Guarantor either (i) a counterpart of the Guarantee and Collateral Agreement duly executed and delivered on behalf of such Person or (ii) in the case of any Person that becomes an Additional Guarantor after the Closing Date, a supplement to the Guarantee and Collateral Agreement, in the form specified therein, duly executed and delivered on behalf of such Person;

(b) in the case of any Person that becomes an Additional Guarantor after the Closing Date, the Administrative Agent shall have received (i) documents and opinions of the type referred to in Sections 3.1(b) and 3.1(k) with respect to such Additional Guarantor and (ii) a collateral questionnaire, in form substantially identical to the Collateral Questionnaire, executed by a Responsible Officer of such Additional Guarantor, together with all attachments contemplated thereby;

(c) subject to Section 5.7(i), all Equity Interests owned by or on behalf of any Credit Party shall have been pledged pursuant to the Guarantee and Collateral Agreement and, in the case of Equity Interests in any Foreign Subsidiary, where the Collateral Agent so requests in connection with the pledge of such Equity Interests, a Foreign Pledge Agreement, and the Collateral Agent shall, to the extent required by the Guarantee and Collateral Agreement or such Foreign Pledge Agreement, have received certificates or other instruments representing all such Equity Interests, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank;

(d) (i) all indebtedness of the Company and each Subsidiary that is owing to any Credit Party, to the extent in existence on the Closing Date, shall be evidenced either by a promissory note or the Intercompany Note and, to the extent entered into after the Closing Date, shall be evidenced by the Intercompany Note and (ii) all indebtedness of any other Person in a principal amount of US$7,500,000 or more that is owing to any Credit Party shall be evidenced by a promissory note and, in each case, shall have been pledged pursuant to the Guarantee and Collateral Agreement, and the Collateral Agent shall have received all such notes, together with undated instruments of transfer with respect thereto endorsed in blank;

(e) all documents and instruments, including UCC financing statements, required by applicable law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by the Collateral Documents and perfect such Liens to the extent required by, and with the priority required by, the Collateral Documents shall have been filed, registered or recorded or delivered to the Collateral Agent for filing, registration or recording;

(f) the Collateral Agent shall have received (i) counterparts of a Mortgage with respect to each Material Real Estate Asset, duly executed and delivered by the record owner of such Material Real Estate Asset, (ii) a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each Mortgage as a valid and enforceable Lien on the Material Real Estate Asset described therein, free of any other Liens other than Permitted Liens, together with such endorsements, coinsurance and reinsurance as the Collateral Agent may reasonably request, (iii) if any Material Real Estate Asset is located in an area determined by the Federal Emergency Management Agency to have special flood hazards, evidence of such flood insurance as may be required under applicable law, including Regulation H of the Board of Governors, and (iv) such abstracts, existing surveys, appraisals, legal opinions and other documents as the Collateral Agent may reasonably request with respect to any such Mortgage or Material Real Estate Asset;

(g) with respect to each Deposit Account and each securities account maintained by any Credit Party with any depositary bank or securities intermediary (other than (i) any Deposit Account the funds in which are used, in the ordinary course of business, solely for the payment of taxes, salaries and wages, workers’ compensation and similar expenses, (ii) check disbursement accounts, (iii) Deposit Accounts the daily balance in which does not at any time exceed US$1,000,000 for any such account or US$5,000,000 for all such accounts and (iv) any Deposit Account or securities account the funds or securities in which consist solely of amounts pledged or deposited under clause (f) (solely in respect of the existing obligations identified on Schedule 6.3A to the Disclosure Letter (and any renewal or replacement thereof permitted by such clause (f)), (n), (s)(ii), (t) or (u) of the definition of Permitted Liens), the Collateral Agent shall have received a counterpart, duly executed and delivered by the applicable Credit Party and such depositary bank or securities intermediary, as the case may be, of a Control Agreement; and

(h) each Credit Party shall have obtained all material consents and approvals required to be obtained by it in connection with the execution and delivery of all Collateral Documents to which it is a party, the performance of its obligations thereunder and the granting by it of the Liens thereunder.

The foregoing definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance, legal opinions, consents, approvals or other deliverables with respect to, any particular assets of the Credit Parties if, and for so long as, the Collateral Agent, in consultation with the Company, determines that the cost of creating or perfecting such pledges or security interests in such assets, or obtaining such title insurance, legal opinions, consents, approvals or other deliverables in respect of such assets would be excessive in view of the benefits to be obtained by the Lenders therefrom. Without limiting the foregoing, the Collateral Agent, after consultation with the Administrative Agent, may grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions, consents, approvals or other deliverables with respect to particular assets or the provision of any Obligations Guarantee by any Subsidiary (including extensions beyond the Closing Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Closing Date) where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Collateral Documents. Without limiting the foregoing, until the 90th day following the Closing Date (or, in the case of paragraph (f) of this definition, until the 180th day following the Closing Date), the failure to deliver any Real Estate Deliverable or Post-Closing Deliverable shall not prevent the requirements of paragraphs (b) through (h) of this definition from being satisfied so long as the Company and its Subsidiaries shall be using commercially reasonable efforts to deliver the Real Estate Deliverables and the Post-Closing Deliverables at the earliest reasonably practicable time.

“Collateral Documents” means the Guarantee and Collateral Agreement, the Intercreditor Agreement, any Additional Intercreditor Agreements, any Permitted Additional First Lien Intercreditor Agreement, the Mortgages, the Intellectual Property Security Agreements, the Control Agreements, the Foreign Pledge Agreements, if any, and all other instruments, documents and agreements delivered by or on behalf of any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to, or perfect in favor of, the Collateral Agent, for the benefit of the Secured Parties, a Lien on any property of such Credit Party as security for the Obligations.

“Collateral Questionnaire” means the Collateral Questionnaire delivered by the Company pursuant to Section 3.1(h).

“Commitment” means a Revolving Commitment or a Term Loan Commitment.

“Commonly Controlled Entity” means an entity, whether or not incorporated, that is part of a group that includes the Company and that is treated as a single employer under section 414(b) or (c) of the Code.

“Company” as defined in the preamble hereto.

“Comparable Treasury Issue” means the United States Treasury security selected by a Reference Treasury Dealer appointed by the Administrative Agent after consultation with the Company as having a maturity nearest to the first anniversary of the Closing Date that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining period prior to the first anniversary of the Closing Date.

“Comparable Treasury Price” means, for any date, (a) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third Business Day preceding such date, as set forth in the most recently published statistical release designated “H.15(519)” (or any successor release) published by the Board of Governors and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities”, or (b) if such release (or any successor release) is not published or does not contain such prices on such Business Day, the average of the Reference Treasury Dealer Quotations for such date.

“Compliance Certificate” means a Compliance Certificate duly executed by a Responsible Officer, substantially in the form of Exhibit G.

“Confidential Information” as defined in Section 9.17.

“Confidential Information Memorandum” means the Confidential Information Memorandum dated May 1, 2011, relating to the credit facilities provided herein.

“Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures made by the Company and the Subsidiaries during such period that are or should be included in “purchase of property, plant and equipment” or similar items, or that should otherwise be capitalized, on a consolidated statement of cash flows of the Company for such period prepared in conformity with GAAP; provided that Consolidated Capital Expenditures shall not include any expenditures for replacements and substitutions of fixed assets, capital assets or equipment to the extent made with Net Cash Proceeds invested pursuant to Section 2.13(a) or 2.13(b).

“Consolidated Current Assets” means the total assets of the Company and the Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding Balance Sheet Cash and Cash Equivalents.

“Consolidated Current Liabilities” means the total liabilities of the Company and the Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding the current portion of Long-Term Indebtedness.

“Consolidated Excess Cash Flow” means, for any Fiscal Year, an amount equal to:

(a) the sum, without duplication, of:

(i) Net Income for such Fiscal Year, adjusted to exclude any gains or losses attributable to Asset Sales and Recovery Events; plus

(ii) to the extent deducted in determining Net Income for such Fiscal Year, total depreciation expense, total amortization expense and other noncash charges and losses for such Fiscal Year (excluding any such noncash charge to the extent that it represents an accrual or reserve for a potential cash item in any future period); plus

(b) the Consolidated Working Capital Adjustment; minus

(c) the sum, without duplication, of:

(i) to the extent recognized in determining Net Income for such Fiscal Year, any noncash gains for such Fiscal Year (excluding any such noncash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item in any prior period); plus

(ii) the sum, without duplication and only to the extent made from Internally Generated Cash for such Fiscal Year, of: (A) the aggregate amount of Consolidated Capital Expenditures made by the Company and the Subsidiaries during such Fiscal Year, and (B) the aggregate amount of scheduled repayments and mandatory prepayments of Indebtedness, excluding any mandatory or voluntary prepayments of Term Loans or any repayments or prepayments of revolving extensions of credit (except to the extent that any such prepayment or repayment is accompanied by a permanent reduction in the related revolving commitments).

“Consolidated Interest Expense” means, for any period, (a) the sum, without duplication, of (i) the total interest expense whether or not paid in cash (including imputed interest expense in respect of Capital Lease Obligations) of the Company and the Subsidiaries for such period, determined on a consolidated basis in conformity with GAAP, (ii) any interest, financing fees or other financing costs becoming payable in Cash by the Company or any Subsidiary during such period in respect of Indebtedness to the extent such interest, financing fees or other financing costs shall have been capitalized rather than included in total interest expense for such period in conformity with GAAP, (iii) all net costs becoming payable in Cash by the Company or any Subsidiary during such period under interest rate Swap Agreements relating to Indebtedness, and (iv) amounts attributable to amortization of debt discounts or accrued interest payable in kind for such period to the extent not included in total interest expense for such period in conformity with GAAP, minus (b) the sum, without duplication, of (i) to the extent included in such total interest expense for such period, the sum of noncash amounts attributable to amortization or write-off of capitalized interest, financing fees or other financing costs paid in a previous period and (ii) to the extent included in such total interest expense for such period, any acceleration of debt discount and associated debt issuance costs, in each case attributable to the prepayment of the UST Credit Agreement or the EDC Credit

Agreement on the Closing Date or to any prepayment of the VEBA Notes permitted by this Agreement; provided that, to the extent any Credit Party shall incur any Guarantee Obligations in respect of any Indebtedness of any joint venture (or any holding company thereof) that is not a Subsidiary in reliance on clause (n)(i) of the definition of the term “Permitted Indebtedness”, for so long as such Guarantee Obligations remain outstanding, an amount of the Indebtedness of such joint venture (or holding company thereof) equal to the amount of such Guarantee Obligations shall be deemed to be Indebtedness of such Credit Party for purposes of calculating Consolidated Interest Expense of the Company and the Subsidiaries. Notwithstanding anything to the contrary contained herein, Consolidated Interest Expense, calculated on a pro forma basis giving effect to the Transactions, shall be deemed to be US$254,000,000, US$256,000,000, US$274,000,000 and US$274,000,000 for the Fiscal Quarters ended on June 30, 2010, September 30, 2010, December 31, 2010 and March 31, 2011, respectively.

“Consolidated Net Income” means, for any period, the Net Income of the Company and its Subsidiaries (excluding the Net Income of any Subsidiary designated as an “Unrestricted Subsidiary” (or similar term) under the Senior Second Lien Notes Indenture, any Additional Senior Second Lien Notes Indenture or any Permitted Refinancing of the foregoing; provided, however, that Consolidated Net Income shall not exclude such Net Income to the extent of the amount of dividends or distributions or other payments that are actually paid by any “Unrestricted Subsidiary” in Cash or Cash Equivalents (or to the extent converted into Cash or Cash Equivalents) to the Company or a Subsidiary designated as a “Restricted Subsidiary” (or similar term) under the Senior Second Lien Notes Indenture, any Additional Senior Second Lien Notes Indenture or any Permitted Refinancing of the foregoing in respect of such period) calculated on a consolidated basis for such period; provided, however, that, without duplication, (i) any net after-tax effect of extraordinary, non-recurring or unusual gains or losses shall be excluded, (ii) any net after-tax effect of income (loss) from disposed or discontinued operations to the extent included in discontinued operations prior to consummation of the disposition thereof and any net after-tax gains or losses on disposal of disposed, abandoned or discontinued operations shall be excluded and (iii) any net after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by the Company, shall be excluded.

“Consolidated Secured Debt” means, at any date, the amount of Consolidated Total Debt secured by any Lien on any assets of the Company or any Subsidiary as of such date.

“Consolidated Senior Secured Debt” means, at any date, the amount of Consolidated Total Debt secured by any Lien on any assets of the Company or any Subsidiary as of such date; provided that the term “Consolidated Senior Secured Debt” shall not include (a) any Indebtedness that is secured solely by Liens that are junior to the Liens securing the Obligations and is subject to the Intercreditor Agreement, any Additional Intercreditor Agreement or another intercreditor agreement with the Collateral Agent on substantially the same terms and (b) Indebtedness of any Foreign Subsidiary (other than any Canadian Subsidiary) that constitutes Non-Recourse Debt.

“Consolidated Total Assets” means, at any date, with respect to any Person, the amount set forth opposite the caption “total assets” (or any like caption) on the most recent consolidated balance sheet (or the equivalent) of such Person and its consolidated Subsidiaries.

“Consolidated Total Debt” means, as of any date, the sum of (a) the aggregate principal amount of Indebtedness (other than the VEBA Notes) of the Company and the Subsidiaries outstanding as of such date that would be reflected on a balance sheet prepared as of such date on a consolidated basis in conformity with GAAP (but without giving effect to any election to value any Indebtedness at “fair value” or any other accounting principle that results in the amount of any such Indebtedness (other than zero coupon Indebtedness) as reflected on such balance sheet to be below the stated principal amount of such Indebtedness) and (b) the greater of (i) the amount at which the VEBA Notes are carried on the books of the Company on such date calculated in conformity with GAAP; and (ii) the face amount of the outstanding VEBA Notes on such date multiplied by a percentage (expressed as a decimal) of which the numerator is the amount at which the VEBA Notes were carried on the books of the Company at March 31, 2011, and the denominator is the outstanding face amount of the VEBA Notes at March 31, 2011; provided that the term “Consolidated Total Debt” shall not include any Indebtedness of the ABS Subsidiaries or in respect of the Gold Key Lease Program.

“Consolidated Working Capital” means, as of any date, the excess of (a) Consolidated Current Assets of the Company and the Subsidiaries as of such date over (b) Consolidated Current Liabilities of the Company and the Subsidiaries as of such date.

“Consolidated Working Capital Adjustment” means, for any Fiscal Year, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such Fiscal Year exceeds (or is less than) Consolidated Working Capital as of the end of such Fiscal Year. In calculating the Consolidated Working Capital Adjustment for any Fiscal Year, there shall be excluded the effect of any Material Acquisition made during such Fiscal Year; provided that there shall be included with respect to any Material Acquisition made during such Fiscal Year an amount (which may be a negative number) by which the Consolidated Working Capital attributable to the Person or Persons acquired in such Material Acquisition as of the time of such Material Acquisition exceeds (or is less than) Consolidated Working Capital attributable to such Person or Persons as of the end of such Fiscal Year.

“Continuing Directors” means the members of the board of directors of the Company on the Closing Date, after giving effect to the transactions contemplated hereby, and each other director of the Company that shall have been (a) appointed pursuant to the provisions of the LLC Operating Agreement as in effect on the date hereof (or a shareholders agreement giving effect to such provisions of the LLC Operating Agreement in the event of a Corporate Reorganization), (b) nominated for election or elected by a majority of the then-Continuing Directors or by a Permitted Holder or (c) appointed by any shareholder pursuant to any shareholders agreement to which the Company is a party.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies, or the dismissal or appointment of the management, of such Person, whether through the ownership of Securities, by contract or otherwise. Without limiting the foregoing, a Person shall be deemed to have Control (a) of any general partnership or limited partnership of which such Person is a general partner, (b) of any limited liability company of which such Person is a managing member or manager or substantial equivalent thereto and (c) of any trust of which such Person is the trustee; provided that such general partner, managing member, manager (or substantial equivalent thereto) or trustee has the right to exercise managerial power with respect to such Person, and not simply veto or voting rights only as to major decisions. The words “Controlling”, “Controlled by” and “under common Control with” shall have correlative meanings.

“Control Agreement” means, with respect to any Deposit Account or securities account maintained by any Credit Party, a control agreement in form and substance reasonably satisfactory to the Collateral Agent, duly executed and delivered by such Credit Party and the depositary bank or the securities intermediary, as the case may be, with which such account is maintained.

“Controlled Affiliate” as defined in Section 4.20.

“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit H.

“Conversion Vehicle Wholesale Financing Program” means any program whereby a financing company (including Ally or any of its affiliates) provides Wholesale Financing to any Upfitter (i) for the sole purpose of financing the purchase by such Upfitter of vehicles from the Company or one of its Subsidiaries, (ii) pursuant to which such Upfitter stores, upfits and otherwise modifies such vehicles, (iii) that is secured by such vehicles, (iv) pursuant to which the Company or any of its Affiliates is obligated to repurchase such vehicles from such Upfitter, and (v) that is repaid with the proceeds of such sale.

“Corporate Reorganization” means any transaction or series of transactions, including through a merger or other creation of a holding company, for the purpose of converting the Company from a limited liability company into a corporation.

“Covered Indebtedness” means, at any time, the Outstanding Amount of (a) all Credit Extensions under this Agreement, (b) any Permitted Additional First Lien Debt, (c) any Permitted First Lien Non-Loan Exposure and (d) any DOE Pari Passu Amount.

“Credit Date” means the date of any Credit Extension.

“Credit Document” means any of this Agreement, the Incremental Assumption Agreements, the Extension Agreements, the Borrower Joinder Agreements, the Borrower Termination Agreements, the Collateral Documents and, except for purposes of Section 9.5, the Notes, if any, any documents or certificates executed by any Borrower in favor of any Issuing Bank relating to Letters of Credit, the Collateral Questionnaire and all other documents, certificates, instruments or agreements executed and delivered by or on behalf of any Borrower or other Credit Party for the benefit of any Agent, any Issuing Bank or any Lender in connection herewith on or after the date hereof.

“Credit Extension” means the making of a Loan or the issuance, amendment (if increasing the face amount thereof), renewal or extension of a Letter of Credit.

“Credit Parties” means the Company and each Subsidiary Guarantor; provided that, a Transparent Subsidiary that is party to a Collateral Document shall be considered a Credit Party for purposes of the following provisions: (i) the definitions of Collateral, Material Unsecured Indebtedness and Non-Recourse Debt, and (ii) Sections 3, 4, 5, 6.12, 7 and 8; provided further, that for the avoidance of doubt such Transparent Subsidiary shall not be a Credit Party for purposes of the definitions of Excluded Disposition, Excluded Subsidiaries or Permitted Indebtedness.

“De Minimis Subsidiary” means any Subsidiary of the Company that is not a Subsidiary Guarantor that has Consolidated Total Assets with a Net Book Value of less than US$50,000,000.

“Default” means any of the events specified in Section 7.1, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender” means, subject to Section 2.21(b), any Revolving Lender, that (a) has failed (i) to fund all or any portion of its Revolving Loans within two Business Days of the date such Revolving Loans were required to be funded hereunder unless such Revolving Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Revolving Lender’s determination that one or more conditions precedent to funding has not been satisfied (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing), or (ii) to pay to the Administrative Agent, any Issuing Bank or any other Revolving Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due, (b) has notified the Company, the Administrative Agent or any Issuing Bank in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Revolving Lenders’ obligation to fund a Revolving Loan hereunder and states that such position is based on such Revolving Lender’s determination that a condition precedent to funding cannot be satisfied (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement)), (c) that has failed, within three Business Days after written request by the Administrative Agent, to confirm in writing to the Administrative Agent that it will comply with its prospective funding obligations hereunder, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under the Bankruptcy Code or any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Revolving Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in such Revolving Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Revolving Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Revolving Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Revolving Lender. Any determination by the Administrative Agent that a Revolving Lender is a Defaulting Lender under clause (a), (b), (c) or (d) above shall be conclusive and binding absent manifest error, and such Revolving Lender shall be deemed to be a Defaulting Lender (subject to Section 2.21(b)) upon delivery of written notice of such determination to the Company, each Issuing Bank and each Revolving Lender.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Designated Cash Management Obligations” obligations of the Company or any Subsidiary in respect of banking, cash management (including, without limitation, automated clearinghouse transactions), custody and other similar services and company paid credit cards that permit employees to make purchases on behalf of the Company or such Subsidiary, in each case owed to any bank, financial institution, investment bank or other entity that is a Lender or an Affiliate of a Lender or is, or was on the Closing Date, an Agent, an Arranger or any Affiliate of any of the foregoing that have been designated by the Company as Permitted First-Lien Non-Loan Exposure under the Guarantee and Collateral Agreement and have not ceased to constitute Permitted First-Lien Non-Loan Exposure under the provisions of the Guarantee and Collateral Agreement.

“Designated SPEs” means Auburn Hills Mezzanine LLC and Auburn Hills Owner LLC.

“Designated Swap Obligations” means all obligations of every nature of the Company or any Subsidiary under each Swap Agreement that (a) is with a counterparty that is, or was on the Closing Date, an Agent, an Arranger or any Affiliate of any of the foregoing, whether or not such counterparty shall have been an Agent, an Arranger or any Affiliate of any of the foregoing at the time such Swap Agreement was entered into, (b) is in effect on the Closing Date with a counterparty that is a Lender or an Affiliate of a Lender as of the Closing Date or (c) is entered into after the Closing Date with a counterparty that is a Lender or an Affiliate of a Lender at the time such Swap Agreement is entered into, whether for interest (including interest that, but for the filing of a petition in bankruptcy with respect to the Company or such Subsidiary, as the case may be, would have accrued on any such obligation, whether or not a claim is allowed against the Company or such Subsidiary for such interest in the related bankruptcy proceeding), payments for early termination of such Swap Agreement, fees, expenses, indemnification or otherwise that have been designated by the Company as Permitted First-Lien Non-Loan Exposure under the Guarantee and Collateral Agreement and have not ceased to constitute Permitted First-Lien Non-Loan Exposure under the provisions of the Guarantee and Collateral Agreement.

“Disclosure Letter” means the Disclosure Letter dated the Closing Date, duly executed and delivered by the Company to the Administrative Agent and the Lenders at the time this Agreement is executed and delivered.

“Disinterested Directors” means, with respect to any transaction, the disinterested members (within the meaning of Section 144 of the Delaware General Corporation Law with respect to a matter in which any member of the Fiat Group has any interest) of the board of directors of the Company or any duly constituted committee of the board of directors of the Company comprised only of such disinterested directors.

“Disposition” means, with respect to any property, any sale, transfer or other disposition thereof (and shall include the issuance of Equity Interests) (other than the incurrence or grant of any Lien or the occurrence of any Recovery Event); and the terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest in such Person that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the occurrence of any condition or event, (a) matures or is mandatorily redeemable (other than solely for Equity Interests in such Person that are not otherwise Disqualified Equity Interests and Cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and Cash in lieu of fractional shares of such Equity Interests), in whole or in part, or is required to be repurchased by the Company or any Subsidiary, in whole or in part, at the option of the holder thereof or (c) is or becomes convertible into or exchangeable, either mandatorily or at the option of the holder thereof, for Indebtedness or any other Equity Interests (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and Cash in lieu of fractional shares of such Equity Interests), in each case, prior to the date that is 91 days after the latest Maturity Date at the time of the issuance thereof, except, in the case of clauses (a) and (b), as a result of a “change of control” or “asset sale”, so long as any rights of the holders thereof upon the occurrence of such a change of control or asset sale event are subject to the prior payment in full of all Obligations, the cancelation or expiration of all Letters of Credit and the termination of the Commitments.

“Disqualified Lender” means any Person set forth on Schedule 1.1B.

“Documentation Agents” means MSSF, GSLP and ML, each in its capacity as a documentation agent for the credit facilities established under this Agreement.

“DOE” means the United States Department of Energy.

“DOE Assets” means ATVM Assets (a) that are purchased (or, in the case of Intellectual Property, developed) after the effectiveness of any Permitted DOE Facility with the proceeds of borrowings under such Permitted DOE Facility (or with funds of the Company that are reimbursed with borrowings under such Permitted DOE Facility), or in respect of which costs have been incurred or payments have been made by the Company or any of its Subsidiaries after June 9, 2009, and prior to the effectiveness of any Permitted DOE Facility, (b) that form part of projects of the Company and the Subsidiaries that have been approved by the DOE for financing under the ATVM Program, (c) that will, at all times after the effectiveness of any Permitted DOE Facility, be specifically identifiable (by type of asset and by purchase order number, serial number or other information) by reference to records maintained by the Company and (d) in the case of ATVM Assets acquired (or, in the case of Intellectual Property, developed) prior to the effectiveness of any Permitted DOE Facility, that have an aggregate value (based, in the case of assets other than Intellectual Property, on the Eligible Value of such assets on the date hereof, and in the case of Intellectual Property, on the book value of such assets on the date hereof) not greater than US$1,500,000,000.

“DOE Pari Passu Amount” means, at any time, 50% of the principal amounts advanced under any Permitted DOE Facility minus the sum of (a) any principal amount repaid or discharged under such Permitted DOE Facility through the exercise of remedies in respect of Collateral not constituting DOE Assets and (b) 50% of the aggregate principal amount otherwise repaid, prepaid or discharged under such Permitted DOE Facility; provided that the DOE Pari Passu Amount shall not at any time exceed US$1,750,000,000.

“DOE Second Lien Amount” means, at any time, the aggregate principal amount advanced and outstanding under any Permitted DOE Facility, provided that the DOE Second Lien Amount shall not at any time exceed US$3,500,000,000.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.

“EBITDA” means, for any period, the Net Income of the Company and the Subsidiaries determined on a consolidated basis under GAAP for such period (1) increased (without duplication and to the extent deducted in determining Net Income for such period) by: (a) income tax expense of the Company and the Subsidiaries for such period; plus (b) net interest expense of the Company and the Subsidiaries for such period, excluding interest expense related to finance activities associated with a vehicle lease portfolio known as the Gold Key Lease Program; plus (c) depreciation and amortization expense for plant, property and equipment and amortization of intangibles and equipment on lease of the Company and the Subsidiaries for such period, excluding depreciation and amortization expense for vehicles held for lease; plus (d) pension, OPEB and other employee benefit costs (in each case other than current service costs) of the Company and the Subsidiaries; plus (e) nonrecurring restructuring expenses of the Company and the Subsidiaries; plus (f) other financial expense of the Company and the Subsidiaries, determined in accordance with the Company’s past practices; plus (g) other unusual and infrequent costs, charges and expenses of the Company and the Subsidiaries consistent in nature and scope with the Company’s past practice or customary practice in the Company’s industry; and (2) decreased (without duplication and to the extent included in determining Net Income for such period) by: (a) income tax benefits of the Company and the Subsidiaries; plus (b) any non-cash gains (net of non-cash losses to the extent not otherwise added back pursuant to clause (1) above) increasing Net Income of the Company and the Subsidiaries for such period, excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period; plus (c) restructuring income or gains of the Company and the Subsidiaries for such period; plus (d) gains from asset dispositions outside the ordinary course of business and other unusual and infrequent income or gains of the Company and the Subsidiaries consistent in nature and scope with the Company’s past practice or customary practice in the Company’s industry; in each case under clauses (1) and (2) above determined on a consolidated basis under GAAP. For purposes of this Agreement, EBITDA for any period shall be adjusted on a pro forma basis to include any Material Acquisition and any Material Disposition consummated by the Company or any Subsidiary during such period in accordance with Section 1.2(c).

“EDC Credit Agreement” means the Amended and Restated Loan Agreement dated as of June 10, 2009, among Chrysler Canada, the other loan parties party thereto and Export Development Canada, as amended, restated, supplemented or otherwise modified from time to time.

“EISA” means Energy Independence and Security Act of 2007 (Public Law 110-140; 42 U.S.C. 17013).

“Eligible Assignee” means (a) any Lender, any Affiliate of any Lender and any Related Fund (any two or more Related Funds of any Lender being treated as a single Eligible Assignee for all purposes hereof) and (b) any commercial bank, insurance company, investment or mutual fund or other Person that is an “accredited investor” (as defined in Regulation D under the Securities Act) and that extends credit or buys commercial loans in the ordinary course of business; provided that no natural person, Disqualified Lender, Credit Party or Affiliate of any Credit Party shall be an Eligible Assignee.

“Eligible Collateral” as defined in Schedule 1.1A.

“Eligible P&E” as defined in Schedule 1.1A.

“Eligible Real Estate” as defined in Schedule 1.1A.

“Eligible Value” as defined in Schedule 1.1A.

“Embargoed Person” as defined in Section 4.21(a)(ii).

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise) by any Governmental Authority or by or on behalf of any other Person, arising (a) pursuant to or in connection with any actual or alleged violation of any Environmental Law, (b) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity or (c) in connection with any actual or alleged damage, injury, threat or harm to the health and safety of any Person or to natural resources or the environment.

“Environmental Laws” means any and all foreign, Federal, state, provincial, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health as it relates to any Materials of Environmental Concern, the environment or natural resources, as now or may at any time hereafter be in effect.

“Environmental Permits” means any and all permits, licenses, approvals, registrations, notifications, exemptions and other authorizations required under any Environmental Law.

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Eurodollar Rate Borrowing” means a Borrowing comprised of Loans that are Eurodollar Rate Loans.

“Eurodollar Rate Loan” means a Loan bearing interest at a rate determined by reference to the Adjusted Eurodollar Rate.

“Event of Default” means any event or condition set forth in Section 7.1.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Dispositions” means, collectively:

(a) Dispositions of inventory or receivables (including interests in lease receivables) in the ordinary course of business;

(b) Dispositions of obsolete, worn out or surplus property, including leases with respect to facilities that are temporarily not in use or pending their disposition;

(c) Dispositions of equipment and tooling between or among the Group Members in the ordinary course of business;

(d) Dispositions of accounts receivable more than 90 days past due in connection with the compromise, settlement or collection thereof on market terms;

(e) Dispositions of any Equity Interests of any JV Subsidiary in accordance with the applicable joint venture agreement relating thereto;

(f) any Disposition of (i) any Subsidiary’s Equity Interests to the Company or any Subsidiary Guarantor, or (ii) any Excluded Subsidiary’s (other than any Excluded Subsidiary, the stock of which is pledged as Collateral) stock or assets to the Company, any Subsidiary Guarantor or any other Excluded Subsidiary;

(g) to the extent allowable under Section 1031 of the Code, any Disposition of assets in exchange for other like property for use in a business of the Company and its Subsidiaries;

(h) any Disposition of cash, Cash Equivalents or Marketable Securities in a manner that is not prohibited by the terms of this Agreement or the other Credit Documents;

(i) any Disposition by the Company or any of its Subsidiaries of any dealership property or Equity Interests in a dealership Subsidiary to the operating management of a dealership or any Disposition of property in connection with any dealer optimization plan, in each case in the ordinary course of business;

(j) any Disposition of assets between or among the Credit Parties, any Disposition of assets from any Transparent Subsidiary or Excluded Subsidiary to a Credit Party, any Disposition of assets between or among Transparent Subsidiaries and any Disposition of assets between or among Excluded Subsidiaries;

(k) any Disposition under the Auto Finance Operating Agreement, the Gold Key Lease Program, the Gelco Lease Program or the Conversion Vehicle Wholesale Financing Program;

(1) the licensing and sublicensing of Intellectual Property or other general intangibles to third persons in the ordinary course of business;

(m) any Disposition of Intellectual Property by a Group Member that such Group Member, in its good faith judgment, has determined is no longer used in or necessary for the conduct of its business;

(n) any Disposition that is provided for in the Specified Documents as in effect on the date hereof;

(o) licensing of trade names for use in other industries;

(p) any Disposition necessary to effect a Corporate Reorganization;

(q) any exchange of assets for assets related to a Similar Business of comparable or greater value or usefulness to the business of the Company and its Subsidiaries as a whole, as determined in good faith by the Company, which, in the case of an exchange of assets with a fair value in excess of US$500,000,000, shall be determined in good faith by the board of directors of the Company; and

(r) any Disposition of stock or assets listed on Schedule 1.1C.

“Excluded Subsidiary” means (a) any JV Subsidiary, (b) any 956 Subsidiary, (c) any De Minimis Subsidiary, (d) any ABS Subsidiary, (e) any MID or (f) Designated SPEs. For the avoidance of doubt, (i) each of Chrysler de Venezuela LLC, Chrysler Group Global Electric Motorcars LLC and Chrysler Group NEV Service LLC shall be an Excluded Subsidiary (provided, that if Chrysler de Venezuela LLC is still a Domestic Subsidiary on the first anniversary of the Closing Date, such Subsidiary shall cease to be an Excluded Subsidiary on such date and the Company shall cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary within 30 days following such date) and (ii) no Credit Party shall be an Excluded Subsidiary.

“Excluded Tax” means any of (a) any branch profits Taxes imposed by the United States of America (or similar Taxes imposed by a Non-US Jurisdiction), or (b) Taxes imposed as a result of a present or former connection between the Lender and the jurisdiction imposing such Taxes (other than a connection arising solely from such Lender having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, this Agreement).

“Executive Order” as defined in Section 4.21(a)(i).

“Extending Lenders” as defined in Section 2.25(a).

“Extension Agreement” means an Extension Agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the Company, the Administrative Agent and one or more Extending Lenders, effecting one or more Extension Permitted Amendments and such other amendments hereto and to the other Credit Documents as are contemplated by Section 2.25.

“Extension Offer” as defined in Section 2.25(a).

“Extension Permitted Amendment” means an amendment to this Agreement and the other Credit Documents, effected in connection with an Extension Offer pursuant to Section 2.25, providing for an extension of the Maturity Date applicable to the Loans and/or Commitments of the Extending Lenders and, in connection therewith, (a) an increase or decrease in the Applicable Rate with respect to the Loans and/or Commitments of the Extending Lenders and/or (b) an increase or decrease in the fees payable to, or the inclusion of new fees to be payable to, the Extending Lenders.

“Extension Request Class” as defined in Section 2.25(a).

“FATCA” means Sections 1471 through 1474 of the Code as in effect on the date of this Agreement and any regulations promulgated thereunder and any interpretive guidance thereof issued by the relevant Governmental Authority, whether issued before or after the date of this Agreement.

“Federal Funds Effective Rate” means, for any day, the rate per annum (expressed as a decimal rounded upwards, if necessary, to the next 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the immediately preceding Business Day as so published on the immediately succeeding Business Day, and (b) if no such rate is so published on such immediately succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to the Administrative Agent on such day on such transactions as shall be reasonably determined by the Administrative Agent.

“Fiat Group” means Fiat S.p.A. and any of its Affiliates (other than the Company or any of its Subsidiaries).

“Financial Officer Certification” means, with respect to any consolidated financial statements of any Person, a certificate of the chief financial officer of such Person stating that such financial statements fairly present, in all material respects, the consolidated financial position of such Person and its Subsidiaries as of the dates indicated and the consolidated results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a consistent basis (except as otherwise disclosed in such financial statements), subject to changes resulting from audit and normal year-end adjustments.

“Financing Transactions” means the execution, delivery and performance by each Borrower and each other Credit Party of the Credit Documents to which it is to be a party, the creation of the Liens provided for in the Collateral Documents and, in the case of the Borrowers, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“First Amendment” as defined in the preamble hereto.

“First Amendment Effective Date” means the effective date of the First Amendment, which date is June 21, 2013.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of the Company and the Subsidiaries ending on December 31 of each calendar year.

“Foreign Assets Control Regulations” as defined in Section 4.21(a).

“Foreign Benefit Arrangement” means any employee benefit arrangement mandated by non-US law.

“Foreign Plan” means each employee benefit plan (within the meaning of section 3(3) of ERISA, whether or not subject to ERISA) maintained or contributed to by the Company or any Commonly Controlled Entity that is not subject to United States law.

“Foreign Plan Event” means, with respect to any Foreign Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the required contributions or payments, under any applicable law, on or before the due date for such contributions or payments, (c) the receipt of a notice by a Governmental Authority relating to the intention to institute proceedings to terminate any Foreign Plan or to appoint a trustee or similar official to administer any such Foreign Plan, or alleging the insolvency of any such Foreign Plan, or the occurrence of any event or condition that might constitute grounds under applicable law for the termination of, or the appointment of a trustee to administer, any Foreign Plan, (d) the incurrence of any liability in excess of US$100,000,000 by the Company or any Subsidiary under applicable law on account of the complete or partial termination of such Foreign Plan or the complete or partial withdrawal of any participating employer therein, (e) the occurrence of any act, omission or transaction that would reasonably be expected to result in the incurrence of any liability by the Company or any Subsidiary, or the imposition on the Company or any Subsidiary of any fine, excise tax or penalty resulting from any noncompliance with any applicable law, in each case in excess of US$100,000,000, (f) the assertion of a claim (other than routine claims for benefits) against any Foreign Plan, or the assets thereof, or against the Company or any Subsidiary in connection with any Foreign Plan, or (g) any other event or condition with respect to a Foreign Plan that could result in material liability of the Company or a Subsidiary.

“Foreign Pledge Agreement” means a pledge or charge agreement granting a Lien on Equity Interests in a Foreign Subsidiary to secure the Obligations, governed by the law of the jurisdiction of organization of such Foreign Subsidiary and in form and substance reasonably satisfactory to the Collateral Agent.

“Foreign Pledgee” as defined in Schedule 1.1A.

“Foreign Pledgee Financial Statements” as defined in Schedule 1.1A.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to any Issuing Bank, such Defaulting Lender’s applicable Pro Rata Share of the Letter of Credit Usage attributable to Letters of Credit issued by such Issuing Bank, other than any portion of such Defaulting Lender’s applicable Pro Rata Share of such Letter of Credit Usage that has been reallocated to other Revolving Lenders or cash collateralized in accordance with the terms hereof.

“Funding Notice” means a notice substantially in the form of Exhibit I.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Gelco Lease Program” means (i) a Sale/Leaseback Transaction pursuant to which the Company and its Subsidiaries manufacture and sell vehicles to Gelco Corporation (doing business as GE Fleet Services (“GE Fleet”)), which vehicles are then leased to the Company pursuant to the terms of a lease for use by the Company in its company car program in the ordinary course of business, as more fully described in and pursuant to the terms of Master Lease Agreements dated October 31, 2001, and November 30, 2007, by and between GE Fleet and Chrysler LLC, together with all related schedules thereto and servicing and agency agreements or (ii) any similar program with Ally or another lender.

“GMAC Specified Documents” means, collectively, the Auto Finance Operating Agreement and the Ally Reimbursement Agreement.

“Gold Key Lease Program” means (i) the program pursuant to which Chrysler Financial Services Canada Inc. (“CFSC”) purchases, as agent and bare trustee for Chrysler Canada, vehicles manufactured or distributed by Chrysler Canada from dealerships with the proceeds of loans made to it by CFSC, and then leases such vehicles, as agent and bare trustee for Chrysler Canada, to the customers of CFSC, the lease payments (and related vehicles) of which are pledged to CFSC and the proceeds thereof are used to repay any outstanding loans owing by Chrysler Canada to CFSC, as more fully described in and pursuant to the terms of (A) that certain Amended and Restated Gold Key Administration Agreement, dated as of August 1, 2007, by and between Chrysler Canada and CFSC, and (B) that certain Amended and Restated Loan Agreement dated as of December 31, 2002, between Chrysler Canada and CFSC or (ii) any similar program with another lender, which program is approved in advance in writing by the Requisite Lenders (in their sole discretion).

“Governmental Act” means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.

“Governmental Authority” means any federal, state, municipal, national, supranational or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with the United States of America, any State thereof or the District of Columbia or a foreign entity or government.

“Governmental Authorization” means any permit, license, registration, approval, exemption, authorization, plan, directive, binding agreement, consent order or consent decree made to, or issued, promulgated or entered into by or with, any Governmental Authority.

“Grantor” as defined in the Guarantee and Collateral Agreement.

“Group Members” means the collective reference to the Company and its Subsidiaries other than (i) the JV Subsidiaries, (ii) the ABS Subsidiaries or (iii) the MIDs.

“GSLP” means Goldman Sachs Lending Partners LLC.

“Guarantee and Collateral Agreement” means the Guarantee and Collateral Agreement to be executed by the Credit Parties substantially in the form of Exhibit J, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Guarantee Obligation” means, as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Company in good faith.

“Guarantors” means the Company and each Subsidiary Guarantor.

“Hazardous Materials” means any chemical, material, waste or substance that is prohibited, limited or regulated in any manner by any Governmental Authority or that could pose a hazard to the health and safety of any Person or to the indoor or outdoor environment.

“Hazardous Materials Activity” means any past, present, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender that are presently in effect or, to the extent allowed by law, under such applicable laws that may hereafter be in effect and that allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Historical Financial Statements” means (a) the audited consolidated balance sheets as of December 31, 2008, 2009 and 2010, and the related consolidated statements of operations, members’ equity (deficit) and cash flows of the Company (or its predecessors) and its consolidated Subsidiaries for the Fiscal Year ended December 31, 2008, the period from January 1, 2009 through June 9, 2009, the period from June 10, 2009 through December 31, 2009 and the Fiscal Year ended December 31, 2010, and (b) the unaudited condensed consolidated balance sheet as of March 31, 2011 and the related condensed consolidated statements of operations, members’ equity (deficit) and cash flows of the Company and its consolidated Subsidiaries for the Fiscal Quarters ended March 31, 2011 and 2010.

“Howard County Mortgages” means the First Lien Real Estate Mortgage Security Agreement and Fixture Filing, dated as of February 11, 2010, by the Company in favor of Howard County, Indiana, and the Pari Passu Real Estate Mortgage, Security Agreement and

Fixture Filing, dated as of February 11, 2010, by the Company in favor of Howard County, Indiana.

“IFRS” means the International Financial Reporting Standards issued by the International Accounting Standards Board in effect from time to time.

“Incremental Assumption Agreement” means an Incremental Assumption Agreement, in form and substance reasonably satisfactory to the Administrative Agent and the Company, among the Company, the Administrative Agent and one or more Incremental Lenders, establishing Incremental Commitments of any Class and effecting such other amendments hereto and to the other Credit Documents as are contemplated by Section 2.24.

“Incremental Commitment” means an Incremental Revolving Commitment or an Incremental Term Loan Commitment.

“Incremental Lender” means an Incremental Revolving Lender or an Incremental Term Lender.

“Incremental Revolving Commitment” means, with respect to any Lender, the commitment, if any, of such Lender, established pursuant to an Incremental Assumption Agreement and Section 2.24, to make Revolving Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revolving Exposure under such Incremental Assumption Agreement.

“Incremental Revolving Lender” means a Lender with an Incremental Revolving Commitment.

“Incremental Term Borrowing” means, with respect to Incremental Term Loans of any Series, a Borrowing comprised of such Incremental Term Loans.

“Incremental Term Lender” means a Lender with an Incremental Term Loan Commitment or an Incremental Term Loan.

“Incremental Term Loan” means a loan made by an Incremental Term Lender to the Company pursuant to Section 2.24.

“Incremental Term Loan Commitment” means, with respect to any Lender, the commitment, if any, of such Lender, established pursuant to an Incremental Assumption Agreement and Section 2.24, to make Incremental Term Loans of any Series hereunder, expressed as an amount representing the maximum principal amount of the Incremental Term Loans of such Series to be made by such Lender, subject to any increase or reduction pursuant to the terms and conditions hereof. The initial amount of each Lender’s Incremental Term Loan Commitment of any Series, if any, is set forth in the Incremental Assumption Agreement or Assignment Agreement pursuant to which such Lender shall have established or assumed its Incremental Term Loan Commitment of such Series.

“Incremental Term Loan Exposure” means, with respect to any Lender, for any Series of Incremental Term Loans, at any time, (a) prior to the making of the Incremental Term

Loans of such Series hereunder or under any Incremental Assumption Agreement, the Incremental Term Loan Commitment of such Lender to make Incremental Term Loans of such Series at such time and (b) after the making of the Incremental Term Loans of such Series hereunder or under any Incremental Assumption Agreement, the aggregate principal amount of the Incremental Term Loans of such Series of such Lender at such time.

“Incremental Term Loan Maturity Date” means, with respect to Incremental Term Loans of any Series, the scheduled date on which such Incremental Term Loans shall become due and payable in full hereunder, as specified in the applicable Incremental Assumption Agreement.

“Indebtedness” of any Person at any date means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations and Attributable Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all redeemable preferred Equity Interests of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation and (j) for the purposes of Section 7.1(f) only, all obligations of such Person in respect of Swap Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is directly liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor. For purposes of Section 6.3 and Section 6.4, the US Dollar Equivalent amount of Indebtedness denominated in any currency other than US Dollars shall be determined as of the date such Indebtedness is incurred or any commitment for such Indebtedness is issued and the Company and its Subsidiaries shall not be deemed to exceed any limit set forth in Section 6.3 or Section 6.4 solely as a result of subsequent fluctuations in the exchange rate of currency. Indebtedness shall not include vehicle guarantee depreciation programs of any Group Member, or vehicle repurchase obligations or other risk-sharing arrangement with the Company or any of its Subsidiaries including pursuant to dealer franchise agreements or applicable law such as state dealer franchise laws.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), actions, judgments, suits, costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees, expenses and other charges of counsel for the Indemnitees in connection with any investigative, administrative or judicial proceeding or hearing commenced or threatened by any Person (including by any Credit Party or any Affiliate thereof), whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by the Indemnitees in enforcing this indemnity), whether direct, indirect, special or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (a) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Credit Extensions, the issuance, amendment, extension or renewal of any Letter of Credit by any Issuing Bank (including the failure of any Issuing Bank to honor a drawing under any Letter of Credit as a result of any Governmental Act), the structuring, arrangement or syndication of the credit facilities provided for herein by the Arrangers or the use or intended use of the proceeds thereof, any amendments, waivers or consents with respect to any provision of this Agreement or any of the other Credit Documents, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Obligations Guarantee)), (b) any commitment letter, indemnity letter or fee letter executed and delivered by any Agent, any Arranger or any Lender to the Company, or any Affiliate thereof, with respect to the transactions contemplated by this Agreement or (c) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of the Company or any Subsidiary.

“Indemnified Taxes” means (a) Taxes imposed on or with respect to any payment made by any Borrower or any Credit Party under this Agreement or the other Credit Documents and (b) Other Taxes, in each case other than Excluded Taxes.

“Indemnitee” as defined in Section 9.3(a).

“Initial Subsidiary Guarantor” means each Subsidiary listed on Schedule 1.1D that is a party to the Guarantee and Collateral Agreement as a “Guarantor” and “Grantor” thereunder.

“Insolvency” means, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of section 4245 of ERISA.

“Installment” means (a) when used in respect of the Tranche B Term Loans or Tranche B Term Borrowings, each payment of the principal amount thereof due under Section 2.11(a) (including the payment due on the Tranche B Term Loan Maturity Date) and (b) when used in respect of any Incremental Term Loans or Incremental Term Borrowings of any Series, each payment of the principal amount thereof due under Section 2.11(b) (including the payment due on the Incremental Term Loan Maturity Date with respect to the Incremental Term Loans of such Series).

“Intellectual Property” as defined in the Guarantee and Collateral Agreement.

“Intellectual Property Security Agreements” as defined in the Guarantee and Collateral Agreement.

“Intercompany Note” means a promissory note substantially in the form of Exhibit K.

“Intercreditor Agreement” means an Intercreditor Agreement dated as of the Closing Date, in substantially the form of Exhibit L, by and between the Collateral Agent and the “Collateral Agent” as defined in the Senior Second Lien Notes Indenture, the Company and the other Credit Parties.

“Interest Coverage Ratio” means, as of any date of determination, the ratio, as of the last day of the most recent Fiscal Quarter in respect of which financial statements have been delivered to the Administrative Agent in accordance with Section 5.1(a) or 5.1(b), of (a) EBITDA for the most recent period of four consecutive Fiscal Quarters then ended to (b) Consolidated Interest Expense for the most recent period of four consecutive Fiscal Quarters then ended.

“Interest Payment Date” means (a) with respect to any Loan that is a Base Rate Loan, March 31, June 30, September 30 and December 31 of each year, commencing on the first such date to occur after the Closing Date and (b) with respect to any Loan that is a Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and, in the case of any Interest Period of longer than three months’ duration, each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period.

“Interest Period” means, with respect to any Eurodollar Rate Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or, in the case of any Eurodollar Rate Borrowing of any Class, 12 months thereafter if consented to by each Lender of such Class), as selected by the Company in the applicable Funding Notice or Conversion/Continuation Notice; provided that (a) if an Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the immediately succeeding Business Day unless no succeeding Business Day occurs in such month, in which case such Interest Period shall end on the immediately preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Business Day of the last calendar month of such Interest Period and (c) notwithstanding anything to the contrary in this Agreement, no Interest Period for a Eurodollar Rate Borrowing of any Class may extend beyond the Maturity Date for Borrowings of such Class. For purposes hereof, the date of a Eurodollar Rate Borrowing shall initially be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

“Internally Generated Cash” means, with respect to any Fiscal Year, net Cash of the Company and the Subsidiaries provided by activities of the Company and the Subsidiaries during such year, excluding (a) Net Cash Proceeds of any Asset Sale or any Recovery Event, (b) proceeds of any incurrence or issuance of Indebtedness and (c) proceeds of any issuance or sale of Equity Interests in the Company or any Subsidiary or any capital contributions to the Company or any Subsidiary.

“Investment Grade Ratings Condition” means, as of date of determination, that the Company shall have been assigned a public corporate family rating of not less than Baa3 from Moody’s, with stable or better outlook, and a public corporate credit rating of not less than BBB- from S&P, with stable or better outlook, and such ratings shall be in effect on such date.

“IPO” means the initial underwritten public offering of common Equity Interests in the Company, representing at least 10% of the outstanding common Equity Interests in the Company after giving effect to such offering, pursuant to an effective registration statement filed with the SEC pursuant to the Securities Act.

“Issuance Notice” means an Issuance Notice substantially in the form of Exhibit M.

“Issuing Bank” means (a) Citibank and Bank of America, N.A. and (b) any other Revolving Lender that shall have become an Issuing Bank as provided herein, other than any such Person that shall have ceased to be an Issuing Bank as provided herein, each in its capacity as an issuer of Letters of Credit hereunder. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates or domestic or foreign branches of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate or branch with respect to Letters of Credit issued thereby.

“Judgment Currency” as defined in Section 9.24.

“JV Subsidiary” means any Subsidiary of a Group Member which is not a Wholly Owned Subsidiary and the business and management of which is jointly controlled by the holders of the Equity Interests thereof pursuant to customary joint venture arrangements.

“Key Foreign Patents” as defined in the Guarantee and Collateral Agreement.

“Key Foreign Trademarks” as defined in the Guarantee and Collateral Agreement.

“Lender” means each Person listed on the signature pages hereto as a Lender, and any other Person that shall have become a party hereto pursuant to an Assignment Agreement or an Incremental Assumption Agreement, other than any such Person that shall have ceased to be a party hereto pursuant to an Assignment Agreement.

“Letter of Credit” means a commercial or standby letter of credit issued or to be issued by any Issuing Bank pursuant to this Agreement.

“Letter of Credit Sublimit” means US$200,000,000.

“Letter of Credit Usage” means, at any time, the sum of (a) the maximum aggregate amount that is, or at any time thereafter pursuant to the terms thereof may become, available for drawing under all Letters of Credit outstanding at such time (regardless of whether any conditions for drawing could then be met) and (b) the aggregate amount of all drawings under Letters of Credit honored by the Issuing Banks and not theretofore reimbursed by or on behalf of a Borrower.

“Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Debt as of the last day of the most recent Fiscal Quarter in respect of which financial statements have been delivered to the Administrative Agent in accordance with Section 5.1(a) or 5.1(b), determined on a pro forma basis to give effect to (i) any incurrence of Indebtedness on such date of determination the incurrence of which is subject to compliance with the Leverage Ratio and (ii) any incurrence or repayment or prepayment of Indebtedness applicable to the calculation of the Leverage Ratio in a principal amount exceeding US$50,000,000 after the last day of such Fiscal Quarter and on or prior to such date of determination to (b) EBITDA for the most recent period of four consecutive Fiscal Quarters in respect of which financial statements have been delivered to the Administrative Agent in accordance with Section 5.1(a) or 5.1(b).

“Lien” means (a) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any capital lease or other lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (b) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.

“LLC Operating Agreement” means the Amended and Restated Limited Liability Company Operating Agreement of the Company, dated as of June 10, 2009, as amended August 7, 2009, January 29, 2010 and April 5, 2011, by and among the Company, the VEBA and the VEBA Holdcos (as defined in the LLC Operating Agreement), Fiat North America LLC, The United States Department of the Treasury, and Canada CH Investment Corporation (f/k/a 7169931 Canada, Inc.).

“Loan” means a Revolving Loan, a Tranche B Term Loan or an Incremental Term Loan of any Series.

“Long-Term Indebtedness” means any Indebtedness that, in conformity with GAAP, constitutes (or, when incurred, constituted) a long-term liability.

“Majority in Interest”, when used in reference to Lenders of any Class, means, at any time, (a) in the case of the Revolving Lenders, Lenders having Revolving Exposures and unused Revolving Commitments representing more than 50% of the sum of the Revolving Exposures and unused Revolving Commitments of all the Revolving Lenders at such time and (b) in the case of the Term Lenders of any Class, Lenders having Tranche B Term Loan Exposure or Incremental Term Loan Exposure of any Series, as the case may be, representing more than 50% of the Tranche B Term Loan Exposure or Incremental Term Loan Exposure of such Series, as the case may be, of all the Term Lenders of such Class at such time. For purposes of this definition, the amount of Revolving Exposure, unused Revolving Commitment, Tranche B Term Loan Exposure and Incremental Term Loan Exposure of any Series shall be determined by excluding the Revolving Exposure, unused Revolving Commitment, Tranche B Term Loan Exposure and Incremental Term Loan Exposure of such Series of any Defaulting Lender.

“Make-Whole Premium” means, with respect to any principal amount of Tranche B Term Borrowings prepaid, repriced or refinanced on any date, an amount equal to (a) the sum of the present value as of such date of (i) such principal amount of Tranche B Term Borrowings plus 2.0% of such principal amount of such Tranche B Term Borrowings plus (ii) all interest that would have accrued on such principal amount of Tranche B Term Borrowings from such date through the first anniversary of the Closing Date, in each case computed using a discount rate equal to the Treasury Rate (determined as of the Business Day prior to such date) plus 0.50%, and discounted in accordance with accepted financial practice, minus (b) such principal amount of such Tranche B Term Borrowings. For purposes of clause (a)(ii) of this definition, the amount of interest that would have accrued shall be calculated using the interest rate for such principal amount of such Tranche B Term Borrowings in effect as of the date of such prepayment, repricing or refinancing.

“Margin Stock” as defined in Regulation U of the Board of Governors.

“Marketable Securities” means, with respect to any Person, investments by such Person in fixed income debt securities that have a determinable fair value, are liquid and readily convertible into cash and have been assigned a public credit rating from Moody’s of Baa3 or better with stable outlook and from S&P of BBB- or better with stable outlook.

“Master Industrial Agreement” as defined in the Master Transaction Agreement.

“Master Transaction Agreement” means that certain Master Transaction Agreement, dated as of April 30, 2009, among Fiat S.p.A., the Company, Chrysler LLC and the other sellers party thereto.

“Material Acquisition” means any acquisition, or a series of related acquisitions, whether by purchase, merger or otherwise, of Equity Interests in, or all or substantially all of the assets of, or all or substantially all of the assets constituting a business unit, division, product line or line of business of, any Person, if the Acquisition Consideration therefor exceeds US$500,000,000 in the aggregate and for which separate financial statements in respect of such Person or assets exist for the relevant period.

“Material Adverse Effect” means a material adverse effect on (a) the business, results of operations, assets or financial condition of the Company and its Subsidiaries taken as a whole, (b) the ability of any Borrower or other Credit Party to fully and timely perform any of its material obligations under the Credit Documents, (c) the legality, validity or enforceability against any Borrower or other Credit Party of this Agreement, any other Credit Document (other than a Collateral Document) or, with respect to any material Collateral, any Collateral Document to which it is a party or (d) the rights, remedies and benefits available to, or conferred upon, any

Agent, any Lender or any Secured Party under this Agreement, any other Credit Document (other than a Collateral Document) or, with respect to any material Collateral, any Collateral Document.

“Material Disposition” means any sale, transfer or other disposition, or a series of related sales, transfers or other dispositions, of (a) all or substantially all the issued and outstanding Equity Interests in any Person that are owned by the Company or any Subsidiary or (b) assets comprising all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) any Person; provided that the total consideration therefor (determined on the basis consistent with the term “Acquisition Consideration”) paid by the transferee exceeds US$500,000,000.

“Material Environmental Amount” means US$50,000,000.

“Material Indebtedness” means Indebtedness (other than the Indebtedness under the Credit Documents), or obligations in respect of one or more Swap Agreements, of any Group Member in an aggregate principal amount of US$250,000,000 or more. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of any Group Member in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or any Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Junior Indebtedness” means (a) any secured Indebtedness of any Credit Party (other than Indebtedness to the extent secured (i) by a Lien on any assets which do not secure the Obligations or (ii) by a Lien pari passu with or senior to the Lien on the assets securing the Obligations) having an aggregate Outstanding Amount in excess of US$150,000,000 and (b) any Material Unsecured Indebtedness.

“Materials of Environmental Concern” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactive substances, and any other materials or substances of any kind, whether or not any such material or substance is defined as hazardous or toxic under any Environmental Law, that is regulated pursuant to, or would reasonably be expected to give rise to liability under, any Environmental Law.

“Material Real Estate Asset’’ means (a) each Mortgaged Property and (b) each Real Estate Asset owned in fee by a Credit Party that, together with the improvements thereon, has a Net Book Value of US$5,000,000 or more.

“Material Unsecured Indebtedness” means any unsecured Indebtedness of any Credit Party having an aggregate Outstanding Amount in excess of US$150,000,000.

“Maturity Date” means the Revolving Maturity Date, the Tranche B Term Loan Maturity Date or the Incremental Term Loan Maturity Date with respect to the Incremental Term Loans of any Series, as the context requires.

“MID” means any Subsidiary of the Company whose sole business is operating an automobile dealership and which is commonly referred to as a marketing investment dealership. Each MID in existence on the Closing Date is set forth on Schedule 1.1E.

“ML” means Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“Moody’s” means Moody’s Investor Service, Inc., or any successor to its ratings agency business.

“Mortgage” means each of the mortgages and deeds of trust made by the Company or any Subsidiary Guarantor in favor of, or for the benefit of, the Collateral Agent, substantially in the form of Exhibit N (with such changes thereto as shall be advisable under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded).

“Mortgaged Property” means each property listed on Schedule 1.1F, and each real property of the Company or a Subsidiary Guarantor that may be required to be subjected to a Mortgage pursuant to Section 5.7(h).

“MSSF” means Morgan Stanley Senior Funding, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in section 4001(a)(3) of ERISA.

“NAIC” means The National Association of Insurance Commissioners.

“Net Book Value” means, with respect to any asset of any Person (a) except in the case of accounts receivable, the gross book value of such asset on the balance sheet of such Person, minus depreciation or amortization in respect of such asset on such balance sheet, and (b) in the case of accounts receivable, the gross book value thereof minus any specific reserves attributable thereto, each determined in accordance with GAAP.

“Net Cash Proceeds” means (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of Cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of (i) attorneys’ fees, accountants’ fees, investment banking fees, consultants’ fees, finders’ fees, brokers’ fees, advisory fees and other customary fees and expenses actually incurred in connection therewith, (ii) amounts required to be applied to the repayment of Indebtedness secured by a Lien permitted hereunder on any asset which is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Credit Document, a Senior Second Lien Notes Document, any Additional Senior Second Lien Notes Document, any Chrysler Canada Notes Document or any documentation securing any Permitted Additional First Lien Debt or Permitted DOE Facility), (iii) taxes paid or reasonably estimated to be payable as a result thereof, and (iv) in the case of an Asset Sale, a reasonable reserve required to be taken in the applicable sale agreement for any payments (fixed or contingent) attributable to the seller’s indemnities and representations and warranties to the purchaser or seller’s retained liabilities in respect of such Asset Sale undertaken in connection with such Asset Sale including pension and other post-employment benefit liabilities and liabilities related to environmental matters and liabilities under indemnification obligations associated with such Asset Sale (provided that upon release of any such reserve to the Company or any of its Subsidiaries, such amounts shall constitute Net Cash Proceeds and shall be applied in accordance with Section 2.13(a) or (b), as applicable), and (b) in connection with any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, consultants’ fees, finders’ fees, brokers’ fees, advisory fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“Net Income” means, for any period, the net income (or loss) of the Company and its Subsidiaries calculated on a consolidated basis for such period determined in accordance with GAAP and before any reduction in respect of any Equity Interests with preferential rights of payment of dividends or upon liquidation, dissolution or winding up; provided that there shall be excluded (a) the cumulative effect of a change in accounting principles during such period and (b) the net income (or loss) for such period of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting; provided, however that Net Income shall be increased by the amount of dividends or distributions or other payments that are actually paid in Cash or Cash Equivalents by such Person to the Company or a Subsidiary in respect of such period.

“Non-Defaulting Lender” means, at any time, each Revolving Lender that is not a Defaulting Lender at such time.

“Non-Public Information” means information that has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD.

“Non-Recourse Debt” means Indebtedness of an Excluded Subsidiary (a) as to which no Credit Party provides any Guarantee Obligation or credit support of any kind or is directly or indirectly liable (as a guarantor or otherwise) and (b) which does not provide any recourse against any of the assets or Equity Interests of any Credit Party, except in each case to the extent permitted by clause (n) of the definition of “Permitted Indebtedness”. Notwithstanding the foregoing, the obligation to make capital contributions pursuant to the governing documents of any JV Subsidiary shall not invalidate the status of the Indebtedness of such JV Subsidiary classified as Non-Recourse Debt pursuant to the terms of this definition.

“Non-US Lender” as defined in Section 2.19(c)(i).

“Non-US Jurisdiction” means any jurisdiction besides (i) the United States of America and (ii) any political subdivision in or of the United States of America.

“Note” means a promissory note issued to any Lender pursuant to Section 2.6(c).

“Obligations” means (a) all obligations of every nature of each Borrower and each other Credit Party under this Agreement and the other Credit Documents, whether for principal, interest (including interest that, but for the filing of a petition in bankruptcy with respect to such Borrower or other Credit Party, would have accrued on any such obligation, whether or not a claim is allowed against such Borrower or other Credit Party for such interest in the related bankruptcy proceeding), reimbursement of amounts drawn under Letters of Credit, fees, expenses, indemnification or otherwise and (b) all Permitted First Lien Non-Loan Exposure.

“Obligations Guarantee” means the guarantee of the Obligations created under Article II of the Guarantee and Collateral Agreement.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“OPEB” means other post-employment benefits.

“Organizational Documents” means (a) with respect to any corporation or company, its certificate or articles of incorporation, organization or association, as amended, and its bylaws, as amended, (b) with respect to any limited partnership, its certificate or declaration of limited partnership, as amended, and its partnership agreement, as amended, (c) with respect to any general partnership, its partnership agreement, as amended, and (d) with respect to any limited liability company, its certificate of formation or articles of organization, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Original Credit Agreement” as defined in the preamble hereto.

“Other Taxes” means any present or future stamp, court, documentary, intangible, recording, filing or similar excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or the other Credit Documents.

“Outstanding Amount” means, as of any date of determination (a) with respect to Indebtedness, the aggregate outstanding principal amount thereof, (b) with respect to banker’s acceptances, letters of credit or letters of guarantee, the aggregate undrawn, unexpired face amount thereof, plus the aggregate unreimbursed drawn amount thereof, (c) with respect to hedging obligations, the aggregate amount recorded by the Company or any Subsidiary as its net termination liability thereunder calculated in accordance with the Company’s customary accounting procedures, (d) with respect to cash management obligations or guarantees, the aggregate maximum amount thereof (i) that the relevant cash management provider is entitled to assert as such as agreed from time to time by the Company or any Subsidiary and such provider or (ii) the principal amount of the Indebtedness being guaranteed or, if less, the maximum amount of such guarantee set forth in the relevant guarantee and (e) with respect to any other obligations, the aggregate outstanding amount thereof.

“Participant Register” as defined in Section 9.6(g)(i).

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Additional First Lien Debt” means Indebtedness of a Credit Party that (a) has been designated by the Company to the Administrative Agent as “Permitted Additional First Lien Debt” pursuant to a notice signed by a Responsible Officer certifying that such Indebtedness meets the requirements of this definition, (b) has a final maturity date not earlier than the latest Maturity Date in effect at the time of such designation, (c) has a weighted average life to maturity equal to or greater than the greatest weighted average life to maturity of any Class of Term Loans outstanding at the time of such designation, (d) after giving effect to the incurrence (assuming for this purpose that the Outstanding Amount thereof, in the case of a revolving facility or line of credit, shall be deemed to be the maximum aggregate principal or face amount of Indebtedness that can be outstanding at any one time under such facility or line, irrespective of when such amount is or may actually be incurred and, for the purpose, of this definition, all of which shall be deemed to have been incurred at the time of such designation) and application of proceeds thereof, the Borrowing Base Coverage Ratio is at least 1.10 to 1.00 and (e) is subject to a Permitted Additional First Lien Intercreditor Agreement. For the avoidance of doubt, a Permitted DOE Facility does not constitute Permitted Additional First Lien Debt.

“Permitted Additional First Lien Intercreditor Agreement” means a First Lien Intercreditor Agreement, in substantially the form of Exhibit O, by and between the Collateral Agent and any “Additional Collateral Agent” referred to therein, the Company and the other Credit Parties.

“Permitted DOE Facility” means one or more credit facilities provided to the Company by the DOE under the ATVM Program that (a) provide for term loans by the DOE to the Company in an aggregate principal amount for all such facilities not greater than US$3,500,000,000, (b) are not guaranteed or benefitted by other credit support provided by any Subsidiary that is not a Subsidiary Guarantor and (c) are secured only by (i) Liens on DOE Assets and proceeds thereof and (ii) (1) in the event the Company determines to secure a portion of any Permitted DOE Facility by a Lien that is pari passu with the Liens securing the Obligations hereunder, Liens created under and subject to the terms of the Collateral Documents, provided that the maximum aggregate principal amount of all Permitted DOE Facilities secured by a Lien that is pari passu with the Liens securing the Obligations shall not at any time exceed the DOE Pari Passu Amount, or (2) in the event the Company determines to secure any Permitted DOE Facility by a Lien that is junior to the Liens securing the Obligations hereunder, Liens created under and subject to the Senior Second Lien Notes Documents; provided that the maximum aggregate principal amount of all Permitted DOE Facilities secured by a Lien that is junior to the Liens securing the Obligations shall not at any time exceed the DOE Second Lien Amount.

“Permitted First Lien Non-Loan Exposure” means Designated Swap Obligations and Designated Cash Management Obligations that, in each case, have been designated in writing by the Company to the Administrative Agent as “Permitted First Lien Non-Loan Exposure”; provided that (a) after giving pro forma effect to such designation and any application of the proceeds thereof the Borrowing Base Coverage Ratio is at least 1.10 to 1.00 and (b) the aggregate Outstanding Amount of Permitted First Lien Non-Loan Exposure shall not exceed US$1,250,000,000 at any time.

“Permitted Holders” means, collectively, (i) the Fiat Group, (ii) any other Persons that are members of the Company on the Closing Date and (iii) any other Person the Equity Interests in which are owned exclusively by one or more of the Permitted Holders under clause (i) or (ii) of this definition.

“Permitted Indebtedness” means:

(a) Indebtedness of any Borrower or other Credit Party pursuant to any Credit Document;

(b) Indebtedness of any Credit Party under the Senior Second Lien Notes Documents in an aggregate principal amount not to exceed US$3,200,000,000;

(c) Indebtedness of any Credit Party under the VEBA Notes and Indebtedness of Chrysler Canada or any of its Subsidiaries under the Canadian Health Care Trust Notes;

(d) Indebtedness owing to Ally under the GMAC Specified Documents;

(e) (i) Indebtedness of Chrysler Canada and any of its Subsidiaries under the Gold Key Lease Program and (ii) Indebtedness consisting of asset-backed securities issued by one or more ABS Subsidiaries solely to the extent that such Indebtedness is recourse solely to the assets of the ABS Subsidiary issuing such securities and not guaranteed by any other Group Member, provided that the aggregate Outstanding Amount of all Indebtedness under clauses (i) and (ii) does not exceed CAD$200,000,000 at any one time outstanding;

(f) Indebtedness under any Conversion Vehicle Wholesale Financing Program in an Outstanding Amount not exceeding US$150,000,000 at any one time outstanding;

(g) Indebtedness under any Gelco Lease Program;

(h) Indebtedness of the Company or any Subsidiary owing to (i) the Company or any Subsidiary Guarantor or (ii) any other Subsidiary (including, in each case, intercompany ledger balances in connection with customary cash management practices among the Company and its Subsidiaries); provided that any such Indebtedness owing by the Company or any other Credit Party to a Subsidiary that is not a Subsidiary Guarantor shall be subordinated in right of payment to the Obligations pursuant to a subordination agreement in form and substance reasonably satisfactory to the Administrative Agent;

(i) Guarantee Obligations incurred in the ordinary course of business by the Company or any of its Subsidiaries of obligations of any Credit Party to the extent otherwise in accordance with the Credit Documents;

(j) Indebtedness outstanding on the date hereof and listed on Schedule 6.4 to the Disclosure Letter and any Permitted Refinancing thereof;

(k) Indebtedness incurred by the Company or any of its Subsidiaries (i) to finance the purchase of fixed or capital assets that is incurred at the time of, or within 120 days after, the acquisition of such property, or (ii) constituting Capital Lease Obligations and Attributable Obligations, in an Outstanding Amount at any time not to exceed US$250,000,000, provided that, the Company or any of its Subsidiaries may incur additional Indebtedness described in this clause (k) at any time in an aggregate additional principal amount not to exceed US$250,000,000 so long as immediately after giving effect to the incurrence of such additional Indebtedness, the pro forma Leverage Ratio as of the date of such incurrence of the Company and its Subsidiaries is less than 4.00:1.00;

(l) unsecured Indebtedness of the Company or any of its Subsidiaries; provided, that either (i) the Net Cash Proceeds thereof are applied to prepay the Loans in accordance with Section 2.13 or (ii) (A) after giving effect to the incurrence of such Indebtedness, the Interest Coverage Ratio of the Company and its Subsidiaries for the four consecutive Fiscal Quarter period most recently ended prior to the date of such incurrence for which financial statements have been delivered pursuant to Section 5.1(a) or 5.1(b), determined on a pro forma basis in accordance with Section 1.2(c), is greater than 2.25:1.00 (and on the date of such incurrence, the Company shall deliver a certificate of a Responsible Officer to the Administrative Agent providing reasonably detailed calculations demonstrating compliance with such Interest Coverage Ratio) and (B) such Indebtedness has a weighted average life to maturity equal to or greater than the greatest weighted average life to maturity of any Class of Term Loans in effect at the time such Indebtedness is incurred, and the terms of all such unsecured Indebtedness do not provide for any scheduled repayment or mandatory redemption prior to the date that is one year after, and such Indebtedness has a final maturity date at least one year later than, the latest Maturity Date in effect at the time such Indebtedness is incurred (without giving effect to customary offers to purchase upon a change of control, asset sale or event of loss or to acceleration rights after an event of default); and provided, further, for all such Indebtedness incurred under this clause (l), that (x) in the case of Material Unsecured Indebtedness only, such Indebtedness has a weighted average life to maturity equal to or greater than the greatest weighted average life to maturity of any Class of Term Loans in effect at the time such Indebtedness is incurred, and the terms of all such unsecured Indebtedness do not provide for any scheduled repayment or mandatory redemption prior to the date that is one year after, and such Indebtedness has a final maturity date at least one year later than, the latest Maturity Date in effect at the time such Indebtedness is incurred (without giving effect to customary offers to purchase upon a change of control, asset sale or event of loss or to acceleration rights after an event of default), (y) the covenants, events of default, guarantees and other terms of such Indebtedness (other than interest rate, call features and redemption premiums), taken as a whole, are not more restrictive of the Company and its Subsidiaries than the terms of this Agreement; provided that if the Company shall deliver to the Administrative Agent at least five Business Days (or such shorter period as the Administrative Agent may reasonably agree) prior to the incurrence of such Indebtedness a certificate of a Responsible Officer of the Company stating that the Company has determined in good faith that such terms and conditions satisfy the foregoing requirements, and setting forth a description of the material terms and conditions of such Indebtedness or attaching drafts of the documentation relating thereto, the terms and conditions of such Indebtedness shall be deemed to satisfy the foregoing requirement unless the Administrative Agent or any Lender notifies the Company (with a copy to the Administrative Agent if such notice is delivered by a Lender) within such period that it disagrees with such determination (including a reasonably detailed description of the basis upon which it disagrees) and (z) on the date of incurrence, no Default or Event of Default has occurred and is continuing or would occur as a result of the incurrence of such Indebtedness;

(m) Non-Recourse Debt in an aggregate Outstanding Amount not to exceed 10% of Consolidated Total Assets of the Company and its Subsidiaries as of the date of incurrence of any such Non-Recourse Debt;

(n) (i) Indebtedness of a Foreign Subsidiary and any unsecured Guarantee Obligations of any Credit Party thereof, and Indebtedness of a JV Subsidiary and any unsecured Guarantee Obligations of any Credit Party of any Indebtedness of a JV Subsidiary or any joint venture (or a holding company parent thereof) an interest in which is owned directly or indirectly by the Company or any Subsidiary of the Company, in an Outstanding Amount not exceeding US$400,000,000 at any one time, provided that there shall be no limit on such unsecured Guarantee Obligations of any Indebtedness of a Foreign Subsidiary, JV Subsidiary or any joint venture (or a holding company parent thereof) if, after giving effect to the incurrence of such Indebtedness, the Interest Coverage Ratio of the Company and its Subsidiaries for the four consecutive Fiscal Quarter periods most recently ended prior to the date of such incurrence for which financial statements have been delivered pursuant to Section 5.1(a) or 5.1(b), determined on a pro forma basis in accordance with Section 1.2(c), is greater than 2.25:1.00 (and on the date of such incurrence, the Company shall deliver a certificate of a Responsible Officer to the Administrative Agent providing reasonably detailed calculations demonstrating compliance with such Interest Coverage Ratio); and (ii) unsecured Guarantee Obligations of any Excluded Subsidiary in respect of Indebtedness of any other Excluded Subsidiary;

(o) Indebtedness of a newly acquired Subsidiary that is outstanding on the date such Subsidiary is acquired; provided that any such Indebtedness was not created in contemplation of such purchase or other acquisition;

(p) Indebtedness in respect of, represented by, or in connection with appeal, bid, performance, surety, customs or similar bonds issued for the account of any Group Member, the performance of bids, tenders, sales or contracts (in each case, other than for the repayment of borrowed money), statutory obligations, workers’ compensation claims, unemployment insurance, other types of social security or pension benefits, self-insurance and similar obligations and arrangements, in each case, to the extent incurred in the ordinary course of business;

(q) Indebtedness in respect of letters of credit (other than letters of credit supporting Indebtedness, except to the extent permitted by clause (n)(i)(E) of the definition of Permitted Liens);

(r) Indebtedness arising from industrial revenue, development bond or similar financings where the Company and/or any Subsidiary is both the lessee of the financial property and the holder of the bonds;

(s) any Permitted Refinancing of other Permitted Indebtedness (other than of any Indebtedness incurred under clause (k), (l), (m), (n), (t), (w), (aa), (bb), (cc), (dd), (ee), (ff) or (gg) of this definition);

(t) Indebtedness in respect of loans, grants or other arrangements made by a government or quasi-government entity, other than any Permitted DOE Facility (but including Indebtedness arising from grants or other arrangements made pursuant to section 136 of the EISA);

(u) Indebtedness incurred by the Company or any of its Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, in each case incurred or assumed in connection with investments or permitted Dispositions of any business, asset or any Equity Interests of a Subsidiary of the Company or any of its Subsidiaries;

(v) Indebtedness of the Company or any of its Subsidiaries in respect of netting services, overdraft protections, employee/corporate credit card programs and other similar arrangements in connection with deposit accounts in the ordinary course of business;

(w) unsecured Guarantee Obligations in connection with guarantees or other credit support provided by the Company or any of its Subsidiaries for the benefit of their suppliers and dealerships in an Outstanding Amount not to exceed US$250,000,000 at any time;

(x) Indebtedness of or Guarantee Obligations of any Group Member in respect of Indebtedness of MIDs incurred in the ordinary course of business and consistent with past practices to finance vehicle inventory, other assets and working capital;

(y) to the extent the same constitutes Indebtedness, the obligation of the Company or any Subsidiary to make capital contributions to a JV Subsidiary to the extent required by the governing documents of such JV Subsidiary in effect on the date hereof;

(z) Indebtedness under the Auburn Hills Agreement;

(aa) Indebtedness of Chrysler de Mexico S.A. de C.V. consisting of a term loan facility in an aggregate principal amount of US$500,000,000 or its equivalent in Mexican pesos; provided that such Indebtedness shall constitute Non-Recourse Debt

(other than with respect to the Liens permitted by clause (y) of the definition of Permitted Liens);

(bb) Permitted Additional First Lien Debt in an aggregate Outstanding Amount at any time not to exceed (i) US$1,750,000,000 less (ii) the sum of (A) the aggregate Outstanding Amount of Incremental Term Loans in excess of US$500,000,000 plus (B) the Outstanding Amount of any DOE Pari Passu Amount secured by the Collateral under the Collateral Documents;

(cc) Indebtedness under any Permitted DOE Facility;

(dd) Indebtedness of any Credit Party under the Senior Second Lien Notes Documents, any Additional Senior Second Lien Notes Documents or any secured Guarantee Obligation of any Credit Party in respect of any Chrysler Canada Notes Documents (with the aggregate Outstanding Amount of all Indebtedness under any Chrysler Canada Notes Documents to the extent guaranteed on a secured basis by any Credit Party being deemed to be Consolidated Secured Debt for purposes of determining compliance with the Secured Leverage Ratio set forth in clause (i) of the proviso to this clause (dd)); provided that (i) immediately after giving effect to the incurrence of such Indebtedness, the pro forma Secured Leverage Ratio as of the date of such incurrence of the Company and its Subsidiaries is less than 2.25:1.00 (and on the date of such incurrence, the Company shall deliver a certificate of a Responsible Officer to the Administrative Agent providing reasonably detailed calculations demonstrating compliance with such Secured Leverage Ratio), (ii) such Indebtedness has a weighted average life to maturity equal to or greater than the greatest weighted average life to maturity of any Class of Term Loans in effect at the time such Indebtedness is incurred, and the terms of all such Indebtedness do not provide for any scheduled repayment or mandatory redemption prior to the date that is one year after, and such Indebtedness has a final maturity date at least one year later than, the latest Maturity Date in effect at the time such Indebtedness is incurred (without giving effect to customary offers to purchase upon a change of control, asset sale or event of loss or to acceleration rights after an event of default); and (iii) on the date of incurrence, no Default or Event of Default has occurred and is continuing or would occur as a result of the incurrence of such Indebtedness;

(ee) Indebtedness of any Credit Party under the Senior Second Lien Notes Documents, any Additional Senior Second Lien Notes Documents or any Chrysler Canada Notes Documents in an aggregate Outstanding Amount at any time not to exceed an amount equal to (i) US$500,000,000 less the (ii) aggregate principal amount of Indebtedness incurred by the Company or any Subsidiary in reliance on clause (c) of the definition of Permitted Refinancing; provided that (A) such Indebtedness has a weighted average life to maturity equal to or greater than the greatest weighted average life to maturity of any Class of Term Loans in effect at the time such Indebtedness is incurred, and the terms of all such Indebtedness do not provide for any scheduled repayment or mandatory redemption prior to the date that is one year after, and such Indebtedness has a final maturity date at least one year later than, the latest Maturity Date in effect at the time such Indebtedness is incurred (without giving effect to customary offers to purchase upon a change of control, asset sale or event of loss or to acceleration rights after an event of default); and (B) on the date of incurrence, no Default or Event of Default has occurred and is continuing or would occur as a result of the incurrence of such Indebtedness;

(ff) Indebtedness constituting obligations for the deferred purchase price of engineering, design and development services in respect of any vehicle (or component thereof) supplied to the Company or any of its Subsidiaries in connection with a supply agreement with any member of the Fiat Group, provided that the aggregate Outstanding Amount of such Indebtedness does not exceed US$175,000,000 (or its equivalent in one or more currencies as of the date of incurrence thereof) at any time; and

(gg) Indebtedness, in addition to any other Indebtedness permitted above, in an aggregate Outstanding Amount at any time not to exceed US$100,000,000.

“Permitted Liens” means:

(a) Liens created pursuant to the Guarantee and Collateral Agreement and the other Collateral Documents, securing the Obligations and, to the extent no Permitted DOE Facility is secured by any Lien created under the Senior Second Lien Notes Documents pursuant to clause (aa) of this definition, any DOE Pari Passu Amount;

(b) Liens on the Collateral securing obligations under the Senior Second Lien Notes Documents, any Additional Senior Second Lien Notes Documents or any Chrysler Canada Notes Documents permitted by clause (b), (dd) or (ee) of the definition of Permitted Indebtedness or constituting Permitted Refinancing of Indebtedness under clause (b) or (c) of the definition thereof; provided that such Liens are subordinated to the Liens securing the Obligations in accordance with the terms of the Intercreditor Agreement or any Additional Intercreditor Agreement;

(c) Liens on the beneficial interest of Chrysler Canada and its Subsidiaries in vehicle leases to the extent that such Liens attach to leases or other receivables arising from the sale or lease of vehicles and such vehicles originated under the Gold Key Lease Program to secure Indebtedness permitted under clause (e) of the definition of Permitted Indebtedness;

(d) Liens to secure Indebtedness permitted under clause (f) of the definition of Permitted Indebtedness;

(e) Liens on vehicle leases and the related vehicles originated under the Gelco Lease Program to secure Indebtedness permitted under clause (g) of the definition of Permitted Indebtedness;

(f) Liens in existence on the Closing Date and listed on Schedule 6.3 to the Disclosure Letter; provided that no such Lien covers any additional property after the Closing Date (except substitutions, replacements or proceeds thereof) and that the amount of Indebtedness secured thereby is not increased (except as otherwise permitted by this Agreement);

(g) Liens on property of a Person at the time such Person becomes a Subsidiary; provided that, such Liens are not created, incurred or assumed in connection with, or in contemplation of, such Person becoming a Subsidiary; provided further, however, that any such Lien may not extend to any other property owned by the Company or any other Subsidiary;

(h) Liens securing Indebtedness of the type described in clause (d) of the definition of Permitted Indebtedness;

(i) Liens on the assets of Excluded Subsidiaries securing Indebtedness of an Excluded Subsidiary permitted under clause (m) of the definition of Permitted Indebtedness;

(j) Liens securing Indebtedness permitted by clause (r) of the definition of Permitted Indebtedness on assets financed, acquired, constructed or improved with the proceeds of such Indebtedness;

(k) Liens securing Indebtedness permitted by clauses (k) and (z) of the definition of Permitted Indebtedness; provided that in each case such Liens do not encumber any property (except substitutions, replacements or proceeds thereof) other than property financed by such Indebtedness;

(l) Liens securing Indebtedness under clause (s) of the definition of Permitted Indebtedness which is incurred to extend, renew, refinance, or replace any Indebtedness which was secured by a Lien permitted under Section 6.3; provided that any such Liens do not cover any property or assets of the Company or its Subsidiaries (other than substitutions, replacements or proceeds thereof) not securing the Indebtedness so extended, renewed, refinanced or replaced;

(m) Liens for taxes, assessments, governmental charges and utility charges, in each case that are not yet subject to penalties for non-payment or that are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the Company to the extent required by, and in conformity with, GAAP;

(n) (i) Liens incurred or pledges or deposits made in connection with (A) workers’ compensation claims, unemployment insurance or ordinary course social security or pension benefits (but not including any Lien in favor of the PBGC), (B) the performance of bids, tenders, sales, contracts (in each case, other than for the repayment of Indebtedness), (C) statutory obligations, (D) surety, appeal, customs or performance bonds and similar obligations or (E) banker’s acceptances, bank guarantees, letters of credit, surety bonds or similar arrangements to the extent issued to support any obligation described in clauses (A) through (D), (ii) deposits as security for import or customs duties or for the payment of rent, in each case for clauses (i) and (ii) incurred in the ordinary course of business, and (iii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising in the ordinary course of business to secure amounts (A) that are not overdue for a period of more than 90 days or that may hereafter be paid without material penalty or (B) that are being contested in good faith by appropriate proceedings;

(o) permits, servitudes, licenses, easements, rights-of-way, restrictions and other similar encumbrances imposed by applicable law or incurred in the ordinary course of business or minor imperfections in title to real property that do not in the aggregate materially interfere with the ordinary conduct of the business of the Company and its Subsidiaries taken as a whole, including the following: (i) zoning, entitlement, conservation restriction and other land use and environmental regulations by one or more Governmental Authorities which do not materially interfere with the present use of the material assets of the Company and its Subsidiaries, (ii) all covenants, conditions, restrictions, easements, encroachments, charges, rights-of-way and any similar matters of record set forth in any state, local or municipal franchise on title to material real property of the Company and its Subsidiaries which do not materially interfere with the present use of such property, and (iii) minor survey exceptions and matters as to real property of the Company and its Subsidiaries which would be disclosed by an accurate survey or inspection of such real property and do not materially impair the occupancy or current use of such real property;

(p) (i) leases, licenses, subleases or sublicenses of assets (including real property and Intellectual Property) granted to others that do not in the aggregate materially interfere with the ordinary conduct of the business of the Company and its Subsidiaries taken as a whole, (ii) other rights to the use of, or restrictions on the use of, assets (including real property and Intellectual Property) granted in favor of others (other than to support Indebtedness) in the ordinary course of business or that do not in the aggregate materially interfere with the ordinary conduct of the business of the Company and its Subsidiaries taken as a whole and (iii) licenses and sublicenses of Intellectual Property or other general intangibles in the ordinary course of business;

(q) any Lien arising out of claims under a judgment or award rendered or claim filed so long as such judgments, awards or claims do not constitute an Event of Default;

(r) Liens securing Indebtedness or other obligations of a Subsidiary owing to the Company or a Subsidiary Guarantor;

(s) (i) Liens, deposits, pledges or rights of setoff created in the ordinary course of business in favor of banks and other financial institutions over credit balances of any bank accounts held at such banks or financial institutions or over investment property held in a securities account, as the case may be, to secure fees and charges in the ordinary course of business or returned items and charge backs in the ordinary course of business, facilitate the operation of cash pooling and/or interest set-off arrangements in respect of such bank accounts or securities accounts in the ordinary course of business, and (ii) Liens, deposits or pledges created in the ordinary course of business in favor of banks and other financial institutions to implement employee/corporate credit card or procurement card programs;

(t) statutory Liens incurred or pledges or deposits made in favor of a Governmental Authority to secure the performance of obligations of the Company or any of its Subsidiaries under Environmental Laws to which any assets of the Company or any such Subsidiaries are subject;

(u) pledges or deposits of Cash or Cash Equivalents made to secure obligations in respect of Swap Agreements permitted hereunder;

(v) servicing agreements, development agreements, site plan agreements and other agreements with Governmental Authorities pertaining to the use or development of any of the property and assets of the Company or any of its Subsidiaries consisting of real property, provided the same are complied with in all material respects;

(w) any Lien consisting of rights reserved to or vested in any Governmental Authority by applicable law;

(x) Liens arising from UCC financing statement filings (or similar filings) regarding or otherwise arising under leases entered into by the Company or any of its Subsidiaries or in connection with sales of accounts, payment intangibles, chattel paper or instruments;

(y) Liens on contract receivables of any Credit Party generated in respect of a specified line of vehicles (as identified in writing by the Company to the Administrative Agent) manufactured by Chrysler de Mexico S.A. de C.V., securing Indebtedness permitted under clause (aa) of the definition of Permitted Indebtedness;

(z) Liens on the Collateral securing Permitted Additional First Lien Debt incurred pursuant to clause (bb) of the definition of Permitted Indebtedness; provided that such Liens are subject to a Permitted Additional First Lien Intercreditor Agreement;

(aa) Liens on DOE Assets securing Indebtedness under any Permitted DOE Facility and, to the extent no Permitted DOE Facility is secured by any Lien created under the Collateral Documents pursuant to clause (a) of this definition, Liens created under the Senior Second Lien Notes Documents securing the DOE Second Lien Amount;

(bb) Liens granted by the Howard County Mortgages;

(cc) Liens securing Indebtedness constituting revenue, municipal or other government bonds permitted by clause (t) of the definition of Permitted Indebtedness; provided that (i) the aggregate Outstanding Amount of all such Indebtedness secured by such Liens shall not exceed US$100,000,000 at any time and (ii) in each case such Liens do not encumber any property (except substitutions, replacements or proceeds thereof) other than property financed by such Indebtedness; and

(dd) Liens not otherwise permitted by the foregoing clauses securing obligations or other liabilities of any Group Member; provided that the Outstanding Amount of all such obligations and liabilities secured by such Liens shall not exceed US$100,000,000 at any time.

“Permitted Refinancing” means any Indebtedness (or preferred Equity Interests, as the case may be) issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease, discharge or refund, other Permitted Indebtedness (or preferred Equity Interests, as the case may be); provided that:

(a) except as set forth in clause (b) or (c) below:

(i) the principal amount (or accreted value, if applicable) of such Indebtedness (or preferred Equity Interests, as the case may be) does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness (or preferred Equity Interests, as the case may be) so extended, refinanced, renewed, replaced, defeased, discharged or refunded (plus all accrued interest thereon and the amount of all fees, expenses and premiums incurred in connection therewith);

(ii) such Indebtedness (or preferred Equity Interests, as the case may be) (x) has a final maturity date later than the final maturity date of, or (y) has a weighted average life to maturity equal to or greater than the weighted average life to maturity of, the Indebtedness (or preferred Equity Interests, as the case may be) being extended, refinanced, renewed, replaced, defeased, discharged or refunded; provided that in the case of clause (y), such Indebtedness has a final maturity date later than the latest Maturity Date in effect at the time such Indebtedness is incurred;

(iii) such Indebtedness (or preferred Equity Interests, as the case may be) shall not be required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, upon the occurrence of an event of default or a change in control or as and to the extent such repayment, prepayment, redemption, repurchase or defeasance would have been required pursuant to the terms of the Indebtedness (or preferred Equity Interests, as the case may be) being extended, refinanced, renewed, replaced, defeased, discharged or refunded) prior to the earlier of (x) the maturity of such Indebtedness (or preferred Equity Interests, as the case may be) being extended, refinanced, renewed, replaced, defeased, discharged or refunded and (y) the date 180 days after the latest Maturity Date in effect on the date such Indebtedness is incurred;

(iv) such Indebtedness shall not constitute an obligation (including pursuant to a Guarantee Obligation) of any Subsidiary that shall not have been (or, in the case of after-acquired Subsidiaries, shall not have been required to become) an obligor in respect of the Indebtedness (or preferred Equity Interests, as the case may be) so extended, refinanced, renewed, replaced, defeased, discharged or refunded;

(v) if the Indebtedness (or preferred Equity Interests, as the case may be) so extended, refinanced, renewed, replaced, defeased, discharged or refunded shall have been subordinated to the Obligations, such Indebtedness shall also be subordinated to the Obligations on terms not less favorable in any material respect to the Lenders;

(vi) if the Indebtedness so refinanced, replaced, defeased, discharged or refunded shall have been incurred under any revolving credit or similar arrangement, the commitments under such arrangement shall have been permanently reduced by the amount of such Permitted Refinancing;

(vii) such Indebtedness shall not be secured by any Lien on any asset other than the assets that secured the Indebtedness (or preferred Equity Interests, as the case may be) so extended, refinanced, renewed, replaced, defeased, discharged or refunded (or that would have been required to secure such Indebtedness pursuant to the terms thereof) or, in the event Liens securing the Indebtedness (or preferred Equity Interests, as the case may be) so extended, refinanced, renewed, replaced, defeased, discharged or refunded shall have been contractually subordinated to any Lien securing the Obligations, by any Lien that shall not have been contractually subordinated to at least the same extent; and

(viii) (1) in the case of Indebtedness that extends, refinances, renews, replaces, defeases, discharges or refunds the VEBA Notes or the Canadian Health Care Trust Notes, the terms of such Indebtedness, taken as a whole, are not more restrictive to the applicable obligor than is customary for comparable unsecured Indebtedness for obligors with comparable credit ratings at the time based on prevailing market conditions (as determined by the Company in good faith) and, in any event, are not more restrictive to the applicable obligor than the terms of this Agreement and (2) in all other cases, the terms of such Indebtedness (or preferred Equity Interests, as the case may be), taken as a whole, are not more restrictive to the applicable obligor than the Indebtedness (or preferred Equity Interests, as the case may be) being extended, refinanced, renewed, replaced, defeased, discharged or refunded (other than with respect to interest rates, fees, liquidation preferences, premiums and no-call periods);

(b) unsecured Indebtedness of the Company or any Subsidiary, including the VEBA Notes and the Canadian Health Care Trust Notes, may be refinanced, replaced, discharged or refunded with the proceeds of Indebtedness of the Credit Parties incurred under the Senior Second Lien Notes Documents or any Additional Senior Second Lien Notes Documents or the proceeds of Indebtedness of Chrysler Canada incurred under any Chrysler Canada Notes Documents to the extent guaranteed on a secured basis by any Credit Party (with the aggregate Outstanding Amount of all Indebtedness under any Chrysler Canada Notes Documents to the extent guaranteed on a secured basis by any Credit Party being deemed to be Consolidated Secured Debt for purposes of determining compliance with the Secured Leverage Ratio set forth in clause (i) of the proviso to this clause (b)); provided that (i) immediately after giving effect to the incurrence of such Indebtedness, the pro forma Secured Leverage Ratio as of the date of such incurrence of the Company and its Subsidiaries is less than 2.25:1.00 (and on the date of such incurrence, the Company shall deliver a certificate of a Responsible Officer to the Administrative Agent providing reasonably detailed calculations demonstrating compliance with such Secured Leverage Ratio); (ii) the principal amount (or accreted value, if applicable) of such Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so refinanced, replaced, defeased, discharged or refunded (plus all accrued interest thereon and the amount of all fees, expenses and premiums incurred in connection therewith), (iii) such Indebtedness has a weighted average life to maturity equal to or greater than the greatest weighted average life to maturity of any Class of Term Loans in effect at the time such Indebtedness is incurred, and the terms of all such Indebtedness do not provide for any scheduled repayment or mandatory redemption prior to the date that is one year after, and such Indebtedness has a final maturity date at least one year later than, the latest Maturity Date in effect at the time such Indebtedness is incurred (without giving effect to customary offers to purchase upon a change of control, asset sale or event of loss or to acceleration rights after an event of default), and (iv) on the date of incurrence, no Default or Event of Default has occurred and is continuing or would occur as a result of the incurrence of such Indebtedness; and

(c) unsecured Indebtedness of the Company or any Subsidiary, including the VEBA Notes and the Canadian Health Care Trust Notes, may be refinanced, replaced, discharged or refunded with the proceeds of Indebtedness of the Credit Parties incurred under the Senior Second Lien Notes Documents or any Additional Senior Second Lien Notes Documents or the proceeds of Indebtedness of Chrysler Canada incurred under any Chrysler Canada Notes Documents in an aggregate principal amount not to exceed (i) US$500,000,000 less (ii) the aggregate principal amount of Indebtedness incurred by the Company or any Subsidiary in reliance on clause (ee) of the definition of Permitted Indebtedness; provided, that (A) the principal amount (or accreted value, if applicable) of such Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so refinanced, replaced, defeased, discharged or refunded (plus all accrued interest thereon and the amount of all fees, expenses and premiums incurred in connection therewith), (B) such Indebtedness has a weighted average life to maturity equal to or greater than the greatest weighted average life to maturity of any Class of Term Loans in effect at the time such Indebtedness is incurred, and the terms of all such Indebtedness do not provide for any scheduled repayment or mandatory redemption prior to the date that is one year after, and such Indebtedness has a final maturity date at least one year later than, the latest Maturity Date in effect at the time such Indebtedness is incurred (without giving effect to customary offers to purchase upon a change of control, asset sale or event of loss or to acceleration rights after an event of default), and (C) on the date of incurrence, no Default or Event of Default has occurred and is continuing or would occur as a result of the incurrence of such Indebtedness.

“Person” means any natural person, corporation, limited partnership, general partnership, limited liability company, limited liability partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any Governmental Authority.

“Platform” means IntraLinks/IntraAgency, SyndTrak or another similar website or other information platform.

“Plan” means any employee benefit plan (other than a Multiemployer Plan) that is subject to Title IV of ERISA, section 302 of ERISA or section 412 of the Code and in respect of which the Company or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under section 4069 of ERISA be deemed to be) an “employer” as defined in section 3(5) of ERISA.

“Pledged Equity Interests” as defined in the Guarantee and Collateral Agreement.

“Post-Closing Deliverables” as defined in Section 5.7(k).

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Citibank as its base rate or prime rate in effect at its principal office in New York City. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Any Agent and any Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Principal Trade Names” means each of the Registered trademarks listed under the heading “Principal Trade Names” on Schedule 1.1G (as supplemented from time to time in accordance with the provisions of Section 5.7(g)).

“Pro Rata Share” means, with respect to any Lender, at any time, (a) when used in reference to payments, computations and other matters relating to the Tranche B Term Loans or Tranche B Term Borrowings, the percentage obtained by dividing (i) the Tranche B Term Loan Exposure of such Lender at such time by (ii) the aggregate Tranche B Term Loan Exposure of all the Lenders at such time, (b) when used in reference to payments, computations and other matters relating to the Revolving Commitments, Revolving Loans or Revolving Borrowings or the Letters of Credit, participations therein or the Letter of Credit Usage, the percentage obtained by dividing (i) the Revolving Commitment of such Lender at such time by (ii) the aggregate Revolving Commitments of all the Lenders at such time, provided that if the Revolving Commitments have terminated or expired, the Pro Rata Share under this clause (b) shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments, (c) when used in reference to payments, computations and other matters relating to Incremental Term Loan Commitments, Incremental Term Loans or Incremental Term Borrowings of any Series, the percentage obtained by dividing (i) the Incremental Term Loan Exposure of such Lender with respect to such Series at such time by (ii) the aggregate Incremental Term Loan Exposure of all the Lenders with respect to such Series at such time, and (d) when used in reference to any other purpose (including Section 8.6), the percentage obtained by dividing (i) an amount equal to the sum of the Tranche B Term Loan Exposure, the Revolving Commitments and the Incremental Term Loan Exposure of such Lender at such time by (ii) an amount equal to the sum of the aggregate Tranche B Term Loan Exposure, the aggregate Revolving Commitments and the aggregate Incremental Term Loan Exposure of all the Lenders at such time; provided that if the Revolving Commitments have terminated or expired and there shall no longer be any Tranche B Term Loan Exposure or Incremental Term Loan Exposure, as the case may be, the Pro Rata Share under this clause (d) shall be determined based upon the Revolving Commitments, the Tranche B Term Loan Exposure and/or the Incremental Term Loan Exposure, as the case may be, most recently in effect, giving effect to any assignments.

“Process Agent” as defined in Section 9.15(b).

“Prohibited Jurisdiction” means any country or jurisdiction, from time to time, that is the subject of a prohibition order (or any similar order or directive), or otherwise targeted by economic sanctions or trade restrictions promulgated or administered by any Governmental Authority of the United States.

“Prohibited Person” means any Person:

(a) listed in the Annex to the Executive Order or identified pursuant to the provisions of Section 1 of the Executive Order;

(b) that is owned or controlled by, or acting for or on behalf of, any Person listed in the Annex to the Executive Order or identified pursuant to the provisions of Section 1 of the Executive Order;

(c) with whom a Lender is prohibited from dealing or otherwise engaging in any transaction by any terrorism or anti-money laundering law, including the Executive Order;

(d) who commits, threatens, conspires to commit, or supports “terrorism” as defined in the Executive Order;

(e) who is named as a “specially designated national and blocked person” on the most current list published by the OFAC at its official website, at http://www.treas.gov/offices/enforcement/ofac/sdn/t11sdn.pdf or at any replacement website or other replacement official publication of such list; or

(f) who is owned or controlled by a Person listed above in paragraph (c) or (e).

“Projections” means the projections of the Company and the Subsidiaries for the Fiscal Year 2011 through and including the Fiscal Year 2014.

“Properties” as defined in Section 4.15(a).

“Public Lenders” means Lenders that do not wish to receive material Non-Public Information with respect to the Company, the Subsidiaries or their Securities.

“Real Estate Asset” means any interest (fee, leasehold or otherwise) owned by any Credit Party in any real property.

“Real Estate Deliverables” as defined in Section 5.7(j).

“Recovery Event” means any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Group Member which results in receipt of Net Cash Proceeds by a Group Member in an amount in excess of (i) US$50,000,000 for any such settlement or payment (or series of related settlements or payments) or (ii) US$100,000,000 in the aggregate for all such settlements or payments, and together with the Net Cash Proceeds of all Dispositions, during any twelve month period (provided with respect to clause (ii), (A) only such Net Cash Proceeds in excess of US$100,000,000 shall be required to be applied in accordance with Section 2.13(b) and (B) the terms “Disposition” and “Recovery Event” shall be deemed to exclude any Disposition (or series of related Dispositions) and any settlement or payment (or series of related settlements or payments), respectively, that yields Net Cash Proceeds of less than US$5,000,000).

“Reference Treasury Dealer” means any of Citibank Global Markets Inc., Morgan Stanley & Co. Incorporated, Goldman Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated and their respective successors; provided that if any of the foregoing shall cease to be a primary United States Government securities dealer in New York City (a “Primary Treasury Dealer”), the Administrative Agent, in consultation with the Company, shall select another Primary Treasury Dealer to act as Reference Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and on any date, the average, as determined by the Administrative Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Administrative Agent by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third Business Day preceding such date.

“Register” as defined in Section 2.6(b).

“Registered” as defined in the Guarantee and Collateral Agreement.

“Regulation D” means Regulation D of the Board of Governors.

“Regulation FD” means Regulation FD as promulgated by the SEC under the Securities Act and Exchange Act.

“Regulation U” means Regulation U of the Board of Governors.

“Reimbursement Date” as defined in Section 2.3(d).

“Related Agreements” means, collectively, (a) the Senior Second Lien Notes Documents and (b) the Letter Agreement dated as of April 20, 2011, between UAW Retiree Medical Benefits Trust, Fiat S.p.A., the United States Department of the Treasury, Canada CH Investment Corporation and Chrysler Group LLC.

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the directors, officers, partners, members, trustees, employees, controlling persons, agents and advisors of such Person and of such Person’s Affiliates.

“Related Transactions” means each of the transactions described in the Related Agreements.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Reorganization” means, with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of section 4241 of ERISA.

“Reportable Event” means any of the events set forth in section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the thirty-day notice period referred to in section 4043(c) of ERISA have been waived.

“Requirements of Law” means, as to any Person, (a) the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person and (b) any law, treaty, rule or regulation or determination of an arbitrator or a court of competent jurisdiction or other Governmental Authority, in each case applicable to and binding upon such Person and any of its property, and to which such Person and any of its property is subject.

“Requisite Lenders” means, at any time, Lenders having or holding Revolving Exposure, unused Revolving Commitments, Tranche B Term Loan Exposure and Incremental Term Loan Exposure representing more than 50% of the sum of the Revolving Exposure, unused Revolving Commitments, Tranche B Term Loan Exposure and Incremental Term Loan Exposure of all the Lenders at such time. For purposes of this definition, the amount of Revolving Exposure, unused Revolving Commitment, Tranche B Term Loan Exposure and Incremental Term Loan Exposure shall be determined by excluding the Revolving Exposure, unused Revolving Commitment, Tranche B Term Loan Exposure and Incremental Term Loan Exposure of any Defaulting Lender.

“Responsible Officer” means the chief executive officer, president, chief accounting officer, chief financial officer, treasurer, assistant treasurer or controller or, for the purposes of Section 5.6 only, to include the secretary of the Company, or, in each case, any individual with a substantially equivalent title.

“Restricted Cash” means Cash, Cash Equivalents and Marketable Securities of the Company and the Subsidiary Guarantors (a) that are subject to a Lien (other than the Liens created pursuant to the Collateral Documents, the Senior Second Lien Notes Documents, any Additional Senior Second Lien Notes Documents, any Chrysler Canada Notes Documents, any documentation securing any Permitted Additional First Lien Debt and other than ordinary course set off rights of depository banks for charges and fees related to amounts held therewith), or (b) the use of which is otherwise restricted pursuant to any Requirement of Law or Contractual Obligation.

“Restricted Payment” as defined in Section 6.5.

“Revolving Borrowing” means a Borrowing comprised of Revolving Loans.

“Revolving Commitment” means, with respect to any Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revolving Exposure hereunder. The initial amount of each Lender’s Revolving Commitment, if any, is set forth on Schedule 2.1 or in the applicable Assignment Agreement or Incremental Assumption Agreement, as applicable, subject to any increase or reduction pursuant to the terms and conditions hereof, including increases from time to time in accordance with Section 2.24(d). The aggregate amount of the Revolving Commitments as of the Closing Date is US$1,300,000,000.

“Revolving Commitment Period” means the period from the Closing Date to but excluding the Revolving Commitment Termination Date.

“Revolving Commitment Termination Date” means the earlier to occur of (a) the Revolving Maturity Date and (b) the date on which all the Revolving Commitments are terminated or permanently reduced to zero pursuant hereto.

“Revolving Exposure” means, with respect to any Lender at any time, the sum of (a) the aggregate principal amount of the Revolving Loans of such Lender outstanding at such time and (b) such Lender’s applicable Pro Rata Share of the Letter of Credit Usage at such time.

“Revolving Lender” means a Lender with a Revolving Commitment or Revolving Exposure.

“Revolving Loan” means a Revolving Loan made by a Lender to a Borrower pursuant to Section 2.2(a).

“Revolving Maturity Date” means the fifth anniversary of the Closing Date.

“Sale/Leaseback Transaction” means any arrangement with any Person providing for the leasing by any Group Member of real or personal property that has been or is to be sold or transferred by any such Group Member to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of any such Group Member.

“S&P” means Standard & Poor’s Ratings Service, a division of The McGraw-Hill Companies, Inc., or any successor to its rating agency business.

“SEC” means the United States Securities and Exchange Commission.

“Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Secured Debt as of the last day of the most recent Fiscal Quarter in respect of which financial statements have been delivered to the Administrative Agent in accordance with Section 5.1(a) or 5.1(b), determined on a pro forma basis to give effect to (i) any incurrence of

Indebtedness on such date of determination the incurrence of which is subject to compliance with the Secured Leverage Ratio and (ii) any incurrence or repayment or prepayment of Indebtedness applicable to the calculation of the Secured Leverage Ratio in a principal amount exceeding US$50,000,000 after the last day of such Fiscal Quarter and on or prior to such date of determination to (b) EBITDA for the most recent period of four consecutive Fiscal Quarters in respect of which financial statements have been delivered to the Administrative Agent in accordance with Section 5.1(a) or 5.1(b).

“Secured Parties” as defined in the Guarantee and Collateral Agreement.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933.

“Senior Second Lien Notes” means the Company’s 8% Senior Secured Notes due 2019 in an aggregate principal amount of US$1,500,000,000 and 8 1/4% Senior Secured Notes due 2021 in an aggregate principal amount of US$1,700,000,000, issued by the Company and the Co-Issuer Subsidiary pursuant to the Senior Second Lien Notes Indenture.

“Senior Second Lien Notes Indenture” means the Indenture dated as of May 24, 2011, by and among the Company, the Co-Issuer Subsidiary, the other Credit Parties party thereto as guarantors, Wilmington Trust FSB, as trustee, Citibank, as the paying agent and registrar and Citibank, as collateral agent.

“Senior Second Lien Notes Documents” means the Senior Second Lien Notes Indenture and all other instruments, documents and agreements delivered by or on behalf of any Credit Party pursuant to the Senior Second Lien Notes Indenture, including any instruments, documents and agreements delivered in order to grant to, or perfect in favor of, the collateral agent, for the benefit of the holders of the Senior Second Lien Notes, a Lien on any property of such Credit Party as security for the obligations under the Senior Second Lien Notes Indenture.

“Senior Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Senior Secured Debt as of the last day of the most recent Fiscal Quarter in respect of which financial statements have been delivered to the Administrative Agent in accordance with Section 5.1(a) or 5.1(b), determined on a pro forma basis to give effect to (i) any incurrence of Indebtedness on such date of determination the incurrence of which is subject to compliance with the Senior Secured Leverage Ratio and (ii) any incurrence or repayment or prepayment of Indebtedness applicable to the calculation of the Senior Secured Leverage Ratio in a principal amount exceeding US$50,000,000 after the last day of such Fiscal Quarter and on or prior to such date of determination to (b) EBITDA for the most recent period of four consecutive Fiscal Quarters in respect of which financial statements have been delivered to the Administrative Agent in accordance with Section 5.1(a) or 5.1(b).

“Series” as defined in Section 2.24(b).

“Shareholder Agreement” as defined in the Master Transaction Agreement.

“Similar Business” means any business conducted or proposed to be conducted by the Company and its Subsidiaries, taken as a whole, on the Closing Date or any business that is similar, reasonably related, incidental or ancillary thereto.

“Solvent” means, with respect to the Company and its Subsidiaries, on a consolidated basis, that as of the date of determination, (a) the sum of such entities’ debt and other liabilities (including contingent liabilities) does not exceed the present fair saleable value of such entities’ present assets as of such date, (b) such entities’ capital is not unreasonably small in relation to the businesses of such entities as conducted on, or proposed to be conducted following, such date, (c) such entities have not incurred and do not intend to incur, or believe (nor should such entities reasonably believe) that such entities will incur, debts and liabilities (including contingent liabilities) beyond their ability to pay such debts and liabilities as they become due (whether at maturity or otherwise) and (d) such entities, on a consolidated basis, are “solvent” within the meaning given to that term and similar terms under the Bankruptcy Code and applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under GAAP).

“Specified Documents” means each of, and collectively, (i) the Auto Finance Operating Agreement, (ii) the Master Industrial Agreement, (iii) the Shareholder Agreement, (iv) the LLC Operating Agreement, (v) the UAW Retiree Settlement Agreement, (vi) the VEBA Indenture and VEBA Notes, and (vii) the Canadian Health Care Trust Notes.

“Subsidiary” means, with respect to any Person, any corporation, association, joint venture, partnership, limited liability company or other business entity (whether now existing or hereafter organized) of which Voting Equity Interests representing at least a majority of the ordinary voting power are, at the time as of which any determination is being made, owned or controlled by such Person or one or more subsidiaries of such Person or by such Person and one or more subsidiaries of such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

“Subsidiary Guarantor” means each Initial Subsidiary Guarantor and, after the Closing Date, each other Subsidiary that becomes a party to the Guarantee and Collateral Agreement as a “Guarantor” and “Grantor” thereunder pursuant to Section 5.7. The Subsidiary Guarantors as of the date hereof are set forth on Schedule 1.1D.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, prices of equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or any of its Subsidiaries shall be a “Swap Agreement.”

“Swap Counterparty” means each Person that is a party to a Swap Agreement the obligations under which constitute Designated Swap Obligations.

“Syndication Agents” means MSSF, GSLP and ML, each in its capacity as a syndication agent for the credit facilities established under this Agreement.

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called, withheld or assessed by any Governmental Authority.

“Term Borrowing” means a Borrowing comprised of Term Loans.

“Term Lender” means a Lender with a Term Loan Commitment or a Term Loan.

“Term Loan” means a Tranche B Term Loan or an Incremental Term Loan of any Series.

“Term Loan Commitment” means a Tranche B Term Loan Commitment or an Incremental Term Loan Commitment of any Series.

“Threshold Cash Requirement” means, as of any date of determination, the greater of (a) US$10,000,000,000 and (b) 20% of the consolidated net revenues of the Company and its consolidated Subsidiaries as reflected in the Company’s audited consolidated statement of income for the most recent Fiscal Year ended on or immediately prior to such date for which financial statements shall have been delivered pursuant to Section 5.1(a), determined in accordance with GAAP.

“Total Revolving Commitments” means, at any time, the sum of the Revolving Commitments of all the Revolving Lenders in effect at such time.

“Total Utilization of Revolving Commitments” means, at any time, the sum of (a) the aggregate principal amount of all Revolving Loans outstanding at such time and (b) the Letter of Credit Usage at such time.

“Trading With the Enemy Act” as defined in Section 4.21(a).

“Tranche B Term Borrowing” means a Borrowing comprised of Tranche B Term Loans.

“Tranche B Term Loan” means a Tranche B Term Loan made by a Lender to the Company pursuant to Section 2.1(a).

“Tranche B Term Loan Commitment” means, with respect to any Lender, the commitment, if any, of such Lender to make a Tranche B Term Loan hereunder, expressed as an amount representing the maximum principal amount of the Tranche B Term Loan to be made by such Lender, subject to any increase or reduction pursuant to the terms and conditions hereof. The initial amount of each Lender’s Tranche B Term Loan Commitment, if any, is set forth on Schedule 2.1 or in the Assignment Agreement pursuant to which such Lender shall have assumed its Tranche B Term Loan Commitment. The aggregate amount of the Tranche B Term Loan Commitments as of the Closing Date is US$3,000,000,000.

“Tranche B Term Loan Exposure” means, with respect to any Lender, at any time, (a) prior to the making of Tranche B Term Loans hereunder, the Tranche B Term Loan Commitment of such Lender at such time and (b) after the making of Tranche B Term Loans hereunder, the aggregate principal amount of the Tranche B Term Loans of such Lender outstanding at such time.

“Tranche B Term Loan Maturity Date” means the sixth anniversary of the Closing Date.

“Transactions” means the Financing Transactions and the Related Transactions.

“Transparent Subsidiary” means any Subsidiary of the Company that (a) is a disregarded entity or partnership for US federal income tax purposes, (b) owns an interest in one or more 956 Subsidiaries directly or indirectly through other Transparent Subsidiaries (its “CFC Interest”), (3) has no operating assets, (4) holds no more than de minimis assets in addition to its CFC Interest and (5) is not a De Minimis Subsidiary, which, if it guaranteed the Obligations, would result in deemed dividends to the Company or its owners pursuant to Section 956 of the Code. For the avoidance of doubt, a 956 Subsidiary shall not be treated as a Transparent Subsidiary.

“Treasury Rate” means, for any date, the rate per annum equal to the yield to maturity of the Comparable Treasury Issue, compounded semi-annually, assuming a price for such Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such date.

“Type” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Eurodollar Rate or the Base Rate.

“UAW Retiree Settlement Agreement” as defined in the Master Transaction Agreement.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in any applicable jurisdiction.

“United States Person” means any United States citizen, permanent resident alien, or entity organized under the laws of the United States (including foreign branches).

“Upfitter” means any company that specializes in the conversion or modification of vehicles manufactured by the Company or any of its Subsidiaries.

“US Dollar Equivalent” means, on any date of determination, (a) with respect to any amount denominated in US Dollars, such amount and (b) with respect to an amount denominated in any other currency, the equivalent in US Dollars of such amount as determined in accordance with Section 1.3.

“US Dollars” and the sign “US$” mean the lawful money of the United States of America.

“US Lender” as defined in Section 2.19(c)(ii).

“UST Credit Agreement” means the First Lien Credit Agreement dated as of June 10, 2009, between the Company and the United States Department of the Treasury, as amended to the date hereof.

“VEBA” means the trust fund established pursuant to the Settlement Agreement, dated March 30, 2008, as amended, supplemented, replaced or otherwise altered from time to time, between the Company, the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America, and certain class representatives, on behalf of the class of plaintiffs in the class action of Int’l Union, UAW, et al. v. Chrysler, LLC, Civ. Act. No. 2:07-CV-14310 (E.D. Mich, filed Oct. 11, 2007).

“VEBA Indenture” means the Indenture dated as of June 10, 2009, between the Company, as issuer, and U.S. Bank National Association, as trustee.

“VEBA Notes” means the Notes of the Company due 2023 issued pursuant to the VEBA Indenture in an original principal amount of US$4,587,000,000.

“Voting Equity Interests” means, with respect to any Person, such Person’s Equity Interests having the right to vote for election of directors (or the equivalent thereof) of such Person under ordinary circumstances.

“Weighted Average Yield” means, as of any date of determination with respect to any Indebtedness, the weighted average yield to stated maturity of such Indebtedness as of such date based on the interest rate or rates applicable thereto and giving effect to all upfront or similar fees or original issue discount payable with respect thereto and to any interest rate “floor”. Determinations of the Weighted Average Yield of any Loans or other Indebtedness for purposes of Section 2.12(c) or 2.24 shall be made by the Administrative Agent in a manner determined by it to be consistent with accepted financial practice, and any such determination shall be conclusive.

“Wholesale Financing” means any financing under the Conversion Vehicle Wholesale Financing Program that is secured by the vehicles being converted, modified or stored by an Upfitter in connection with such program where the proceeds of such financing are used to finance the sale of such vehicles during the period of time that such vehicles are being converted, modified or stored by such Upfitter.

“Wholly Owned Subsidiary” means, as to any Person, any other Person all of the Equity Interests of which (other than directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Wholly Owned Subsidiary Guarantor” means any Subsidiary Guarantor that is a Wholly Owned Subsidiary of the Company.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

1.2. Accounting Terms; Accounting Changes; Pro Forma Calculations. (a) Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP (or IFRS, if the Company has changed its and its Subsidiaries’ accounting standards from GAAP to IFRS pursuant to Section 5.10). Financial statements and other information required to be delivered by the Company pursuant to Sections 5.1(a) and 5.1(b) shall be prepared in conformity with GAAP (or IFRS, if the Company has changed its and its Subsidiaries’ accounting standards from GAAP to IFRS pursuant to Section 5.10) as in effect at the time of such preparation.

(b) The Company may, upon 30 days’ prior written notice to the Administrative Agent, change its and its Subsidiaries’ applicable accounting standards from GAAP to IFRS. In the event that any Accounting Change, or any change in the Company’s and its Subsidiaries’ accounting standards from GAAP to IFRS, shall occur and such change has an impact on the calculation of ratios or covenants or the meaning of standards, terms or definitions in this Agreement, then if the Company, by notice to the Administrative Agent, requests an amendment to any provision hereof to eliminate the effect of such Accounting Change or change in accounting standards or the application thereof on the operation of such provision (or if either the Administrative Agent or the Requisite Lenders, by notice to the Company, requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such Accounting Change or change in accounting standards or the application thereof, then the Company and the Lenders, acting through the Administrative Agent, shall enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Change or change in accounting standards or the application thereof with the desired result that the criteria for evaluating the Company’s financial condition shall be the same after such Accounting Changes or change in accounting standards or the application thereof as if such Accounting Changes or change in accounting standards or the application thereof had not occurred. Until such time as such an amendment shall have been executed and delivered by the Company and the Requisite Lenders, all covenants, standards and terms in the Agreement shall be interpreted on the basis of GAAP (or IFRS, if such Accounting Change occurs after the Company shall have changed its and its Subsidiaries’ accounting standards from GAAP to IFRS) as in effect and applied immediately before such Accounting Change or change in accounting standards or the application thereof shall have become effective.

(c) All pro forma computations required to be made hereunder giving effect to any Material Acquisition, Material Disposition or other transaction shall be calculated after giving pro forma effect thereto (and, in the case of any pro forma computations made hereunder to determine whether such Material Acquisition, Material Disposition or other transaction is permitted to be consummated hereunder, to any other such transaction consummated since the first day of the period covered by any component of such pro forma computation and on or prior to the date of such computation) as if such transaction had occurred on the first day of the period of four consecutive Fiscal Quarters ending with the most recent Fiscal Quarter for which financial statements shall have been delivered pursuant to Section 5.1(a) or 5.1(b) (or, prior to the delivery of any such financial statements, ending with the last Fiscal Quarter included in the Historical Financial Statements, and, to the extent applicable, to the historical earnings and cash flows associated with the assets acquired or disposed of and any related incurrence or reduction of Indebtedness, all in accordance with Article 11 of Regulation S-X under the Securities Act. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Swap Agreement applicable to such Indebtedness if such Swap Agreement has a remaining term in excess of 12 months).

1.3. Interpretation, Etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Article, Section, Schedule or Exhibit shall be to an Article or a Section of, or a Schedule or an Exhibit to, this Agreement, unless otherwise specifically provided. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal, tangible and intangible assets and properties, including Cash, Securities, accounts and contract rights. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders, writs and decrees, of all Governmental Authorities. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument, plan, Contractual Obligation or other document (including this Agreement) shall be construed as referring to such agreement, instrument, plan, Contractual Obligation or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, restated, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority or any self-regulating entity, any other Governmental Authority or entity that shall have succeeded to any or all functions thereof, and (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof. Unless otherwise indicated, any reference to a US Dollar amount in Section 5, Section 6 or Section 7.1 of this Agreement (or in any definition of a term used in any such Section) shall be deemed to be a reference to that US Dollar amount or the equivalent thereof in one or more other currencies, and for purposes of any determination under Section 5, Section 6 or Section 7.1 or any determination under any other provision of this

Agreement expressly requiring the use of a current exchange rate, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than US Dollars shall be translated into US Dollars at currency exchange rates in effect on the date of such determination. Whenever the phrase “to the knowledge of the Company” or words of similar import are used in this Agreement, it means actual knowledge of any Responsible Officer of the Company. Whenever the phrase “the date hereof” or “the date of this Agreement” is used in this Agreement, it shall mean the date of the Original Credit Agreement.

1.4. Classification of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Class (e.g., a “Revolving Loan” or “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Rate Loan” or “Eurodollar Rate Borrowing”) or by Class and Type (e.g., a “Eurodollar Rate Revolving Loan” or “Eurodollar Rate Revolving Borrowing”).

1.5. Incorporation by Reference. Notwithstanding any other provision contained herein, in the event that the documentation governing any Permitted Additional First Lien Debt shall contain any restrictive covenant (whether styled an affirmative covenant, a negative covenant or otherwise) or event of default that is either more restrictive than the corresponding covenant or Event of Default contained herein or not comparable to any covenant or Event of Default contained herein, this Agreement shall be deemed to have been amended to incorporate such restrictive covenant or Event of Default, mutatis mutandis, into Section 5, Section 6 or Section 7 of this Agreement, as applicable; provided that any such restrictive covenant incorporated by reference to any Permitted Additional First Lien Debt shall automatically cease to be a part of this Agreement at such time as such Indebtedness shall have been refinanced or otherwise repaid. The Company covenants and agrees that (a) it will provide to the Administrative Agent promptly after the execution thereof true and complete copies of the definitive documents evidencing or governing any Permitted Additional First Lien Debt and (b) it will execute any and all further documents and agreements, including amendments hereto, and take all such further actions, as shall be reasonably requested by the Administrative Agent to give effect to the intent of this Section.

1.6. Exhibits and Schedules. All Exhibits and Schedules to this Agreement shall remain the same as the corresponding Exhibits and Schedules to the Original Credit Agreement; provided, however, that Schedule 4.14(a) and Schedule 4.17 shall be amended and restated as attached hereto.

SECTION 2. LOANS AND LETTERS OF CREDIT

2.1. Term Loans. (a) Tranche B Term Loan Commitments. Subject to the terms and conditions hereof, each Lender agrees to make, on the Closing Date, a Tranche B Term Loan to the Company in US Dollars in an aggregate principal amount equal to such Lender’s Tranche B Term Loan Commitment. Amounts borrowed pursuant to this Section 2.1(a) that are repaid or prepaid may not be reborrowed. Each Lender’s Tranche B Term Loan Commitment shall terminate immediately and without any further action on the Closing Date upon the making of a Tranche B Term Loan by such Lender or on May 24, 2011, if the Closing Date shall not have occurred on or prior to such date.

(b) Incremental Term Commitments. Each Lender having an Incremental Term Loan Commitment agrees to make, subject to the terms and conditions set forth herein and in the applicable Incremental Assumption Agreement, Incremental Term Loans to the Company, in an aggregate principal amount equal to such Lender’s Incremental Term Loan Commitment. Amounts borrowed pursuant to this Section 2.1(b) that are repaid or prepaid may not be reborrowed.

(c) Borrowing Mechanics for Term Loans.

(i) Each Term Loan shall be made as part of one or more Borrowings consisting of Term Loans of the same Class and of such Types as shall be specified in the applicable Funding Notice made by the Term Lenders of such Class proportionately to their applicable Pro Rata Shares. At the commencement of each Interest Period for any Eurodollar Rate Term Borrowing, such Borrowing shall be in an aggregate minimum amount of US$5,000,000 and integral multiples of US$1,000,000 in excess of such amount; provided that a Eurodollar Rate Term Borrowing that results from a continuation of an outstanding Eurodollar Rate Term Borrowing may be in an aggregate amount that is equal to such outstanding Borrowing. At the time any Base Rate Term Borrowing is made, such Borrowing shall be in an aggregate minimum amount of US$5,000,000 and integral multiples of US$1,000,000 in excess of such amount; provided that a Base Rate Term Borrowing that results from a conversion of an outstanding Eurodollar Rate Term Borrowing may be in an aggregate amount that is equal to such outstanding Borrowing.

(ii) To request a Term Borrowing, the Company shall deliver to the Administrative Agent a fully completed and executed Funding Notice (A) if the Funding Notice shall relate to any Eurodollar Rate Term Borrowing, not later than 12:00 p.m. (New York City time) at least three Business Days in advance of the proposed Credit Date and (B) if the Funding Notice shall relate solely to a Base Rate Term Borrowing, not later than 12:00 p.m. (New York City time) at least one Business Day in advance of the proposed Credit Date. Promptly upon receipt by the Administrative Agent of a Funding Notice in accordance with this paragraph, the Administrative Agent shall notify each Term Lender of the applicable Class of the details thereof and of the amount of such Lender’s Term Loan to be made as part of the requested Term Borrowing. If the Funding Notice shall relate to any Eurodollar Rate Term Borrowing, any failure to make such Borrowing shall be subject to Section 2.17(c).

(iii) Each Lender shall make the principal amount of its Tranche B Term Loan required to be made by it hereunder available to the Administrative Agent not later than 12:00 p.m. (New York City time) on the Closing Date by wire transfer of same day funds in US Dollars to the account of the Administrative Agent designated by it for such purpose by notice to the Lenders. The Administrative Agent will make each such Tranche B Term Loan available to the Company by promptly remitting the amounts so received, in like funds, to the account of the Company specified by the Company in the applicable Funding Notice.

2.2. Revolving Loans. (a) Revolving Commitments. During the Revolving Commitment Period, subject to the terms and conditions hereof, each Lender agrees to make

Revolving Loans in US Dollars to the Borrowers in an aggregate principal amount that will not result in (i) such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment, (ii) the Total Utilization of Revolving Commitments exceeding the Total Revolving Commitments or (iii) the Borrowing Base Coverage Ratio being less than 1.10:1.00. Amounts borrowed pursuant to this Section 2.2(a) that are repaid or prepaid may, subject to the terms and conditions hereof, be reborrowed during the Revolving Commitment Period. Each Lender’s Revolving Commitment shall terminate on the Revolving Commitment Termination Date.

(b) Borrowing Mechanics for Revolving Loans.

(i) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans of the same Type made by the Revolving Lenders proportionately to their applicable Pro Rata Shares. At the commencement of each Interest Period for any Eurodollar Rate Revolving Borrowing, such Borrowing shall be in an aggregate minimum amount of US$5,000,000 and integral multiples of US$1,000,000 in excess of such amount; provided that a Eurodollar Rate Revolving Borrowing that results from a continuation of an outstanding Eurodollar Rate Revolving Borrowing may be in an aggregate amount that is equal to such outstanding Borrowing. At the time each Base Rate Revolving Borrowing is made, such Borrowing shall be in an aggregate minimum amount of US$5,000,000 and integral multiples of US$1,000,000 in excess of such amount; provided that such Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Total Revolving Commitments or that is required to finance the reimbursement of a drawing under a Letter of Credit as contemplated by Section 2.3(d).

(ii) To request a Revolving Borrowing, the Company, on behalf of the applicable Borrower, shall deliver to the Administrative Agent a fully completed and executed Funding Notice (A) in the case of a Eurodollar Rate Borrowing, not later than 12:00 p.m. (New York City time) at least three Business Days in advance of the proposed Credit Date and (B) in the case of a Base Rate Borrowing, not later than 12:00 p.m. (New York City time) at least one Business Day in advance of the proposed Credit Date. In lieu of delivering a Funding Notice, the Company, on behalf of the applicable Borrower, may give, not later than the applicable time set forth above, the Administrative Agent telephonic notice of any proposed Revolving Borrowing; provided that such telephonic notice shall be promptly confirmed in writing by delivery to the Administrative Agent of a fully completed and executed Funding Notice. In the event of any discrepancy between the telephonic notice and the Funding Notice, the Funding Notice shall govern and control. Promptly upon receipt by the Administrative Agent of a Funding Notice in accordance with this paragraph, the Administrative Agent shall notify each Revolving Lender of the details thereof and of the amount of such Lender’s Revolving Loan to be made as part of the requested Revolving Borrowing. Except as otherwise provided herein, a Funding Notice for a Eurodollar Rate Revolving Borrowing shall be irrevocable on and after the related Interest Rate Determination Date, and the applicable Borrower shall be bound to make a Borrowing in accordance therewith; any failure to make such Borrowing shall be subject to Section 2.17(c).

(iii) Each Lender shall make the principal amount of its Revolving Loan required to be made by it hereunder on any Credit Date available to the Administrative Agent not later than 12:00 p.m. (New York City time) on the applicable Credit Date by wire transfer of same day funds in US Dollars to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make each such Revolving Loan available to the applicable Borrower by promptly remitting the amounts so received, in like funds, to the account of such Borrower (or, in the case of a Base Rate Revolving Borrowing made to finance reimbursement of a drawing under a Letter of Credit as contemplated by Section 2.3(d), the applicable Issuing Bank) specified by the Company in the applicable Funding Notice.

2.3. Letters of Credit. (a) General. During the Revolving Commitment Period, subject to the terms and conditions hereof, each Issuing Bank agrees to issue Letters of Credit for the account of any of the Borrowers or, so long as the Company is a joint and several co-applicant with respect thereto, the account of any other Subsidiary of the Company; provided that no Letter of Credit shall be issued (or amended, renewed or extended) by any Issuing Bank unless (i) such Issuing Bank shall have given written notice thereof to the Administrative Agent pursuant Section 2.3(g), (ii) such Letter of Credit shall be denominated in US Dollars and in a stated amount not less than US$5,000,000, or such lesser amount as shall be acceptable to such Issuing Bank, (iii) after giving effect thereto (A) the Total Utilization of Revolving Commitments shall not exceed the Total Revolving Commitments and (B) the total Letter of Credit Usage shall not exceed the Letter of Credit Sublimit, (iv) such Letter of Credit shall have an expiration date that is not later than the earlier of (A) five days prior to the Revolving Maturity Date and (B) the date one year (in the case of a standby Letter of Credit) or 180 days (in the case of a commercial Letter of Credit) after the date of issuance of such Letter of Credit (or, in the case of any renewal or extension of a standby Letter of Credit, one year after the date of such renewal or extension) and (v) such issuance (or amendment, renewal or extension) is in accordance with such Issuing Bank’s standard operating procedures. The Company unconditionally and irrevocably agrees that, in connection with any Letter of Credit issued for the account of any Subsidiary as provided in the first sentence of this paragraph, it will be fully responsible for the reimbursement of any drawing under such Letter of Credit, the payment of interest thereon and the payment of fees due under Section 2.10 to the same extent as if it were the sole account party in respect of such Letter of Credit (and for all purposes hereunder, such Letter of Credit shall be deemed to have been issued for the account of the Company). Each Letter of Credit shall be in the form acceptable to the applicable Issuing Bank in its reasonable discretion and shall be issued in accordance with such Issuing Bank’s standard operating procedures. Subject to the foregoing, the applicable Issuing Bank may agree that a Letter of Credit will automatically extend for one or more successive periods not to exceed one year each (but in any event to a date not later than five days prior to the Revolving Maturity Date) unless such Issuing Bank elects not to extend for any such additional period. Each Issuing Bank at its option may issue any Letter of Credit by causing any domestic or foreign branch or Affiliate of such Issuing Bank to issue such Letter of Credit; provided that any exercise of such option shall not affect the obligation of the applicable Borrower to reimburse any drawing under such Letter of Credit in accordance with the terms of this Agreement. Notwithstanding the foregoing provisions of this Section 2.3(a), if at least one Business Day prior to the time a Letter of Credit is to be issued, amended, renewed or extended, the Administrative Agent shall have notified the applicable Issuing Bank, or the Majority in Interest of the Revolving Lenders shall have notified the applicable Issuing Bank (with a copy to the Administrative Agent), in writing that, as a result of one or more events or circumstances described in such notice, one or more of the conditions precedent set forth in Section 3.2 shall not be satisfied, such Issuing Bank shall have no obligation to issue, amend, renew or extend any Letter of Credit until and unless it shall be satisfied that all such conditions precedent shall be satisfied.

(b) Request for Issuance, Amendment, Renewal or Extension. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Company, on behalf of the applicable Borrower, shall deliver to the Administrative Agent and the applicable Issuing Bank an Issuance Notice not later than 12:00 p.m. (New York City time) at least three Business Days (in the case of standby Letters of Credit) or five Business Days (in the case of commercial Letters of Credit), or in each case such shorter period as may be agreed to by such Issuing Bank in any particular instance, in advance of the requested date of issuance, amendment, renewal or extension. If requested by the applicable Issuing Bank, the Company, on behalf of the applicable Borrower, also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any such request; provided that in the event of any inconsistency or conflict between the terms and conditions of such letter of credit application and the terms and conditions of this Agreement, the terms and conditions of this Agreement shall govern and control.

(c) Responsibility of the Issuing Banks. In determining whether to honor any drawing under any Letter of Credit, the sole responsibility of an Issuing Bank shall be to examine the documents delivered under such Letter of Credit with reasonable care so as to ascertain whether such documents appear on their face to be in accordance with the terms and conditions of such Letter of Credit, it being agreed that, with respect to such documents that appear on their face to be in substantial compliance, but are not in strict compliance, with the terms of such Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents. As between the Borrowers and any Issuing Bank, the Borrowers assume all risks of the acts and omissions of, or misuse of any Letters of Credit by, the beneficiary of any Letter of Credit. In furtherance and not in limitation of the foregoing, any act taken or omitted to be taken by any Issuing Bank under or in connection with any Letter of Credit or any documents or certificates delivered thereunder, if taken or omitted in good faith, shall not give rise to any liability on the part of such Issuing Bank to any Borrower, and none of the Issuing Banks or any of their Related Parties shall have any responsibility for (and none of their rights or powers hereunder shall be affected or impaired by) (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any Person in connection with the application for and issuance of, or any drawing under, any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged, (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason, (iii) failure of the beneficiary of any Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit, (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, facsimile or otherwise, (v) errors in interpretation of technical terms, (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit, (vii) the misapplication by the beneficiary of any Letter of Credit of the proceeds of any drawing under such Letter of Credit or (viii) any consequences arising from causes beyond the control of the applicable Issuing Bank, including any Governmental Acts; provided that, subject to Section 9.3(b) and the other provisions hereof, each applicable Borrower shall retain any and all rights it may have against an Issuing Bank for any liability arising solely out of the gross negligence or willful misconduct of such Issuing Bank, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(d) Reimbursement by the Borrowers. In the event an Issuing Bank shall have honored a drawing under any Letter of Credit, it shall promptly notify the applicable Borrower and the Administrative Agent thereof, and such Borrower shall reimburse such Issuing Bank for such drawing by paying to such Issuing Bank an amount in US Dollars in same day funds equal to the amount of such drawing not later than (i) if such Borrower shall have received notice of such drawing prior to 10:00 a.m. (New York City time) on any Business Day, then 1:00 p.m. (New York City time) on the Business Day immediately following the day that such Borrower received such notice or (ii) otherwise, 1:00 p.m. (New York City time) on the second Business Day immediately following the day that such Borrower receives such notice (the date on which such Borrower is required to reimburse a drawing under any Letter of Credit is referred to herein as the “Reimbursement Date” in respect of such drawing); provided that the Company, on behalf of the applicable Borrower, may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.2(b) that such reimbursement payment be financed with a Base Rate Revolving Borrowing and, to the extent so financed, such Borrower’s obligation to make such reimbursement payment shall be discharged and replaced by the resulting Base Rate Revolving Borrowing.

(e) Revolving Lenders’ Participations in Letters of Credit. Immediately upon the issuance of any Letter of Credit, each Revolving Lender shall be deemed to have purchased from the applicable Issuing Bank, and agrees to fund as set forth herein, a participation in such Letter of Credit and any drawings thereunder in an amount equal to such Lender’s Pro Rata Share of the maximum amount that is or at any time may become available to be drawn under such Letter of Credit. In the event that any Borrower shall fail for any reason to reimburse the applicable Issuing Bank for any drawing under a Letter of Credit as provided in Section 2.3(d), such Issuing Bank shall promptly notify the Administrative Agent thereof and of the unreimbursed amount of such drawing and, promptly upon receipt of such notice, the Administrative Agent shall notify each Revolving Lender of the details of such notice and of such Lender’s Pro Rata Share of such unreimbursed amount. Each Revolving Lender shall make available an amount equal to such Lender’s Pro Rata Share of such unreimbursed amount to the Administrative Agent not later than 1:00 p.m. (New York City time) on the first Business Day following the date of receipt of such notice, by wire transfer of same day funds in US Dollars to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders, and the Administrative Agent shall promptly remit the amounts so received, in like funds, to the applicable Issuing Bank. In the event that any Revolving Lender fails to make available, for the account of any Issuing Bank, any payment referred to in the preceding sentence, such Issuing Bank shall be entitled to recover such amount on demand from such Lender, together with interest thereon for three Business Days at the rate customarily used by such Issuing Bank for the correction of errors among banks and thereafter at the Base Rate. Each Revolving Lender acknowledges and agrees that, in issuing, amending, renewing or extending any Letter of Credit, the applicable Issuing Bank shall be entitled to rely, and shall not incur any liability for relying, upon the representation and warranty of the applicable Borrower deemed made pursuant to Section 3.2. In the event an Issuing Bank shall have been reimbursed by the Revolving Lenders pursuant to this Section 2.3(e) for all or any portion of any drawing honored by such Issuing Bank under a Letter of Credit, such Issuing Bank shall distribute to each Revolving Lender that has paid all amounts payable by it under this Section 2.3(e) with respect to such drawing such Lender’s Pro Rata Share of all payments subsequently received by such Issuing Bank by or on behalf of the applicable Borrower in reimbursement of such drawing when such payments are received. Any payment made by a Revolving Lender pursuant to this Section 2.3(e) to reimburse an Issuing Bank for a drawing under a Letter of Credit (other than the funding of a Base Rate Revolving Borrowing as contemplated by Section 2.3(d)) shall not constitute a Loan and shall not relieve the applicable Borrower of its obligation to reimburse such drawing.

(f) Obligations Absolute. The obligation of the Borrowers to reimburse each Issuing Bank for drawings honored under the Letters of Credit issued by such Issuing Bank and the obligations of the Revolving Lenders under Section 2.3(e) shall be unconditional and irrevocable and shall be paid and performed strictly in accordance with the terms hereof under all circumstances, notwithstanding (i) any lack of validity or enforceability of any Letter of Credit, (ii) the existence of any claim, set-off, defense or other right that any Borrower or any Lender may have at any time against any beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), the applicable Issuing Bank or any other Person or, in the case of any Lender, against any Borrower, whether in connection herewith, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Borrower or any Subsidiary and the beneficiary under any Letter of Credit), (iii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, (iv) payment by the applicable Issuing Bank under any Letter of Credit against presentation of a draft or other document that does not substantially comply with the terms of such Letter of Credit, (v) any adverse change in the business, operations, properties or condition (financial or otherwise) of the Company or any of its Subsidiaries, (vi) any breach hereof or any other Credit Document by any party thereto, (vii) any Default or Event of Default having occurred and be continuing and (viii) any other event or condition whatsoever, whether or not similar to any of the foregoing; provided that, subject to Section 9.3(b) and the other provisions hereof, each applicable Borrower shall retain any and all rights it may have against an Issuing Bank for any liability arising solely out of the gross negligence or willful misconduct of such Issuing Bank, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(g) Issuing Bank Reports to the Administrative Agent. Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall, in addition to its notification obligations set forth elsewhere in this Section 2.3, report in writing to the Administrative Agent (i) periodic activity (for such period or recurrent periods as shall be requested by the Administrative Agent) in respect of Letters of Credit issued by such Issuing Bank, including all issuances, extensions, amendments and renewals, all expirations and cancelations and all honored drawings and reimbursements thereof, (ii) reasonably prior to the time that such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the face amount of the Letters of Credit issued, amended, renewed or extended by such Issuing Bank and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed), (iii) on each day on which such Issuing Bank honors any drawing under any Letter of Credit, the date and amount of the drawing so honored, (iv) on any Business Day on which any Borrower reimburses or fails to reimburse any drawing under a Letter of Credit as required hereunder, the date of such reimbursement or such failure and the amount of such reimbursed or unreimbursed drawing and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit.

(h) Cash Collateralization. If any Event of Default shall occur and be continuing, on the day that the Company receives notice from the Administrative Agent or the Requisite Lenders (or, if the maturity of the Loans has been accelerated, a Majority in Interest of the Revolving Lenders) demanding the deposit of cash collateral pursuant to this Section 2.3(h), the Company shall deposit in a Deposit Account in the name of the Administrative Agent, for the benefit of the Issuing Banks and the Lenders, an amount in cash equal to the Letter of Credit Usage as of such day plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without presentment, demand, protest or other requirement of any kind, upon the occurrence of any Event of Default specified in Section 7.1(g). The Company also shall deposit cash collateral in accordance with this Section 2.3(h) as and to the extent required by Section 2.13(e) or 2.21. Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrowers under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Company’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Funds in such account shall be applied by the Administrative Agent to reimburse the Issuing Banks for honored drawings under Letters of Credit for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the Letter of Credit Usage at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of each Issuing Bank), be applied to satisfy other obligations of the Borrowers under this Agreement. If the Company is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Company within three Business Days after all Events of Default have been cured or waived and the Administrative Agent shall have received a certificate from a Responsible Officer of the Company to that effect. If the Company is required to provide an amount of cash collateral hereunder pursuant to Section 2.13(e), such amount (to the extent not applied as aforesaid) shall be returned to the Company as and to the extent that, after giving effect to such return, the Total Utilization of Revolving Commitments would not exceed the Total Revolving Commitments and no Default or Event of Default shall have occurred and be continuing.

(i) Termination of any Issuing Bank; Designation of Additional Issuing Banks.

(i) The Company may terminate the appointment of any Issuing Bank as an “Issuing Bank” hereunder by providing written notice thereof to such Issuing Bank, with a copy to the Administrative Agent. Any such termination shall become effective upon the earlier of (i) such Issuing Bank acknowledging receipt of such notice and (ii) the 10th Business Day following the date of the delivery thereof; provided that no such termination shall become effective until and unless the Letter of Credit Usage attributable to Letters of Credit issued by such Issuing Bank shall have been reduced to zero. At the time any such termination shall become effective, the applicable Borrowers shall pay all unpaid fees accrued for the account of the terminated Issuing Bank pursuant to Section 2.10(b). Notwithstanding the effectiveness of any such termination, the terminated Issuing Bank shall continue to have all the rights of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such termination, but shall not issue any additional Letters of Credit.

(ii) The Company may, at any time and from time to time, with the consent of the Administrative Agent (which consent shall not be unreasonably withheld), designate as additional Issuing Banks one or more Revolving Lenders that agree to serve in such capacity as provided below. The acceptance by a Revolving Lender of an appointment as an Issuing Bank hereunder shall be evidenced by an agreement, which shall be in form and substance reasonably satisfactory to the Administrative Agent, executed by the Company, the Administrative Agent and such designated Revolving Lender and, from and after the effective date of such agreement, (i) such Revolving Lender shall have all the rights and obligations of an Issuing Bank under this Agreement and (ii) references herein to the term “Issuing Bank” shall be deemed to include such Revolving Lender in its capacity as an issuer of Letters of Credit hereunder.

2.4. Pro Rata Shares; Obligations Several. All Loans on the occasion of any Borrowing shall be made, and all participations in Letters of Credit purchased, by the Lenders proportionately to their applicable Pro Rata Shares. The failure of any Lender to make any Loan or purchase any participation required hereunder shall not relieve any other Lender of its obligations hereunder; provided that the Commitments and other obligations of the Lenders hereunder are several, and no Lender shall be responsible for the failure of any other Lender to make any Loan or purchase any participation required hereunder or to satisfy any of its other obligations hereunder.

2.5. Use of Proceeds. The Borrowers shall use the proceeds of the Tranche B Term Loans and the Revolving Loans, if any, made on the Closing Date to refinance a portion of the outstanding indebtedness under the UST Credit Agreement and the EDC Credit Agreement and to pay fees and expenses incurred in connection with the transactions contemplated hereby. The Company shall use any remaining proceeds of the Tranche B Term Loans made on the Closing Date and the Borrowers shall use the proceeds of the Revolving Loans made after the Closing Date for ongoing working capital requirements and other general corporate purposes of the Company and the Subsidiaries, including the repayment of certain other Indebtedness. Letters of Credit may be requested by the Borrowers solely for general corporate purposes of the Company and the Subsidiaries. The Company shall use the proceeds of any Incremental Term Loans for ongoing working capital requirements and other general corporate purposes of the Company and the Subsidiaries, including the repayment of certain other Indebtedness, or for such other purposes as may be set forth in the applicable Incremental Assumption Agreement. The Borrowers agree that no portion of the proceeds of any Loan will be used in any manner that entails a violation (including on the part of any Lender) of any regulation of the Board of Governors, including Regulations T, U and X, or of the Exchange Act.

2.6. Evidence of Debt; Register; Notes. (a) Lenders’ Evidence of Debt. Each Lender shall maintain records evidencing the Obligations of each Borrower owing to such Lender, including the principal amounts of the Loans made by such Lender and each repayment and prepayment in respect thereof. Such records maintained by any Lender shall be conclusive and binding on each Borrower, absent manifest error; provided that the failure to maintain any such records, or any error therein, shall not in any manner affect the obligation of any Borrower to pay any amounts due hereunder in accordance with the terms hereof; provided further that in the event of any inconsistency between the records maintained by any Lender and the records maintained by the Administrative Agent, the records maintained by the Administrative Agent shall govern and control.

(b) Register. The Administrative Agent shall maintain at one of its offices records of the name and address of, and the Commitments of and the principal amount of the Loans owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding on each Borrower and each Lender, absent manifest error; provided that the failure to maintain the Register, or any error in the recordations therein, shall not in any manner affect the obligation of any Lender to make a Loan or other payment hereunder or the obligation of any Borrower to pay any amounts due hereunder, in each case in accordance with the terms of this Agreement. The Register shall be available for inspection by the Borrowers or any Lender (but only with respect to any entry relating to such Lender’s Commitments or Loans) at any reasonable time and from time to time upon reasonable prior notice. The Borrowers hereby designate the Person serving as the Administrative Agent to serve as the Borrowers’ agent solely for purposes of maintaining the Register as provided in this Section 2.6(b) and agree that, to the extent such Person serves in such capacity, such Person and its Related Parties shall constitute “Indemnitees”. This Section 2.6 shall be construed so that the Loans are at all times maintained in “registered form” within the meaning of sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations (and any successor provisions).

(c) Notes. Upon request of any Lender by written notice to the Company (with a copy to the Administrative Agent) at least two Business Days prior to the Closing Date, or promptly following the request of any Lender at any time thereafter, the applicable Borrowers shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) to evidence such Lender’s Loans of any Class, which shall be in form approved by the Administrative Agent.

2.7. Interest on Loans and Letter of Credit Disbursements. (a) Subject to Section 2.9, each Loan of any Class shall bear interest on the outstanding principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:

(i) if a Base Rate Loan, at the Base Rate plus the Applicable Rate with respect to Loans of such Class;

(ii) if a Eurodollar Rate Loan, at the Adjusted Eurodollar Rate plus the Applicable Rate with respect to Loans of such Class.

The applicable Base Rate or Adjusted Eurodollar Rate shall be determined by the Administrative Agent, and such determination shall be conclusive and binding on the parties hereto, absent manifest error.

(b) The basis for determining the rate of interest with respect to any Loan, and the Interest Period with respect to any Eurodollar Rate Borrowing, shall be selected by the applicable Borrower. The Company shall specify such selection in the applicable Funding Notice or Conversion/Continuation Notice delivered in accordance herewith; provided that there shall be no more than ten (or such greater number as may be agreed to by the Administrative Agent) Eurodollar Rate Borrowings outstanding at any time. In the event the Company fails to specify in any Funding Notice the Type of the requested Borrowing, then the requested Borrowing shall be made as a Base Rate Borrowing. In the event the Company fails to deliver in accordance with Section 2.8 a Conversion/Continuation Notice with respect to any Eurodollar Rate Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted into a Base Rate Borrowing. In the event the Company, on behalf of any Borrower, requests the making of, or the conversion to or continuation of, any Eurodollar Rate Borrowing but fails to specify in the applicable Funding Notice or Conversion/Continuation Notice the Interest Period to be applicable thereto, such Borrower shall be deemed to have specified an Interest Period of one month. No Borrowing of any Class may be converted into a Borrowing of another Class.

(c) Interest on Loans shall accrue on a daily basis and shall be computed (i) in the case of Base Rate Loans, on the basis of a year of 365 days (or 366 days in a leap year) and (ii) in the case of Eurodollar Rate Loans, on the basis of a year of 360 days, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day’s interest shall accrue on such Loan.

(d) Except as otherwise set forth herein, accrued interest on each Loan shall be payable in arrears (i) on each Interest Payment Date applicable to such Loan, (ii) upon any voluntary or mandatory repayment or prepayment of such Loan (other than any voluntary prepayment of any Base Rate Revolving Loan), to the extent accrued on the amount being repaid or prepaid, (iii) if such Loan is a Revolving Loan, upon termination of the Revolving Commitments, (iv) on the Maturity Date applicable to such Loan and (v) in the event of any conversion of a Eurodollar Rate Loan prior to the end of the Interest Period then applicable thereto, on the effective date of such conversion.

(e) Each Borrower agrees to pay to each Issuing Bank, with respect to drawings honored under any Letter of Credit issued by such Issuing Bank for the account of such Borrower, interest on the amount paid by such Issuing Bank in respect of each such drawing from the date such drawing is honored to but excluding the date such amount is reimbursed by or on behalf of such Borrower at a rate per annum equal to (i) for the period from the date such drawing is honored to but excluding the applicable Reimbursement Date, the rate of interest payable hereunder with respect to Base Rate Revolving Loans and (ii) thereafter, the rate determined in accordance with Section 2.9. Interest payable pursuant to this Section 2.7(e) shall be computed on the basis of a year of 365 days (or 366 days in a leap year) for the actual number of days elapsed in the period during which it accrues, and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full. In the event the applicable Issuing Bank shall have been reimbursed by the Revolving Lenders for all or any portion of such drawing, such Issuing Bank shall distribute to each Revolving Lender that has paid all amounts payable by it under Section 2.3(e) with respect to such drawing such Lender’s applicable Pro Rata Share of any interest received by such Issuing Bank in respect of the portion of such drawing so reimbursed by the Revolving Lenders for the period from the date on which such Issuing Bank was so reimbursed by the Revolving Lenders to but excluding the date on which such portion of such drawing is reimbursed by the applicable Borrower.

2.8. Conversion/Continuation. (a) Subject to Section 2.17, the Borrowers shall have the option:

(i) to convert at any time all or any part of any Borrowing from one Type to the other Type; and

(ii) to continue, at the end of the Interest Period applicable to any Eurodollar Rate Borrowing, all or any part of such Borrowing as a Eurodollar Rate Borrowing and to elect an Interest Period therefor;

provided, in each case, that at the commencement of each Interest Period for any Eurodollar Rate Borrowing, such Borrowing shall be in an amount that complies with Section 2.1(c) or 2.2(b), as applicable.

In the event any Borrowing shall have been converted or continued in accordance with this Section 2.8 in part, such conversion or continuation shall be allocated ratably, in accordance with their applicable Pro Rata Shares, among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each part of such Borrowing resulting from such conversion or continuation shall be considered a separate Borrowing.

(b) To exercise a Borrower’s option pursuant to this Section 2.8, the Company, on behalf of the applicable Borrower, shall deliver a fully completed and executed Conversion/Continuation Notice to the Administrative Agent not later than 12:00 p.m. (New York City time) at least (i) one Business Day in advance of the proposed Conversion/Continuation Date, in the case of a conversion to a Base Rate Borrowing, and (ii) three Business Days in advance of the proposed Conversion/Continuation Date, in the case of a conversion to, or a continuation of, a Eurodollar Rate Borrowing. In lieu of delivering a

Conversion/Continuation Notice, the Company, on behalf of the applicable Borrower, may give, not later than the applicable time set forth above, the Administrative Agent telephonic notice of any proposed conversion/continuation; provided that such telephonic notice shall be promptly confirmed in writing by delivery to the Administrative Agent of a fully completed and executed Conversion/Continuation Notice. In the event of any discrepancy between the telephonic notice and the Conversion/Continuation Notice, the Conversion/Continuation Notice shall govern and control. Except as otherwise provided herein, a Conversion/Continuation Notice for a conversion to, or a continuation of, any Eurodollar Rate Borrowing shall be irrevocable on and after the related Interest Rate Determination Date, and the applicable Borrower shall be bound to effect a conversion or continuation in accordance therewith; any failure to effect such conversion or continuation in accordance therewith shall be subject to Section 2.17(c).

(c) Notwithstanding anything to the contrary herein, if an Event of Default under Section 7.1(a) or 7.1(g) or, at the request of the Requisite Lenders (or a Majority in Interest of Lenders of any Class), any other Event of Default shall have occurred and is continuing, then no outstanding Borrowing (of the applicable Class, in the case of such a request by a Majority in Interest of Lenders of any Class) may be converted to or continued as a Eurodollar Rate Borrowing.

2.9. Default Interest. Notwithstanding anything to the contrary herein, upon the occurrence and during the continuance of an Event of Default, any principal of or interest on any Loan or any fee or other amount payable by any Borrower hereunder shall bear interest, payable on demand, after as well as before judgment, at a rate per annum equal to (a) in the case of the principal of any Loan, 2% per annum in excess of the interest rate otherwise applicable hereunder to such Loan or (b) in the case of any other amount, a rate (computed on the basis of a year of 360 days for the actual number of days elapsed) that is 2% per annum in excess of the interest rate payable hereunder for Base Rate Revolving Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.9 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or any Lender.

2.10. Fees. (a) The Company agrees to pay to the Administrative Agent, in US Dollars, for the account of each Revolving Lender, for each day:

(i) a commitment fee equal to such Lender’s applicable Pro Rata Share of (A) the average of the difference on such day between (1) the Total Revolving Commitments and (2) the aggregate principal amount of all outstanding Revolving Loans and the Letter of Credit Usage, multiplied by (B) the Applicable Revolving Commitment Fee Percentage; and

(ii) a letter of credit fee equal to such Lender’s applicable Pro Rata Share of (A) the Letter of Credit Usage (excluding any portion thereof attributable to unreimbursed drawings under the Letters of Credit), determined as of the close of business on such day, multiplied by (B) the Applicable Rate for Eurodollar Rate Revolving Loans on such day.

(b) Each Borrower agrees to pay directly to each Issuing Bank, in US Dollars, for its own account, the following fees:

(i) for each day, a fronting fee equal to 0.25% per annum multiplied by the Letter of Credit Usage attributable to Letters of Credit issued by such Issuing Bank (excluding any portion thereof attributable to unreimbursed drawings under such Letters of Credit) for the account of such Borrower, determined as of the close of business on any such day; and

(ii) such customary documentary and processing charges for any issuance, amendment, transfer or payment of a Letter of Credit issued for the account of such Borrower as are in accordance with such Issuing Bank’s standard schedule for such charges and as in effect at the time of such issuance, amendment, transfer or payment, as the case may be, in each case to the extent that such charges have been mutually agreed upon between the Company and such Issuing Bank.

(c) All fees referred to in Sections 2.10(a) and 2.10(b)(i) shall be calculated on the basis of a year of 360 days and the actual number of days elapsed and shall be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year (i) in the case of the fees referred to in Section 2.10(a)(i), during the Revolving Commitment Period and (ii) in the case of the fees referred to in Section 2.10(a)(ii) or 2.10(b)(i), during the period from and including the Closing Date to but excluding the later of the Revolving Commitment Termination Date and the date on which the Letter of Credit Usage shall have been reduced to zero; provided that all such fees shall be payable on the Revolving Commitment Termination Date and any such fees accruing after such date shall be payable on demand.

(d) The Company agrees to pay on the Closing Date to each Lender party hereto as a Lender on the Closing Date, in US Dollars, a closing fee in an amount equal to (i) 1.00% of such Lender’s Tranche B Term Loan Commitment and (ii) 1.75% of such Lender’s Revolving Commitment, in each case as of the Closing Date, payable to such Lender from the proceeds of the Loans as and when funded on the Closing Date.

(e) The Company agrees to pay to the Administrative Agent and the Collateral Agent such other fees in the amounts and at the times as shall have been separately agreed upon in writing in respect of the credit facilities provided herein.

(f) Fees paid hereunder shall not be refundable or creditable under any circumstances.

2.11. Scheduled Installments; Repayment on Maturity Date. (a) Subject to Section 2.11(c), the Company shall repay Tranche B Term Borrowings on March 31, June 30, September 30 and December 31 of each year, commencing with September 30, 2011 and ending with the last such day to occur prior to the Tranche B Term Loan Maturity Date, in an aggregate principal amount for each such date equal to 0.25% of the aggregate principal amount of the Tranche B Term Borrowings outstanding on the Closing Date. To the extent not previously paid, all Tranche B Term Loans shall be due and payable on the Tranche B Term Loan Maturity Date.

(b) Subject to Section 2.11(c), the Company shall repay Incremental Term Loans of any Series in such amounts and on such date or dates as shall be specified therefor in the Incremental Assumption Agreement establishing the Incremental Term Commitments of such Series. To the extent not previously paid, all Incremental Term Loans of any Series shall be due and payable on the Incremental Term Loan Maturity Date with respect to such Incremental Term Loans.

(c) The Installments shall be reduced in connection with any voluntary or mandatory prepayments of the Tranche B Term Loans or the Incremental Term Loans of any Series, as the case may be, in accordance with Section 2.14.

(d) Prior to any repayment of any Term Borrowings of any Class under this Section 2.11, the Company shall select the Term Borrowing or Term Borrowings of the applicable Class to be repaid and the Company shall notify the Administrative Agent of such selection. Each such notice may be given by telephone or in writing (and, if given by telephone, shall promptly be confirmed in writing). Each repayment of a Term Borrowing shall be allocated among the Lenders holding Loans comprising such Term Borrowing in accordance with their applicable Pro Rata Shares.

(e) The applicable Borrowers shall repay the then unpaid principal amount of each Revolving Loan on the Revolving Maturity Date.

2.12. Voluntary Prepayments/Commitment Reductions. (a) Voluntary Prepayments. (i) At any time and from time to time, the Borrowers may, without premium or penalty (other than as set forth in Section 2.12(c)) but subject to compliance with the conditions set forth in this Section 2.12(a) and Section 2.17(c), prepay any Borrowing on any Business Day in whole or in part; provided that each such partial voluntary prepayment of any Borrowing shall be in an aggregate minimum principal amount of US$5,000,000 and integral multiples of US$1,000,000 in excess of such amount, or such lesser amount that is equal to the remaining principal amount outstanding of the applicable Borrowing.

(ii) To make a voluntary prepayment pursuant to Section 2.12(a)(i), the Company, on behalf of the applicable Borrower, shall notify the Administrative Agent not later than 12:00 p.m. (New York City time) (A) at least one Business Day prior to the date of prepayment, in the case of prepayment of Base Rate Borrowings, or (B) at least three Business Days prior to the date of prepayment, in the case of prepayment of Eurodollar Rate Borrowings. Each such notice shall specify the prepayment date (which shall be a Business Day) and the principal amount of each Borrowing or portion thereof to be prepaid, and may be given by telephone or in writing (and, if given by telephone, shall promptly be confirmed in writing). Each such notice shall be irrevocable, and the principal amount of each Borrowing specified therein shall become due and payable on the prepayment date specified therein; provided that a notice of prepayment of Borrowings pursuant to Section 2.12(a)(i) may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be rescinded by the Company (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the applicable Class of the details thereof. Each voluntary prepayment of a Borrowing shall be allocated among the Lenders holding Loans comprising such Borrowing in accordance with their applicable Pro Rata Shares.

(b) Voluntary Commitment Reductions. (i) At any time and from time to time, the Company may, without premium or penalty but subject to compliance with the conditions set forth in this Section 2.12(b), terminate in whole or permanently reduce in part the Revolving Commitments in an amount up to the amount by which the Total Revolving Commitments exceed the Total Utilization of Revolving Commitments at the time of such proposed termination or reduction; provided that each such partial reduction of the Revolving Commitments shall be in an aggregate minimum amount of US$5,000,000 and integral multiples of US$1,000,000 in excess of such amount.

(ii) To make a voluntary termination or reduction of the Revolving Commitments pursuant to Section 2.12(b)(i), the Company shall notify the Administrative Agent not later than 12:00 p.m. (New York City time) at least three Business Days prior to the date of effectiveness of such termination or reduction. Each such notice shall specify the termination or reduction date (which shall be a Business Day) and the amount of any partial reduction, and may be given by telephone or in writing (and, if given by telephone, shall promptly be confirmed in writing). Each such notice shall be irrevocable, and the termination or reduction of the Revolving Commitments specified therein shall become effective on the date specified therein; provided that a notice of termination or reduction of the Revolving Commitments under Section 2.12(b)(i) may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be rescinded by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any such notice, the Administrative Agent shall advise the Revolving Lenders of the details thereof. Each voluntary reduction of the Revolving Commitments shall reduce the Revolving Commitments of the Revolving Lenders in accordance with their applicable Pro Rata Shares.

(c) Tranche B Term Loan Call Protection. In the event that all or any portion of the Tranche B Term Borrowings are (i) prepaid with the proceeds of any Indebtedness (including any new or additional Term Loans under this Agreement) that is broadly marketed or syndicated to banks, financial institutions or other investors and has a Weighted Average Yield that is less than the Weighted Average Yield for such Tranche B Term Loans as of the date of such prepayment or (ii) repriced (or effectively refinanced) through any amendment of this Agreement that reduces the Weighted Average Yield of such Tranche B Term Loans below the Weighted Average Yield of such Tranche B Term Loans immediately prior to giving effect to such amendment, any such prepayment, repricing or refinancing that occurs on or prior to the six-month anniversary of the First Amendment Effective Date shall be accompanied by a prepayment fee equal to 1.0% of the aggregate principal amount of such prepayment or the aggregate principal amount subject to such repricing or refinancing.

2.13. Mandatory Prepayments/Commitment Reductions. (a) Asset Sales. Not later than the fifth Business Day following the date of receipt by the Company or any other Group Member of any Net Cash Proceeds in respect of any Asset Sale, the Company shall prepay the Term Borrowings in an aggregate amount equal to such Net Cash Proceeds; provided that, so long as no Default or Event of Default shall have occurred and be continuing, the Company may, prior to the date of the required prepayment, deliver to the Administrative Agent a certificate of a Responsible Officer of the Company to the effect that the Company intends to cause an amount equal to such Net Cash Proceeds (or a portion thereof specified in such certificate) to be reinvested in long-term productive assets of the general type used in the business of the Company and the other Group Members within 365 days after the receipt of such Net Cash Proceeds, and certifying that, as of the date thereof, no Default or Event of Default has occurred and is continuing, in which case during such period the Company shall not be required to make such prepayment to the extent of the amount set forth in such certificate; provided further that any amount equal to such Net Cash Proceeds that are not so reinvested by the end of such period shall be applied to prepay the Term Borrowings promptly upon the expiration of such period. Any amount set forth in any such certificate shall, pending reinvestment or application to make a prepayment as provided in this Section 2.13(a), be, at the option of the Company, (i) held in a Deposit Account of the Company that is subject to a Control Agreement in favor of the Collateral Agent or (ii) applied to prepay outstanding Revolving Loans (in which case an amount of the Revolving Commitments equal to the amount of the proceeds so applied shall be restricted and not available for Credit Extensions to the Borrowers other than Borrowings the proceeds of which are promptly reinvested or applied to make a prepayment as provided in this Section 2.13(a)). Notwithstanding the foregoing, (A) no prepayment of the Term Borrowings shall be required pursuant to this Section 2.13(a) to the extent such Net Cash Proceeds constitute the proceeds of any Disposition of DOE Assets and are applied to prepay a Permitted DOE Facility and (B) any Net Cash Proceeds required to be applied to Term Borrowings pursuant to this Section 2.13(a) shall be applied ratably among the Term Loans and, to the extent required by the terms of the Permitted DOE Facility or any Permitted Additional First Lien Debt then outstanding, the principal amount of the DOE Pari Passu Amount, if any, then outstanding and secured by the Liens created under the Collateral Documents or the principal amount of such Permitted Additional First Lien Debt then outstanding, as the case may be, and the prepayment of the Term Borrowings required pursuant to this Section 2.13(a) shall be reduced accordingly.

(b) Recovery Events. Not later than the fifth Business Day following the date of receipt by the Company or any other Group Member, or by the Administrative Agent as loss payee, of any Net Cash Proceeds in respect of any Recovery Event, the Company shall prepay the Term Borrowings in an aggregate amount equal to such Net Cash Proceeds; provided that, so long as no Default or Event of Default shall have occurred and be continuing, the Company may, prior to the date of the required prepayment, deliver to the Administrative Agent a certificate of a Responsible Officer of the Company to the effect that the Company intends to cause an amount equal to such Net Cash Proceeds (or a portion thereof specified in such certificate) to be reinvested in long-term productive assets of the general type used in the business of the Company and the other Group Members (including through the repair, restoration or replacement of the damaged, destroyed or condemned assets) within 365 days after the receipt of such Net Cash Proceeds, and certifying that, as of the date thereof, no Default or Event of Default has occurred and is continuing, in which case during such period the Company shall not be required to make such prepayment to the extent of the amount set forth in such certificate; provided further that any amount equal to such Net Cash Proceeds that are not so reinvested by the end of such period shall be applied to prepay the Term Borrowings promptly upon the expiration of such period. Any amount set forth in any such certificate shall, pending reinvestment or application to make a prepayment as provided in this Section 2.13(b), be, at the option of the Company, (i) held in a Deposit Account of the Company that is subject to a Control Agreement in favor of the Collateral Agent or (ii) applied to prepay outstanding Revolving Loans (in which case an amount of the Revolving Commitments equal to the amount of the proceeds so applied shall be restricted and not available for Credit Extensions to the Borrowers other than Borrowings the proceeds of which are promptly reinvested or applied to make a prepayment as provided in this Section 2.13(b)). Notwithstanding the foregoing, (A) no prepayment of the Term Borrowings shall be required pursuant to this Section 2.13(b) to the extent such Net Cash Proceeds constitute the proceeds of any Recovery Event in respect of DOE Assets and are applied to prepay a Permitted DOE Facility and (B) any Net Cash Proceeds required to be applied to Term Borrowings pursuant to this Section 2.13(b) shall be applied ratably among the Term Loans and, to the extent required by the terms of the Permitted DOE Facility or any Permitted Additional First Lien Debt then outstanding, the principal amount of the DOE Pari Passu Amount, if any, then outstanding and secured by the Liens created under the Collateral Documents or the principal amount of such Permitted Additional First Lien Debt then outstanding, as the case may be, and the prepayment of the Term Borrowings required pursuant to this Section 2.13(b) shall be reduced accordingly.

(c) Issuance of Debt. Not later than the fifth Business Day following the date of receipt by the Company or any Group Member of any Net Cash Proceeds from the incurrence of any Indebtedness (other than any Indebtedness permitted to be incurred pursuant to Section 6.4, but including Indebtedness incurred pursuant to clause (l) of the definition of Permitted Indebtedness to the extent required thereunder), the Company shall prepay the Term Borrowings in an aggregate amount equal to 100% of such Net Cash Proceeds.

(d) Consolidated Excess Cash Flow. In the event that there shall be Consolidated Excess Cash Flow for any Fiscal Year (commencing with the Fiscal Year ending December 31, 2012), the Company shall, not later than 90 days after the end of such Fiscal Year, prepay the Term Borrowings of each Class in an aggregate principal amount equal to (i) the product of (A) 50% (or, if the Leverage Ratio as of the end of such Fiscal Year shall have been less than 3.75:1.00 and greater than or equal to 2.75:1.00, 25% or, if the Leverage Ratio as of the end of such Fiscal Year shall have been less than 2.75:1.00, 0%) of such Consolidated Excess Cash Flow and (B) the percentage of the aggregate principal amount of the Term Borrowings of all Classes outstanding as of the end of such Fiscal Year represented by the Term Borrowings of such Class outstanding as of the end of such Fiscal Year minus (ii) the aggregate principal amount of the Term Borrowings of such Class voluntarily prepaid by the Company pursuant to Section 2.12 during such Fiscal Year with Internally Generated Cash; provided that such prepayment with Consolidated Excess Cash Flow for any Fiscal Year shall be required only to the extent and in the amount that the aggregate amount of Balance Sheet Cash, Cash Equivalents and Marketable Securities, as reflected on the Company’s audited consolidated balance sheet as of the last day of such Fiscal Year, exceeds the Threshold Cash Requirement.

(e) Reductions of Revolving Commitments and Revolving Exposure. (i) If any prepayment of the Term Borrowings is required under Section 2.13(a), 2.13(b) or 2.13(c), but the amount of the required prepayment exceeds the outstanding amount of the Term Borrowings, then, on the date that such prepayment is required, the Revolving Commitments shall be reduced by an aggregate amount equal to the excess of the amount of the required prepayment over the outstanding amount of the Term Borrowings, and the Borrowers shall make any prepayment required under Section 2.13(e)(ii) as a result of such reduction.

(ii) In the event and on each occasion that the Total Utilization of Revolving Commitments exceeds the Total Revolving Commitments, the Borrowers shall prepay Revolving Borrowings (or, if no such Borrowings are outstanding, deposit cash collateral in an account with the Administrative Agent in accordance with Section 2.3(h)) in an aggregate amount equal to such excess.

(f) Notice and Certificate. Prior to or concurrently with any mandatory prepayment or reduction pursuant to this Section 2.13, the Company (i) shall notify the Administrative Agent of such prepayment or reduction and (ii) shall deliver to the Administrative Agent a certificate of a Responsible Officer of the Company demonstrating the calculation of the amount of the applicable prepayment or reduction. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid (with such specification to be in accordance with Section 2.14(b)), or the effective date and the amount of any such reduction, as applicable, and may be given by telephone or in writing (and, if given by telephone, shall promptly be confirmed in writing). Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the applicable Class of the details thereof. Each mandatory prepayment of any Borrowing shall be allocated among the Lenders holding Loans comprising such Borrowing in accordance with their applicable Pro Rata Shares. Each mandatory reduction of the Revolving Commitments shall reduce the Revolving Commitments of the Revolving Lenders in accordance with their applicable Pro Rata Shares.

2.14. Application of Prepayments. (a) Application of Voluntary Prepayments. Any voluntary prepayment of Term Borrowings of any Class pursuant to Section 2.12(a) shall be applied to reduce the subsequent Installments to be paid pursuant to Section 2.11 with respect to Term Borrowings of such Class in the manner specified by the Company in the notice of prepayment relating thereto (or, if no such manner is specified in such notice, on a pro rata basis (in accordance with the principal amounts of such Installments)).

(b) Application of Mandatory Prepayments. Any mandatory prepayment of Term Borrowings pursuant to Section 2.13 (i) shall be allocated between each Class of Term Borrowings on a pro rata basis (in accordance with the aggregate principal amount of outstanding Borrowings of each such Class), provided that (A) the prepayment of Term Borrowings pursuant to Section 2.13(d) shall be allocated to each Class of Term Borrowings as set forth therein and (B) the amounts so allocable to Incremental Term Loans of any Series may be applied to other Term Borrowings as provided in the applicable Incremental Assumption Agreement, and (ii) shall be applied to reduce the subsequent Installments to be paid pursuant to Section 2.11 with respect to Term Borrowings of any Class on a pro rata basis (in accordance with the principal amounts of such Installments).

2.15. General Provisions Regarding Payments. (a) All payments by the Borrowers or any other Credit Party of principal, interest, fees and other amounts required to be made hereunder or under any other Credit Document shall be made by wire transfer of same day funds in US Dollars, without defense, recoupment, setoff or counterclaim, free of any restriction or condition, to the account of the Administrative Agent most recently designated by it for such purpose and delivered to the Administrative Agent not later than 1:00 p.m. (New York City time) on the date due for the account of the Persons entitled thereto; provided that payments required to be made directly to an Issuing Bank shall be so made and payments made pursuant to Sections 2.17(c), 2.18, 2.19, 9.2 and 9.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any payment received by it hereunder for the account of any other Person to the appropriate recipient promptly following receipt thereof.

(b) All payments in respect of the principal amount of any Loan (other than voluntary prepayments of Base Rate Revolving Loans) shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest then due and payable before application to principal.

(c) If any Conversion/Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its applicable Pro Rata Share of any Eurodollar Rate Borrowing, the Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(d) Subject to the proviso set forth in the definition of “Interest Period”, whenever any payment to be made hereunder with respect to any Loan shall be stated to be due on a day that is not a Business Day, such payment shall be made on the immediately following Business Day, and such extension of time shall be included in the computation of the payment of interest hereunder.

(e) Any payment hereunder by or on behalf of any Borrower to the Administrative Agent that is not received by the Administrative Agent in same day funds prior to 1:00 p.m. (New York City time) on the date due shall be deemed to have been received, for purposes of computing interest and fees hereunder (including for purposes of determining the applicability of Section 2.9), on the Business Day immediately following the date of receipt (or, if later, the Business Day immediately following the date the funds received become available funds).

(f) If an Event of Default shall have occurred and the maturity of the Loans shall have been accelerated pursuant to Section 7.1, all payments or proceeds received by the Administrative Agent or the Collateral Agent in respect of any of the Obligations shall be applied in accordance with the application arrangements described in Section 5.2 of the Guarantee and Collateral Agreement.

(g) Unless the Administrative Agent shall have been notified by a Lender prior to the applicable Credit Date that such Lender does not intend to make available to the Administrative Agent the amount of such Lender’s Loan requested on such Credit Date, the

Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such Credit Date and may, in its sole discretion, but shall not be obligated to, make available to the applicable Borrower a corresponding amount on such Credit Date. In such event, if a Lender has not in fact made the amount of such Lender’s Loan requested on such Credit Date available to the Administrative Agent, then such Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand, such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of such payment to the Administrative Agent, (i) in the case of a payment to be made by such Lender, (A) at any time prior to the third Business Day following the date such amount is made available to the applicable Borrower, the customary rate set by the Administrative Agent for the correction of errors among banks and (B) thereafter, the Base Rate or (ii) in the case of a payment to be made by the applicable Borrower, the interest rate applicable hereunder to the applicable Loans of the applicable Class. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in the applicable Borrowing.

(h) Unless the Administrative Agent shall have been notified by a Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or Issuing Banks hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in its sole discretion, but shall not be obligated to, distribute to the Lenders or Issuing Banks, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or Issuing Banks, as the case may be, severally agrees to pay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, (i) at any time prior to the third Business Day following the date such amount is so distributed, at the customary rate set by the Administrative Agent for the correction of errors among banks and (ii) thereafter, at the Base Rate.

2.16. Ratable Sharing. The Lenders hereby agree among themselves that, except as otherwise provided in the Collateral Documents with respect to amounts realized from the exercise of rights with respect to Liens on the Collateral, if any Lender shall, whether through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of any principal, interest, amounts payable in respect of Letters of Credit, and fees owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) resulting in such Lender receiving payment of a greater proportion of the Aggregate Amounts Due to such Lender than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify the Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase (for cash at face value) participations in the Aggregate Amounts Due to the other Lenders so that all such payments of Aggregate Amounts Due shall be shared by all the Lenders ratably in accordance with the Aggregate Amounts Due to them; provided that, if all or part of such proportionately greater payment received by such purchasing

Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of any Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. The Company expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, consolidation, set-off or counterclaim with respect to any and all monies owing by the Borrowers to such holder with respect thereto as fully as if such holder were owed the amount of the participation held by such holder. The provisions of this Section 2.16 shall not be construed to apply to (i) any payment made by any of the Borrowers pursuant to and in accordance with the express terms of this Agreement (for the avoidance of doubt, as in effect from time to time), including the application of funds arising from the existence of a Defaulting Lender, or (ii) any payment obtained by any Lender as consideration for the assignment of or sale of a participation in Loans or other Obligations owing to it.

2.17. Making or Maintaining Eurodollar Rate Loans. (a) Inability to Determine Applicable Interest Rate. If, on or prior to any Interest Rate Determination Date with respect to any Interest Period for any Eurodollar Rate Borrowing, the Administrative Agent shall have determined (which determination shall be conclusive and binding on the parties hereto, absent manifest error) that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the Adjusted Eurodollar Rate for such Interest Period, then the Administrative Agent shall give prompt notice (which may be telephonic) thereof to the Company and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, Eurodollar Rate Loans until such time as the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist, and (ii) any Funding Notice or Conversion/Continuation Notice given by the Company with respect to the Loans in respect of which such determination was made shall be deemed to have been rescinded by the Company.

(b) Illegality or Impracticability of Eurodollar Rate Loans. In the event that on any date any Lender shall have determined (which determination shall be conclusive and binding upon all parties hereto) that the making, maintaining or continuation of its Eurodollar Rate Loans (i) has become unlawful as a result of an adoption of or change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or compliance by any Lender with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority if such request, guideline or directive is made or issued after the Closing Date or (ii) has become impracticable as a result of contingencies occurring after the date hereof which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by facsimile or by telephone confirmed in writing) to the Company and the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each other Lender). If the Administrative Agent receives (A) a notice from any Lender pursuant to clause (i) of the preceding sentence or (B) a notice from Lenders constituting the Requisite Lenders pursuant to clause (ii) of the preceding sentence, then (1) the obligation of such Lender (or, in the case of a notice referred to in clause (B) above, the Lenders) to make Loans as, or to convert Loans to, Eurodollar Rate Loans shall be suspended until such notice shall have been withdrawn by such Lender (or, in the case of a notice referred to in clause (B) above, Lenders constituting the

Requisite Lenders), (2) to the extent any such notice relates to a Eurodollar Rate Loan or Loans then being requested by the Company, on behalf of any of the Borrowers, pursuant to a Funding Notice or a Conversion/Continuation Notice, such Lender (or, in the case of a notice referred to in clause (B) above, the Lenders) shall make such Loan or Loans as (or continue such Loan or Loans as or convert such Loan or Loans to, as the case may be) a Base Rate Loan or Loans, (3) such Lender’s (or, in the case of a notice referred to in clause (B) above, the Lenders’) obligation to maintain outstanding Eurodollar Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law and (4) the Affected Loans shall automatically convert to Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender or the Requisite Lenders as described above relates to a Eurodollar Rate Loan then being requested by any of the Borrowers pursuant to a Funding Notice or a Conversion/Continuation Notice, the Company, on behalf of such Borrowers, shall have the option, subject to the provisions of Section 2.17(c), to rescind such Funding Notice or Conversion/Continuation Notice as to all Lenders by giving written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent of such rescission on the date on which the Affected Lender or the Requisite Lenders give notice of its or their determination as described above (which notice of rescission the Administrative Agent shall promptly transmit to the Lenders).

(c) Compensation for Breakage or Non-Commencement of Interest Periods. Each applicable Borrower shall compensate each Lender for all losses, costs, expenses and liabilities that such Lender may sustain in the event (i) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in any Funding Notice (or any telephonic request for a borrowing) given by the Company on behalf of such Borrower (other than as a result of a failure by such Lender to make such Loan in accordance with its obligations hereunder), whether or not such notice may be rescinded in accordance with the terms hereof, (ii) a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in any Conversion/Continuation Notice (or a telephonic request given for any conversion or continuation) given by the Company on behalf of such Borrower, whether or not such notice may be rescinded in accordance with the terms hereof, (iii) any payment of any principal of any Eurodollar Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (iv) the conversion of any Eurodollar Rate Loan other than on the last day of an Interest Period applicable thereto, (v) the assignment of any Eurodollar Rate Loan other than on the last day of an Interest Period applicable thereto as a result of a request by the Company pursuant to Section 2.22 or (vi) a prepayment of any Eurodollar Rate Loan does not occur on a date specified therefor in any notice of prepayment given by the Company, whether or not such notice may be rescinded in accordance with the terms hereof. Such loss, cost, expense or liability to any Lender shall be deemed to include an amount reasonably determined by such Lender to be the excess, if any, of (A) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted Eurodollar Rate that would have been applicable to such Loan (but not including the Applicable Rate applicable thereto), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (B) the amount of interest that would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for US Dollar deposits of a comparable amount and period from other banks in the London interbank market. To request compensation under this Section 2.17(c), a Lender shall deliver to the Company a certificate setting forth in reasonable detail the basis and calculation of any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.17(c), which certificate shall be conclusive and binding absent manifest error. Each applicable Borrower shall pay such Lender the amount or amounts shown as due on any such certificate within 30 days after receipt thereof.

(d) Booking of Eurodollar Rate Loans. Any Lender may make, carry or transfer Eurodollar Rate Loans at, to or for the account of any of its domestic or foreign branch offices or the office of any Affiliate of such Lender; provided that the exercise of such option shall not affect the amount that the Company is obligated to pay in respect of any such Loan or any amount hereunder.

(e) Assumptions Concerning Funding of Eurodollar Rate Loans. Calculation of all amounts payable to a Lender under this Section 2.17 and under Section 2.18 shall be made as though such Lender had actually funded each of its relevant Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of the term Adjusted Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided that each Lender may fund each of its Eurodollar Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.17 and under Section 2.18.

2.18. Increased Costs; Capital Adequacy. (a) Compensation for Increased Costs. In the event that any Lender (which term shall include each Issuing Bank for purposes of this Section 2.18(a)) shall determine (which determination shall be conclusive and binding on all parties hereto absent manifest error) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or governmental authority, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law) (provided that for purposes of this Agreement, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to have been adopted and become effective after the date hereof): (i) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurodollar Rate Loans that are reflected in the definition of the term “Adjusted Eurodollar Rate”); or (ii) imposes any other condition on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the London interbank market; and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems material, of agreeing to make, making or maintaining Eurodollar Rate Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, each applicable Borrower shall pay to such Lender, within 15 Business Days following receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder; provided that such Lender shall be entitled to request compensation pursuant to this Section 2.18(a) only to the extent it is the general practice or policy of such Lender to request such compensation from other borrowers under comparable facilities under similar circumstances (and such Lender so certifies to the Company). Such Lender shall deliver to the Company (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis and calculation of the additional amounts owed to such Lender under this Section 2.18(a), which statement shall be conclusive and binding on all parties hereto absent manifest error. Notwithstanding the foregoing, the Company shall not be required to compensate a Lender pursuant to this Section 2.18(a) for any amounts incurred more than 90 days prior to the date that such Lender notifies the Company of such Lender’s intention to claim compensation therefor; provided that if the circumstances giving rise to such claim have a retroactive effect, then such 90 day period shall be extended to include the period of such retroactive effect.

(b) Capital Adequacy Adjustment. In the event that any Lender (which term shall include each Issuing Bank for purposes of this Section 2.18(b)) shall have determined that the adoption, effectiveness, phase-in or applicability of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, in each case after the date hereof (provided that for purposes of this Agreement, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to have been adopted and become effective after the date hereof), has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or Revolving Commitments or Letters of Credit, or participations therein or other obligations hereunder with respect to the Loans or the Letters of Credit to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, within 15 Business Days after receipt by the

Company from such Lender of the statement referred to in the next sentence, each applicable Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation for such reduction; provided that such Lender shall be entitled to request compensation pursuant to this Section 2.18(b) only to the extent it is the general practice or policy of such Lender to request such compensation from other borrowers under comparable facilities under similar circumstances (and such Lender so certifies to the Company). Such Lender shall deliver to the Company (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis and calculation of the additional amounts owed to Lender under this Section 2.18(b), which statement shall be conclusive and binding on all parties hereto absent manifest error. Notwithstanding the foregoing, the Company shall not be required to compensate a Lender pursuant to this Section 2.18(b) for any amounts incurred more than 90 days prior to the date that such Lender notifies the Company of such Lender’s intention to claim compensation therefor; provided that if the circumstances giving rise to such claim have a retroactive effect, then such 90 day period shall be extended to include the period of such retroactive effect.

(c) Notwithstanding anything to the contrary in clauses (a) and (b) of this Section 2.18, such clauses shall not apply to Taxes, which shall be governed exclusively by Section 2.19.

2.19. Taxes; Withholding, Etc. (a) Payments to be Free and Clear. All sums payable by or on behalf of any Borrower or other Credit Party hereunder and under the other Credit Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Indemnified Tax.

(b) Withholding of Taxes. If any Borrower or other Credit Party or any other Person is required by law to make any deduction or withholding on account of any Indemnified Tax from any sum paid or payable by any Borrower or other Credit Party to the Administrative Agent or any Lender (which term shall include each Issuing Bank for purposes of this Section 2.19(b)) under any of the Credit Documents: (i) the Company shall notify the Administrative Agent of any such requirement or any change in any such requirement as soon as the Company becomes aware of it; (ii) the Company shall pay any such Indemnified Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Borrower or other Credit Party) for its own account or (if the liability is imposed on the Administrative Agent or such Lender, as the case may be) on behalf of and in the name of the Administrative Agent or such Lender; (iii) other than in respect of an Excluded Tax, the sum payable by such Borrower or Credit Party in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, the Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and (iv) within 30 days after paying any sum from which it is required by law to make any deduction or withholding, and within 30 days after the due date of payment of any Tax that it is required by clause (ii) above to pay, the Company shall deliver to the Administrative Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority; provided that no such additional amount shall be required to be paid to any Lender (other than a Lender that becomes a Lender pursuant to Section 2.22)

under clause (iii) above except to the extent that (A) any change, after the date hereof (in the case of each Lender listed on the signature pages hereof on the date hereof) or after the effective date of the Assignment Agreement or the Incremental Assumption Agreement pursuant to which such Lender became a Lender (in the case of each other Lender), in any such requirement (as a result of a Change in Tax Law) for a deduction, withholding or payment as is mentioned therein shall result in an increase in the rate of such deduction, withholding or payment from that in effect at the date hereof or at the date of such Assignment Agreement or such Incremental Assumption Agreement, as the case may be, in respect of payments to such Lender or (B) such additional amount results from any requirement for a deduction, withholding or payment imposed, levied, collected, withheld or assessed by a Non-US Jurisdiction; provided further that a Lender that shall have become a Lender pursuant to an Assignment Agreement shall not be entitled to receive any additional amounts in excess of the additional amounts such Lender’s assignor would have been entitled to receive pursuant to this Section 2.19(b).

(c) Evidence of Exemption from Withholding Tax.

(i) Each Lender that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. federal income tax purposes (a “Non-US Lender”) shall deliver to the Administrative Agent for transmission to the Company, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement or the Incremental Assumption Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of the Company or the Administrative Agent (each in the reasonable exercise of its discretion), (i) two original copies of Internal Revenue Service Form W-8BEN, W-8ECI and/or W-8IMY (or, in each case, any successor forms), properly completed and duly executed by such Lender, and such other documentation required under the Code and reasonably requested by the Company to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Credit Documents, or (ii) if such Lender is not a “bank” or other Person described in Section 881(c)(3) of the Code, a Certificate re Non-Bank Status together with two original copies of Internal Revenue Service Form W-8BEN and/or W-8IMY (or any successor form), properly completed and duly executed by such Lender, and such other documentation required under the Code and reasonably requested by the Company to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of interest payable under any of the Credit Documents.

(ii) Each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) for United States federal income tax purposes (a “US Lender”) and is not an exempt recipient within the meaning of Treasury Regulation Section 1.6049-4(c) shall deliver to the Administrative Agent and the Company on or prior to the Closing Date (or, if later, on or prior to the date on which such Lender becomes a party to this Agreement) two original copies of Internal Revenue Service Form W-9 (or any successor form), properly completed and duly executed by such Lender, certifying that such US Lender is entitled to an exemption from United States backup withholding tax, or otherwise prove that it is entitled to such an exemption. Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to this Section 2.19(c) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly deliver to the Administrative Agent for transmission to the Company two new original copies of Internal Revenue Service Form W-8BEN, W-8ECI and/or W-8IMY (or, in each case, any successor form), or a Certificate re Non-Bank Status and two original copies of Internal Revenue Service Form W-8BEN (or any successor form), as the case may be, properly completed and duly executed by such Lender, and such other documentation required under the Code and reasonably requested by the Company to confirm or establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to payments to such Lender under the Credit Documents, or notify the Administrative Agent and the Company of its inability to deliver any such forms, certificates or other evidence.

(iii) In the case of a Borrowing Subsidiary that is organized in a Non-US Jurisdiction, each Lender shall cooperate with the Company and the Administrative Agent by using its commercially reasonable efforts to complete promptly any documentation and procedural formalities necessary to establish that such Lender is not subject to deduction or withholding of Tax with respect to any payments to such Lender of interest payable under any of the Credit Documents; provided that no Lender will be required to take any action that is not permitted by law or that would require the obtaining of any Governmental Authorization by such Lender.

(iv) No Borrower or other Credit Party shall be required to pay any additional amount to any Lender if such Lender shall have failed (1) to deliver the forms, certificates or other evidence referred to in Section 2.19(c)(i). (ii) and (iii), or (2) to notify the Administrative Agent and the Company of its inability to deliver any such forms, certificates or other evidence, as the case may be (including any inability resulting from a determination in good faith by such Lender that compliance with Section 2.19(c)(iii) could not be fulfilled with commercially reasonable efforts); provided that if such Lender shall have satisfied the requirements of Section 2.19(c)(i), (ii) or (iii) on the Closing Date or on the date of the Assignment Agreement or the Incremental Assumption Agreement pursuant to which it became a Lender, as applicable, nothing in this Section 2.19(c)(iv) shall relieve any Borrower or other Credit Party of its obligation to pay any additional amounts pursuant this Section 2.19 in the event that, as a result of any Change in Tax Law, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to deduction or withholding as described herein.

(d) FATCA. Notwithstanding anything to the contrary, neither the Company nor any other Credit Party shall be required to pay any additional amount pursuant to this Section 2.19 with respect to any United States federal withholding tax imposed on any “withholdable payments” payable to a recipient as a result of the failure of such recipient to satisfy the applicable requirements as set forth under FATCA after December 31, 2012.

(e) Indemnification. The applicable Borrower or other Credit Party shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of (i) any Indemnified Tax paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of such Borrower or Credit Party hereunder or under the other Credit Documents (including any Tax imposed or asserted on or attributable to amounts payable under this Section 2.19) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto and (ii) any additional Tax (other than an Indemnified Tax, an Excluded Tax or a Tax on the overall net income of the Administrative Agent or Lender) paid by the Administrative Agent or such Lender with respect to any Loan, Letter of Credit or other obligation under this Agreement or the other Credit Documents as a result of a Change in Tax Law after the date hereof, in each case whether or not such Tax was correctly or legally imposed or asserted by the relevant taxing or other authority (provided that if the applicable Borrower or Credit Party reasonably believes that such Tax was not correctly or legally asserted, the Administrative Agent or the applicable Lender, as the case may be, will use reasonable efforts to cooperate with the Borrower or other Credit Party (at the applicable Borrower’s expense) to obtain a refund of such Tax, the benefit of which refund shall be returned to the applicable Borrower to the extent provided in Section 2.19(f)). A certificate as to the amount of such payment or liability delivered to such Borrower or Credit Party by a Lender or the Administrative Agent on its own behalf or on behalf of a Lender shall be conclusive absent manifest error. For the purposes of determining whether any Borrower or Credit Party shall be required to make an indemnification payment under Section 2.19(e)(ii), all of the limitations set forth in Section 2.18(a) shall be fully applicable and, for the avoidance of doubt, the applicable Borrower or Credit Party shall only be required to make an indemnification payment under Section 2.19(e)(ii) if all of the procedural requirements set forth in Section 2.18(a) are satisfied.

(f) Treatment of Certain Refunds. If any Lender determines in good faith that it has received a refund of any Taxes as to which (i) the Borrower or any other Credit Party has paid additional amounts under Section 2.19 (including additional amounts paid pursuant to this Section 2.19(f)), or (ii) such Lender been indemnified pursuant to Section 2.19(e), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of the additional amounts and the indemnity payments made under this Section 2.19 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnified party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. This Section 2.19(f) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other person.

(g) Payment of Other Taxes by the Company. The Company shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

2.20. Obligation to Mitigate. If any Lender becomes an Affected Lender or requests compensation under Section 2.18, or if any Borrower is required to pay any additional amount to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 2.19, then such Lender shall (at the request of the Company) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates if, in the judgment of such Lender, such designation or assignment and delegation (a) would cause such Lender to cease to be an Affected Lender or would eliminate or reduce amounts payable pursuant to Section 2.18 or 2.19, as the case may be, in the future and (b) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment and delegation.

2.21. Defaulting Lenders. (a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary set forth herein, if any Revolving Lender becomes a Defaulting Lender, then, until such time as such Revolving Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement or any other Credit Document shall be restricted as set forth in the definition of the term Requisite Lenders.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 7 or otherwise) or received by the Administrative Agent from such Defaulting Lender pursuant to Section 9.4 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank hereunder; third, to cash collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender (such cash collateralization to be made in the manner, and pursuant to documentation and procedures, satisfactory to the Administrative Agent and each applicable Issuing Bank); fourth, as the Company may request (so long as no Default or Event of Default shall have occurred and be continuing), to the funding of any Revolving Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Company, to be held in a deposit account and released pro rata in order (A) to satisfy such Defaulting Lender’s potential future funding obligations with respect to Revolving Loans under this Agreement and (B) to cash collateralize (such cash collateralization to be made in the manner, and pursuant to documentation and procedures, satisfactory to the Administrative Agent and each applicable Issuing Bank) the Issuing Banks’ future Fronting Exposure with respect to such Defaulting Lender with respect to Letters of Credit to be issued under this Agreement; sixth, to the payment of any amounts owing to the Revolving Lenders or the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Revolving Lender or any Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default shall have occurred and be continuing, to the payment of any amounts owing to any Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (1) such payment is a payment of the principal amount of any Revolving Loans or drawings under Letters of Credit in respect of which such Defaulting Lender has not fully funded its applicable Pro Rata Share, and (2) such Revolving Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 3.2 were satisfied or waived, such payment shall be applied solely to pay the Revolving Loans of, or drawings under Letters of Credit participations in respect of which have been funded by, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Revolving Loans of, or participations in respect of any drawings under Letters of Credit owed to, such Defaulting Lender until such time as all Revolving Loans and funded and unfunded participations in Letters of Credit are held by the Revolving Lenders in accordance with their applicable Pro Rata Shares without giving effect to Section 2.21(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.21(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Revolving Lender irrevocably consents hereto.

(iii) Certain Fees. (A) No Defaulting Lender shall be entitled to receive any commitment fee pursuant to Section 2.10(a)(i) for any period during which such Revolving Lender is a Defaulting Lender (and the Company shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive a letter of credit fee pursuant to Section 2.10(a)(ii) for any period during which such Revolving Lender is a Defaulting Lender only to the extent allocable to its applicable Pro Rata Share of the stated amount of Letters of Credit for which it has provided cash collateral in accordance with this Section 2.21.

(C) With respect to any commitment fee or letter of credit fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Company shall (1) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit that has been reallocated to such Non-Defaulting Lender pursuant to Section 2.21(a)(iv), (2) pay to each Issuing Bank the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s Fronting Exposure to such Defaulting Lender, and (3) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letters of Credit shall be reallocated among the Non-Defaulting Lenders in accordance with their respective applicable Pro Rata Shares (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that such reallocation does not cause the Revolving Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from such Revolving Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral. If the reallocation described in Section 2.21(a)(iv) cannot, or can only partially, be effected, the Company shall, without prejudice to any right or remedy available to it hereunder or under law, cash collateralize the Issuing Banks’ Fronting Exposure in accordance with the procedures set forth in Section 2.3(h).

(b) Defaulting Lender Cure. If the Company, the Administrative Agent and each Issuing Bank agree in writing that a Revolving Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), such Revolving Lender will, to the extent applicable, purchase at par that portion of outstanding Revolving Loans of the other Revolving Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit to be held by the Revolving Lenders in accordance with their respective applicable Pro Rata Shares (without giving effect to Section 2.21(a)(iv)), whereupon such Revolving Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Company or any other Borrower while such Revolving Lender was a Defaulting Lender; and provided further that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from a Revolving Lender’s having been a Defaulting Lender.

(c) New Letters of Credit. So long as any Revolving Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, extend, renew or increase any Letter of Credit unless it is reasonably satisfied that it will have no Fronting Exposure after giving effect thereto.

2.22. Replacement of Lenders. If (i) any Lender has become an Affected Lender, (ii) any Lender requests compensation under Section 2.18, (iii) any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.19, (iv) any Lender has become a Defaulting Lender or (v) any Lender has failed to consent to a proposed waiver, amendment or other modification of any Credit Document, or to any departure of any Borrower or other Credit Party therefrom, that under Section 9.5(b) requires the consent of all the Lenders (or all the affected Lenders or all the Lenders of the affected Class) and with respect to which the Requisite Lenders (or, in circumstances where Section 9.5(d) does not require the consent of the Requisite Lenders, a Majority in Interest of the Lenders of the affected Class) shall have granted their consent, then the Company may, at its sole expense and effort, upon notice to such Lender and the

Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.6, including the consent requirements set forth therein), all its interests, rights and obligations under this Agreement and the other Credit Documents (or, in the case of any such assignment and delegation resulting from a failure to provide a consent, all its interests, rights and obligations under this Agreement and the other Credit Documents as a Lender of a particular Class) to an Eligible Assignee that shall assume such obligations (which may be another Lender, if a Lender accepts such assignment and delegation); provided that (A) the Company shall have paid to the Administrative Agent the registration and processing fee referred to in Section 9.6(d), (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and, if applicable, participations in drawings under Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including any amounts under Section 2.17(c) and the prepayment fee under Section 2.12(c) (with such assignment being deemed to be a voluntary prepayment for purposes of determining the applicability of such Section)) (if applicable, in each case only to the extent such amounts relate to its interest as a Lender of a particular Class) from the assignee (in the case of such principal and accrued interest and fees) or each applicable Borrower (in the case of all other amounts), (C) such assignment and delegation does not conflict with applicable law, (D) in the case of any such assignment and delegation resulting from a claim for compensation under Section 2.18 or payments required to be made pursuant to Section 2.19, such assignment will result in a reduction in such compensation or payments thereafter, (E) in the case of any such assignment and delegation resulting from the failure to provide a consent, the assignee shall have given such consent and, as a result of such assignment and delegation and any contemporaneous assignments and delegations and consents, the applicable waiver, amendment or other modification, or consent to a departure, can be effected and (F) any such assignment and delegation shall not be deemed to be a waiver of any rights that any Borrower or other Credit Party, the Administrative Agent or any other Lender shall have against the replaced Lender. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver or consent by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation have ceased to apply. Each party hereto agrees that an assignment and delegation required pursuant to this Section 2.22 may be effected pursuant to an Assignment Agreement executed by the Company, the Administrative Agent and the assignee and that the Lender required to make such assignment and delegation need not be a party thereto.

2.23. Borrowing Subsidiaries. (a) Designation of Borrowing Subsidiaries. The Company may at any time and from time to time designate any Subsidiary as a Borrower, in each case by delivery to the Administrative Agent of a Borrower Joinder Agreement executed by such Subsidiary and by the Company, and upon such delivery such Subsidiary shall for all purposes of this Agreement be a Borrower and a party to this Agreement. Any Borrowing Subsidiary shall continue to be a Borrowing Subsidiary until the Company shall have executed and delivered to the Administrative Agent a Borrower Termination Agreement with respect to such Subsidiary, whereupon such Subsidiary shall cease to be a Borrowing Subsidiary hereunder. Notwithstanding the foregoing, (a) no Borrower Joinder Agreement shall become effective as to any Subsidiary if it shall be unlawful for such Subsidiary to become a Borrower hereunder or if it shall be unlawful for, or require the obtaining of any Governmental Authorization by, any Lender participating in any Commitments under which such Subsidiary may borrow to make Loans or otherwise extend credit to such Subsidiary as provided herein and (b) no Borrower

Termination Agreement will become effective as to any Borrowing Subsidiary until all Loans made to such Borrowing Subsidiary shall have been repaid, all Letters of Credit issued for the account of such Borrowing Subsidiary have been drawn in full or have expired and all amounts payable by such Borrowing Subsidiary in respect of any drawings under any Letter of Credit issued for the account of such Borrowing Subsidiary, interest and/or fees (and, to the extent notified by the Administrative Agent or any Lender, any other amounts payable hereunder by such Borrowing Subsidiary) shall have been paid in full; provided that such Borrower Termination Agreement shall be immediately effective to terminate the right of such Borrowing Subsidiary to request or receive further extensions of credit under this Agreement. As soon as practicable upon receipt of a Borrower Joinder Agreement, the Administrative Agent shall send a copy thereof to each Lender.

(b) Joint and Several Liability. All Obligations of any Borrowing Subsidiary under this Agreement and the other Credit Documents shall be joint and several Obligations of the Company.

(c) Representative of Borrowers. Each Borrowing Subsidiary hereby appoints the Company as its agent, attorney-in-fact and representative for the purpose of (i) making any borrowing requests or other requests required under this Agreement, (ii) the giving and receipt of notices by and to Borrowers under this Agreement, (iii) the delivery of all documents, reports, financial statements and written materials required to be delivered by Borrowers under this Agreement, and (iv) all other purposes incidental to any of the foregoing. Each Borrowing Subsidiary agrees that any action taken by the Company as the agent, attorney-in-fact and representative of such Borrowing Subsidiary shall be binding upon such Borrowing Subsidiary to the same extent as if directly taken by such Borrowing Subsidiary.

(d) Allocation of Loans. All Loans shall be made to the Company as Borrower unless a different allocation of the Loans as between the Company and the Borrowing Subsidiaries with respect to any borrowing hereunder is included in the applicable Funding Notice.

2.24. Incremental Facilities. (a) The Company may on one or more occasions, by written notice to the Administrative Agent, request (i) during the Revolving Commitment Period, the establishment of Incremental Revolving Commitments and/or (ii) the establishment of Incremental Term Loan Commitments, provided that the aggregate amount of all the Incremental Commitments established hereunder shall not exceed US$1,200,000,000. Each such notice shall specify (A) the date on which the Company proposes that the Incremental Revolving Commitments or the Incremental Term Loan Commitments, as applicable, shall be effective, which shall be a date not less than 10 Business Days (or such shorter period as may be agreed to by the Administrative Agent) after the date on which such notice is delivered to the Administrative Agent and (B) the amount of the Incremental Revolving Commitments or the Incremental Term Loan Commitments, as applicable, being requested (it being agreed that (x) any Lender approached to provide any Incremental Revolving Commitment or the Incremental Term Loan Commitments may elect or decline, in its sole discretion, to provide such Incremental Revolving Commitment or the Incremental Term Loan Commitments and (y) any Person that the Company proposes to become an Incremental Lender, if such Person is not then a

Lender, must be an Eligible Assignee and must be reasonably acceptable to the Administrative Agent and, in the case of any proposed Incremental Revolving Lender, each Issuing Bank).

(b) The terms and conditions of any Incremental Revolving Commitment and Loans and other extensions of credit to be made thereunder shall be identical to those of the Revolving Commitments and Loans and other extensions of credit made thereunder, and shall be treated as a single Class with such Revolving Commitments and Loans. The terms and conditions of any Incremental Term Loan Commitments and Incremental Term Loans to be made thereunder shall be, except as otherwise set forth herein or in the applicable Incremental Assumption Agreement, identical to those of the Tranche B Term Loan Commitments and the Tranche B Term Loans; provided that (i) the weighted average life to maturity of any Incremental Term Loans shall be no shorter than the remaining weighted average life to maturity of the Tranche B Term Loans, (ii) no Incremental Term Loan Maturity Date shall be earlier than the latest Maturity Date then in effect, (iii) the Weighted Average Yield applicable to any Incremental Term Loans shall not be greater than the applicable Weighted Average Yield payable pursuant to the terms of this Agreement as amended through the date of such calculation with respect to Tranche B Term Loans plus 0.50% per annum unless the Applicable Rate with respect to the Tranche B Term Loans is increased so as to cause the then applicable Weighted Average Yield under this Agreement on the Tranche B Term Loans to equal the Weighted Average Yield then applicable to such Incremental Term Loans minus 0.50% per annum and (iv) all terms and conditions of any Incremental Term Loan Commitments and Incremental Term Loans (other than those set forth in clauses (i) through (iii)), to the extent not consistent with the terms of the Tranche B Term Loan Commitments and the Tranche B Term Loans, shall be reasonably acceptable to the Administrative Agent. Any Incremental Term Loan Commitments established pursuant to an Incremental Assumption Agreement that have identical terms and conditions, and any Incremental Term Loans made thereunder, shall be designated as a separate series (each a “Series”) of Incremental Term Loan Commitments and Incremental Term Loans for all purposes of this Agreement.

(c) The Incremental Commitments shall be effected pursuant to one or more Incremental Assumption Agreements executed and delivered by the Company, each Incremental Lender providing such Incremental Commitments and the Administrative Agent but only if (i) no Default or Event of Default shall have occurred and be continuing on the date of effectiveness thereof, both immediately prior to and immediately after giving effect to such Incremental Commitments and the making of the Loans and other Credit Extensions thereunder to be made on such date, (ii) on the date of effectiveness thereof, the representations and warranties of each Borrower and each other Credit Party set forth in the Credit Documents shall be true and correct (A) in the case of the representations and warranties qualified as to materiality, in all respects and (B) otherwise, in all material respects, in each case on and as of such date, except in the case of any such representation and warranty that specifically relates to an earlier date, in which case such representation and warranty shall be so true and correct on and as of such earlier date, (iii) after giving effect to such Incremental Commitments and the making of Loans and other Credit Extensions thereunder to be made on the date of effectiveness thereof and such other customary adjustments as are reasonably acceptable to the Administrative Agent, the Company shall be in compliance on a pro forma basis (determined in accordance with Section 1.2(c)) with the financial covenants set forth in Sections 6.1 and 6.2 as of the date of effectiveness thereof, (iv) each applicable Borrower shall make any payments required to be made pursuant to

Section 2.17(c) in connection with such Incremental Commitments and the related transactions under this Section 2.24 and (v) the Company shall have delivered to the Administrative Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates and other documents as shall reasonably be requested by the Administrative Agent in connection with any such transaction. Each Incremental Assumption Agreement may, without the consent of any Lender, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section 2.24.

(d) Upon the effectiveness of an Incremental Commitment of any Incremental Lender, (i) such Incremental Lender shall be deemed to be a “Lender” (and a Lender in respect of Commitments and Loans of the applicable Class) hereunder, and henceforth shall be entitled to all the rights of, and benefits accruing to, Lenders (or Lenders in respect of Commitments and Loans of the applicable Class) hereunder and shall be bound by all agreements, acknowledgements and other obligations of Lenders (or Lenders in respect of Commitments and Loans of the applicable Class) hereunder and under the other Credit Documents, and (ii) in the case of any Incremental Revolving Commitment, (A) such Incremental Revolving Commitment shall constitute (or, in the event such Incremental Lender already has a Revolving Commitment, shall increase) the Revolving Commitment of such Incremental Lender and (B) the Total Revolving Commitments shall be increased by the amount of such Incremental Revolving Commitment, in each case, subject to further increase or reduction from time to time as set forth in the definition of the term “Revolving Commitment”. For the avoidance of doubt, upon the effectiveness of any Incremental Revolving Commitment, the Revolving Exposure of the Incremental Revolving Lender holding such Commitment, and the Pro Rata Shares of all the Revolving Lenders, shall automatically be adjusted to give effect thereto.

(e) On the date of effectiveness of any Incremental Revolving Commitments, each Revolving Lender shall assign to each Incremental Revolving Lender holding such Incremental Revolving Commitment, and each such Incremental Revolving Lender shall purchase from each Revolving Lender, at the principal amount thereof (together with accrued interest), such interests in the Revolving Loans and participations in Letters of Credit outstanding on such date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans and participations in Letters of Credit will be held by all the Revolving Lenders (including such Incremental Revolving Lenders) ratably in accordance with their applicable Pro Rata Shares after giving effect to the effectiveness of such Incremental Revolving Commitment.

(f) Subject to the terms and conditions set forth herein and in the applicable Incremental Assumption Agreement, each Incremental Term Lender holding an Incremental Term Loan Commitment of any Series shall make a loan to the Company in an amount equal to such Incremental Term Loan Commitment on the date specified in such Incremental Assumption Agreement.

(g) The Administrative Agent shall notify Lenders promptly upon receipt by the Administrative Agent of any notice from the Company referred to in Section 2.24(a) and of the effectiveness of any Incremental Commitments, in each case advising the Lenders of the details thereof and, in the case of effectiveness of any Incremental Revolving Commitments, of the Pro

Rata Shares of the Revolving Lenders after giving effect thereto and of the assignments required to be made pursuant to Section 2.24(e).

2.25. Extension Offers. (a) The Company may on one or more occasions, by written notice to the Administrative Agent, make one or more offers (each, an “Extension Offer”) to all the Lenders of one or more Classes (each Class subject to such an Extension Offer, an “Extension Request Class”) to make one or more Extension Permitted Amendments pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Company. Such notice shall set forth (i) the terms and conditions of the requested Extension Permitted Amendment and (ii) the date on which such Extension Permitted Amendment is requested to become effective (which shall not be less than 10 Business Days nor more than 30 Business Days after the date of such notice, unless otherwise agreed to by the Administrative Agent). Extension Permitted Amendments shall become effective only with respect to the Loans and Commitments of the Lenders of the Extension Request Class that accept the applicable Extension Offer (such Lenders, the “Extending Lenders”) and, in the case of any Extending Lender, only with respect to such Lender’s Loans and Commitments of such Extension Request Class as to which such Lender’s acceptance has been made.

(b) An Extension Permitted Amendment shall be effected pursuant to an Extension Agreement executed and delivered by the Company, each applicable Extending Lender and the Administrative Agent; provided that no Extension Permitted Amendment shall become effective unless the Company shall have delivered to the Administrative Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates and other documents as shall reasonably be requested by the Administrative Agent in connection therewith. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension Agreement. Each Extension Agreement may, without the consent of any Lender other than the applicable Extending Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section 2.25, including any amendments necessary to treat the applicable Loans and/or Commitments of the Extending Lenders as a new “Class” of loans and/or commitments hereunder; provided that, in the case of any Extension Offer relating to Revolving Commitments or Revolving Loans, except as otherwise agreed by each Issuing Bank, (i) the allocation of the participation exposure with respect to any then-existing or subsequently issued Letter of Credit as between the commitments of such new “Class” and the remaining Revolving Commitments shall be made on a ratable basis as between the commitments of such new “Class” and the remaining Revolving Commitments and (ii) the Revolving Commitment Period and the Revolving Maturity Date, as such terms are used in reference to Letters of Credit of such Issuing Bank, may not be extended without the prior written consent of such Issuing Bank.

SECTION 3. CONDITIONS PRECEDENT

3.1. Closing Date. The obligation of each Lender and of each Issuing Bank to make Credit Extensions became effective under the Original Credit Agreement on the date on which each of the following conditions had been satisfied (or waived in accordance with Section 9.5), which was on May 24, 2011:

(a) Credit Agreement. The Administrative Agent shall have received from each party hereto either (i) a counterpart of the Original Credit Agreement signed on behalf of such party or (ii) evidence satisfactory to the Administrative Agent (which may include a facsimile or electronic image scan transmissions) that such party has signed a counterpart of the Original Credit Agreement.

(b) Organizational Documents; Incumbency. The Administrative Agent shall have received, in respect of each Borrower and each other Credit Party, (i) a certificate of such Borrower or Credit Party executed by the secretary or assistant secretary of such Borrower or Credit Party attaching (A) a copy of each Organizational Document of such Borrower or Credit Party, which shall, to the extent applicable, be certified as of the Closing Date or a recent date prior thereto by the appropriate Governmental Authority, (B) signature and incumbency certificates of the officers of such Borrower or Credit Party, (C) resolutions of the board of directors or similar governing body of such Borrower or Credit Party approving and authorizing the execution, delivery and performance of the Original Credit Agreement and the other Credit Documents to which it is a party, certified as of the Closing Date by such secretary or assistant secretary as being in full force and effect without modification or amendment, and (D) a good standing certificate from the applicable Governmental Authority of such Borrower’s or Credit Party’s jurisdiction of organization, dated the Closing Date or a recent date prior thereto, and (ii) such other documents and certificates as the Administrative Agent may reasonably request relating to the organization, existence and good standing of each Borrower and each other Credit Party and the authorization of the Financing Transactions, all in form and substance reasonably satisfactory to the Administrative Agent.

(c) Organizational and Capital Structure. The organizational structure and the capital structure of the Company and the Subsidiaries, both before and after giving effect to the Transactions, shall be as set forth on Schedule 3.2.

(d) Capitalization of the Company. Prior to or substantially contemporaneously with the initial funding of Loans on the Closing Date, any member of the Fiat Group shall have exercised its primary call option to acquire an additional 16% equity interest in the Company, the issuance and sale of Equity Interests of the Company pursuant to such exercise shall have been consummated and the Company shall have received US$1,268,000,000 in Cash proceeds from such issuance and sale.

(e) Related Transactions.

(i) All conditions to the issuance and sale of the Senior Second Lien Notes shall have been satisfied or the fulfillment of any such conditions shall have been waived, and the Senior Second Lien Notes shall have been, or substantially contemporaneously with the initial funding of the Loans on the Closing Date shall be, issued in accordance with the terms of the Senior Second Lien Notes Documents in an aggregate principal amount of not less than US$3,200,000,000, minus any amount by which the Tranche B Term Loan Commitments as of the Closing Date exceed US$3,000,000,000.

(ii) The Administrative Agent shall have received true and complete copies of each Related Agreement.

(f) Existing Indebtedness. Prior to or substantially contemporaneously with the initial funding of Loans on the Closing Date, the Company and the Subsidiaries shall have (i) repaid in full all principal, premium, if any, interest, fees and other amounts due or outstanding under the UST Credit Agreement and the EDC Credit Agreement, (ii) terminated all commitments to lend or make other extensions of credit thereunder, (iii) delivered to the Administrative Agent all documents or instruments necessary to release and terminate all Guarantee Obligations and Liens existing in connection therewith, or made arrangements reasonably satisfactory to the Arrangers for termination or release of such Obligations and Liens, and (iv) made arrangements satisfactory to the Administrative Agent with respect to the cancellation of any letters of credit outstanding thereunder or the issuance of Letters of Credit to support the obligations of the Company and the Subsidiaries with respect thereto. Immediately after giving effect to the Transactions, the Company and its consolidated Subsidiaries shall not have outstanding any Indebtedness that would be reflected on a balance sheet prepared as of the date hereof on a consolidated basis in conformity with GAAP, other than (A) Indebtedness incurred under the Credit Documents, (B) the Senior Second Lien Notes, (C) the VEBA Notes, (D) the Canadian Health Care Trust Notes, (E) the Indebtedness of Chrysler de Mexico S.A. de C.V. owing to Banco Nacional de Comercio Exterior, S.N.C. and Nacional Financiera, S.N.C. existing on the date hereof, (F) Indebtedness permitted under clause (aa) of the definition of Permitted Indebtedness and (G) Indebtedness in an aggregate principal amount not to exceed US$1,250,000,000.

(g) Governmental Authorizations and Consents. Each Borrower and each other Credit Party shall have obtained all material Governmental Authorizations and all consents of other Persons that, in each case, are necessary or advisable in connection with the Financing Transactions, and each of the foregoing shall be in full force and effect. All applicable waiting periods shall have expired without any action being taken or threatened by any Governmental Authority that could restrain, prevent or otherwise impose adverse conditions on the consummation of the Financing Transactions, no action, request for stay, petition for review, rehearing or reconsideration or appeal with respect to any of the foregoing shall be pending, and the time for any Governmental Authority to take any action to set aside or otherwise revoke its authorization of or consent to the consummation of the Financing Transactions shall have expired.

(h) Collateral and Guarantee Requirement. The Collateral and Guarantee Requirement shall have been satisfied, subject to the last paragraph of this Section 3.1. The Collateral Agent shall have received a completed Collateral Questionnaire in form and substance reasonably satisfactory to the Collateral Agent, dated the Closing Date and executed by a Responsible Officer of the Company, together with all attachments contemplated thereby, including the results of a search of the UCC (or equivalent) filings made with respect to the

Credit Parties in the jurisdictions contemplated by the Collateral Questionnaire and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Collateral Agent and the Arrangers that the Liens indicated by such financing statements (or similar documents) are Permitted Liens or have been, or substantially contemporaneously with the initial funding of Loans on the Closing Date will be, released (or arrangements reasonably satisfactory to the Collateral Agent and the Arrangers shall have been made for the release of such Liens).

(i) Financial Statements. The Administrative Agent shall have received from the Company the Historical Financial Statements, which shall be accompanied by, in the case of unaudited consolidated financial statements, a Financial Officer Certification of the Company thereon. Information required to be delivered hereunder shall be deemed to have been timely delivered to the Administrative Agent if such information shall be accessible to the Administrative Agent on the Platform or shall be available on the website of the Company, or if one or more filings containing such information is available on the website of the SEC at http://www.sec.gov (provided that the Company has notified the Administrative Agent that such information is available on such website and, if requested by the Administrative Agent, shall have provided hard copies to the Administrative Agent).

(j) Evidence of Insurance. The Collateral Agent shall have received a certificate from the Company’s insurance broker or other evidence reasonably satisfactory to it that the insurance required to be maintained pursuant to Section 5.5 is in full force and effect, and that the Collateral Agent, for the benefit of Secured Parties, is named as additional insured and lender loss payee thereunder to the extent required under Section 5.5.

(k) Opinions of Counsel. The Administrative Agent shall have received a favorable written legal opinion (addressed to the Administrative Agent, the Collateral Agent, the Lenders and the Issuing Banks, if any, and dated the Closing Date) of each of (i) Sullivan & Cromwell LLP, counsel for the Borrowers and the other Credit Parties, and (ii) from such local counsel as may be reasonably requested by the Administrative Agent and, in the case of each of clauses (i) and (ii), covering matters customarily covered by such legal opinions (and each Borrower and each other Credit Party hereby instructs such counsel to deliver such opinion to the Administrative Agent).

(l) Fees. The Company shall have paid to the Arrangers, the Agents and the Lenders all fees and other amounts due and payable on or prior to the Closing Date pursuant to the Credit Documents and any fee letter by or among any Borrower or other Credit Party and the Administrative Agent, any Arranger or any Affiliate thereof in connection with the credit facilities provided herein.

(m) Closing Date Certificate. The Administrative Agent shall have received the Closing Date Certificate, dated the Closing Date and signed by the chief financial officer of the Company, together with all attachments thereto, certifying, among other things, that on a pro forma basis after giving effect to the incurrence of Indebtedness hereunder, the issuance of the Senior Second Lien Notes, the use of proceeds of the foregoing, including the repayment of all Indebtedness outstanding under the UST Credit Agreement and the EDC Credit Agreement, and the other Transactions contemplated to occur on the Closing Date, Available Liquidity as of the

Closing Date shall not be less than US$7,000,000,000 (provided that, solely for purposes of this clause (m), only Balance Sheet Cash, Cash Equivalents and Marketable Securities held by the Credit Parties shall be deemed included in clause (a) of the definition of Available Liquidity).

(n) Credit Rating. The Company shall have been assigned a public corporate family rating of not less than B2 from Moody’s, with stable or better outlook, and a public corporate credit rating of not less than B from S&P, with stable or better outlook, and the Loans shall have been assigned a public credit rating from each of Moody’s and S&P.

(o) No Litigation. There shall not exist any Adverse Proceeding that, in the reasonable opinion of the Administrative Agent and the Arrangers, individually or in the aggregate, materially impairs the Transactions, or would reasonably be expected to have a Material Adverse Effect.

(p) Letter of Direction. The Administrative Agent shall have received a duly executed letter of direction from the Company addressed to the Administrative Agent, on behalf of itself and the Lenders, directing the disbursement on the Closing Date of the proceeds of the Loans to be made on such date.

(q) PATRIOT Act. At least five days prior to the Closing Date, the Lenders and the Agents shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

(r) Disclosure Letter. The Administrative Agent shall have received an executed copy of the Disclosure Letter.

Notwithstanding the foregoing, except as otherwise agreed by the Administrative Agent and the Company, if the Company shall have used commercially reasonable efforts to procure and deliver, but shall nevertheless be unable to deliver, any Mortgage, Foreign Pledge Agreement or Control Agreement that is required to be delivered in order to satisfy the requirements of the Collateral and Guarantee Requirement, such delivery shall not be a condition precedent to the obligations of the Lenders and the Issuing Banks hereunder on the Closing Date, but shall be required to be accomplished as and to the extent provided in Sections 5.7(j) and 5.7(k).

3.2. Each Credit Extension. The obligation of each Lender and of each Issuing Bank to make any Credit Extension on any Credit Date, including the Closing Date and the date of any initial Credit Extension to a Borrowing Subsidiary, is subject to the satisfaction (or waiver in accordance with Section 9.5) of the following conditions precedent:

(a) the Administrative Agent and, in the case of any issuance, amendment, renewal or extension of any Letter of Credit, the applicable Issuing Bank shall have received a fully completed and executed Funding Notice or Issuance Notice, as the case may be;

(b) the representations and warranties of each Borrower and each other Credit Party set forth in the Credit Documents (other than, if and for so long as the Investment Grade Ratings Condition shall be satisfied, the representation and warranty set forth in Section 4.1(b))

shall be true and correct (i) in the case of the representations and warranties qualified or modified as to materiality in the text thereof, in all respects and (ii) otherwise, in all material respects, in the case of each of clauses (i) and (ii) on and as of the date of such Credit Extension, except in the case of any such representation and warranty that expressly relates to an earlier date, in which case such representation and warranty shall be so true and correct on and as of such earlier date;

(c) at the time of and immediately after giving effect to such Credit Extension, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(d) the Administrative Agent shall have received a Borrowing Base Certificate, demonstrating that the Borrowing Base Coverage Ratio as of the date of such Credit Extension (calculated on a pro forma basis after giving effect to each incurrence and prepayment of Covered Indebtedness on such date) is not less than 1.10:1.00; and

(e) in the case of any issuance, amendment, renewal or extension of any Letter of Credit, the Administrative Agent and the applicable Issuing Bank shall have received all other information required by the applicable Issuance Notice, and such other documents or information as such Issuing Bank may reasonably require in connection with the issuance of such Letter of Credit.

On the date of any Credit Extension, the Company shall be deemed to have represented and warranted that the conditions specified in this Section 3.2 have been satisfied and that, after giving effect to such Credit Extension, the Total Utilization of Revolving Commitments (or any component thereof) shall not exceed the maximum amount thereof (or the maximum amount of any such component) specified in Section 2.2(a) or 2.3(a).

3.3. Initial Credit Extension for each Additional Borrowing Subsidiary. The obligation of each Lender and of each Issuing Bank to make any Credit Extension on any Credit Date for the account of any Borrowing Subsidiary that becomes a Borrowing Subsidiary after the Closing Date in accordance with Section 2.23(a) is subject to the satisfaction of the following conditions:

(a) The Administrative Agent (or its counsel) shall have received such Borrower’s Borrower Joinder Agreement duly executed by all parties thereto.

(b) The Administrative Agent shall have received such documents (including such legal opinions) as the Administrative Agent or its counsel may reasonably request relating to the formation, existence and good standing of such Borrower, the authorization and legality of the Financing Transactions insofar as they relate to such Borrower and any other legal matters relating to such Borrower, its Borrower Joinder Agreement or such Financing Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(c) The Administrative Agent and the Lenders shall have received, at least five Business Days prior to the making of such Loans or issuance of such Letters of Credit, all documentation and other information relating to such Borrower requested by them for purposes of ensuring compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. PATRIOT Act.

SECTION 4. REPRESENTATIONS AND WARRANTIES

In order to induce the Agents, the Lenders and the Issuing Banks to enter into this Agreement and to make each Credit Extension to be made thereby, the Company represents and warrants to each Agent, each Lender and each Issuing Bank as follows:

4.1. No Change. (a) On the Closing Date, there has been no development or event that has had or would reasonably be expected to have a Material Adverse Effect since December 31, 2010, and (b) on any date after the Closing Date on which the representations set forth in this Section 4.1 are made or deemed made pursuant to the Credit Documents, there has been no development or event that has had, or would reasonably be expected to have, a Material Adverse Effect since the Closing Date, provided that for purposes of this clause (b) (i) any failure by the Company to meet any internal or public projections or forecasts or estimates of revenues or earnings for any period, (ii) any change or prospective change in any credit rating assigned to the Company or any of its Indebtedness by any rating agency or (iii) any change or prospective change in generally accepted accounting principles, or the application thereof, shall not, of itself, be taken into account in determining whether the representation and warranty in this clause (b) is true and correct (provided that any event or occurrence underlying any of the matters described in clauses (i) through (iii) shall be taken into account).

4.2. Existence. Each Group Member (a) is duly organized, validly existing and (to the extent applicable in such jurisdiction) in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law except in the case of each of clauses (a) (other than with respect to any Credit Party), (b), (c) and (d) to the extent that the failure to satisfy any such conditions would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.3. Power; Authorization; Enforceable Obligations. Each Borrower and each other Credit Party has the power and authority, and the legal right, to execute, deliver and perform the Credit Documents to which it is a party and, in the case of each Borrower, to obtain extensions of credit hereunder. Each Borrower and each other Credit Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Credit Documents to which it is a party and, in the case of each Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No material consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Credit Documents, except (i) consents, authorizations, filings and notices described in Schedule 4.3, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 4.14. Each Credit Document has been duly executed and delivered on behalf of each Borrower and each other Credit Party that is a party thereto. This Agreement constitutes, and each other Credit Document upon execution will constitute, a legal, valid and binding obligation of each Borrower and each other

Credit Party that is a party thereto, enforceable against each such Borrower and Credit Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.4. No Legal Bar. The execution, delivery and performance of this Agreement and the other Credit Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of any Borrower or other Credit Party that the Company would be required to file as a “Material Contract” under Item 601(10) of Regulation S-K of the Exchange Act, and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Material Contract (other than the Liens created by the Collateral Documents).

4.5. Litigation. Except as set forth on Schedule 4.5, no litigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Company, threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Credit Documents (but only with respect to material Collateral, in the case of any Collateral Document) or any of the transactions contemplated hereby or thereby, or (b) that would reasonably be expected to have a Material Adverse Effect.

4.6. No Default. No Group Member is in default under or with respect to any of its Contractual Obligations except where such default would not reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

4.7. Ownership of Property. Each of the Company and each Subsidiary Guarantor, as applicable, has title in fee simple or leasehold, as applicable, to the Mortgaged Property owned by it and has good title to or is lessee of all of its other property material to the operation of its business and none of such property is subject to any Lien except Permitted Liens; provided, that the foregoing representation shall not be deemed to have been incorrect with respect to defects in title to any such material real property if such defects would not be reasonably expected to detract from the current use, operation or value as collateral of the affected real property in any material respect.

4.8. Intellectual Property. Each of the Company and each Subsidiary Guarantor owns, or has the right to use, all Intellectual Property that is material to the conduct of its business as currently conducted. Except as would not reasonably be expected to have a Material Adverse Effect, no claim has been asserted and is pending against any Group Member, challenging or questioning the use, validity or enforceability of any Intellectual Property, nor does the Company know of any valid basis for any such claim. To the knowledge of the Company, each Group Member’s use of its Intellectual Property does not infringe on the rights of any Person, nor has the Company or any Group Member received any notice that the Company’s or any Group Member’s use of its Intellectual Property infringes on the rights of any Person, except for such instances which would not reasonably be expected to have a Material Adverse Effect. Schedule 1.1G, as the same may be updated from time to time in accordance with Section 5.7(g), lists all trademarks Registered in the United States by the Company or any of its Subsidiaries that are, in the good faith determination of the Company, material to the business of the Company and the Subsidiaries taken as a whole.

4.9. Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for “purchasing” or “carrying” any “Margin Stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the regulations of the Board of Governors.

4.10. Labor Matters. None of the Group Members is engaged in any unfair labor practice that (individually or in the aggregate) would reasonably be expected to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against any Group Member, or to the knowledge of the Company, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against any Group Member, or to the knowledge of the Company, threatened against any of them, (b) no strike or work stoppage in existence, or to the knowledge of the Company, threatened involving any Group Member, and (c) to the knowledge of the Company, no union representation question existing with respect to the employees of any Group Member and, to the knowledge of the Company, no union organization activity that is taking place, except, in each case of the foregoing clauses (a), (b) or (c), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.11. ERISA. (a) Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect, none of the following has occurred: (i)(A) a Reportable Event with respect to any Plan; (B) an “accumulated funding deficiency” with respect to any Plan (within the meaning of section 412 of the Code or section 302 of ERISA), and any failure by any Plan to satisfy the minimum funding standards (within the meaning of section 412 of the Code or section 302 of ERISA), whether or not waived; (C) the filing pursuant to section 412 of the Code or section 303 of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (D) the failure to make by its due date a required installment under section 412(m) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (E) the incurrence by the Company or any Commonly Controlled Entity of any liability under Title IV of ERISA with respect to the termination of any Plan, including but not limited to the imposition of any Lien in favor of the PBGC or any Plan; (F) a determination that any Plan is, or is reasonably expected to be, in “at risk” status (within the meaning of Title IV of ERISA); (G) the receipt by the Company or any Commonly Controlled Entity from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan under section 4042 of ERISA; (H) the incurrence by the Company or any Commonly Controlled Entity of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (I) the receipt by the Company or any Commonly Controlled Entity of any notice, or the receipt by any Multiemployer Plan from the Company or any Commonly Controlled Entity of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is reasonably expected to be, in Insolvency or in Reorganization or is or is reasonably expected to be in endangered or critical status, within the meaning of section 432 of the Code or section 305 or Title IV of ERISA, or has been or is reasonably expected to be terminated within the meaning of Title IV of ERISA; (ii) each of the Company and any Commonly Controlled Entity is in compliance with the applicable provisions of ERISA and the Code and the regulations and published interpretations with respect to any Plan; (iii) the present value of all accrued benefits under each Plan of the Company and any Commonly Controlled Entity (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits and the present value of all accrued benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) does not exceed the value of the assets of all such underfunded Plans; (iv) a non-exempt “prohibited transaction” (within the meaning of section 406 of ERISA or section 4975 of the Code) involving any Plan; and (v) all amounts required by applicable law with respect to, or by the terms of, any retiree welfare benefit arrangement have been accrued in accordance with Statement of Financial Accounting Standards No. 106.

(b) Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (i) all employer and employee contributions required by applicable law or by the terms of any Foreign Benefit Arrangement or Foreign Plan have been made, or, if applicable, accrued in accordance with normal accounting practices; (ii) the accrued benefit obligations of each Foreign Plan (based on those assumptions used to fund such Foreign Plan) with respect to all current and former participants do not exceed the assets of such Foreign Plan; (iii) each Foreign Plan that is required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities; and (iv) each such Foreign Benefit Arrangement and Foreign Plan is in compliance (A) with all material applicable provisions of law and all material applicable regulations and published interpretations thereunder with respect to such Foreign Plan or Foreign Benefit Arrangement and (B) with the terms of such plan or arrangement.

4.12. Investment Company Act. No Borrower or other Credit Party is an “investment company,” or is a company “controlled” by a Person that is required to register as an “investment company,” within the meaning of the Investment Company Act of 1940.

4.13. Subsidiaries; Pledged Equity; Joint Ventures. Except as disclosed to the Lenders by the Company in writing from time to time after the Closing Date, (a) Schedule 4.13(a) sets forth the name and jurisdiction of incorporation or formation of each Additional Guarantor and each Subsidiary whose Equity Interests are owned by a Credit Party (provided that, in the case of 956 Subsidiaries whose Equity Interests are owned by a Credit Party, only the first tier 956 Subsidiary shall be shown) and, as to each such Subsidiary, the percentage of each class of Equity Interests owned by any Credit Party and the percentage thereof pledged pursuant to the Collateral Documents; (b) the Subsidiary Guarantors listed on Schedule 4.13(a) include all Subsidiaries of the Company that are not Excluded Subsidiaries or Transparent Subsidiaries; (c) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Equity Interests of the Company or any Subsidiary or any first tier 956 Subsidiary, in each case, whose Equity Interests are owned by a Credit Party, except (i) as created by the Credit Documents and (ii) with respect to any JV Subsidiary or MID; and (d) Schedule 4.13(d) sets forth the name and jurisdiction of incorporation or formation of (i) each joint venture to which the Company or a Subsidiary is a party and in which the Net Book Value of the investment of the Company or any of its Subsidiaries is greater than US$50,000,000 and (ii) each JV Subsidiary.

4.14. Collateral Documents. (a) The Guarantee and Collateral Agreement is effective to create in favor of the Collateral Agent a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Equity Interests described in the Guarantee and Collateral Agreement, when any stock certificates representing such Pledged Equity Interests are delivered to the Collateral Agent, and in the case of the other Collateral described in the Guarantee and Collateral Agreement, when financing statements in appropriate form are filed in the offices specified on Schedule 4.14(a) (which financing statements have been duly completed and delivered to the Collateral Agent) and such other filings as are referred to in Section 4.2(b) to the Guarantee and Collateral Agreement have been completed, the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest, if any, that the Credit Parties now have or may hereafter acquire in and to such Collateral and the proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other Person (except Liens permitted by Section 6.3, other than Liens created under the Senior Second Lien Notes Documents, any Additional Senior Second Lien Notes Documents, any Chrysler Canada Notes Documents and, if applicable, Liens created under any Permitted DOE Facility); provided, however, that in the case of Intellectual Property, no representation or warranty is made with respect to the perfection of any security interest in Intellectual Property arising under the laws of any country other than the United States.

(b) Each of the Mortgages is effective to create in favor of the Collateral Agent a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof; and when the Mortgages are filed in the offices specified on Schedule 4.14(b)(i) (in the case of the Mortgages to be executed and delivered on the Closing Date) or in the recording office designated by the Company (in the case of any Mortgage to be executed and delivered pursuant to Section 5.7(h)), each Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Credit Parties in the Mortgaged Properties described therein and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person (other than Persons holding Liens or other encumbrances or rights permitted by the relevant Mortgage or other Permitted Liens). To the knowledge of the Company, Schedule 4.14(b)(ii) includes, as of the Closing Date, each real property owned in fee by the Credit Parties having a net book value (together with improvements thereon) of at least US$5,000,000.

4.15. Environmental Matters. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect:

(a) to the knowledge of the Company the facilities and properties owned, leased or operated by any Group Member (as used in this Section 4.15, the “Properties”) do not contain any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or would reasonably be expected to give rise to liability under, any Environmental Law;

(b) no Group Member has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor does the Company have knowledge that any such notice will be received or is being threatened;

(c) no Materials of Environmental Concern have been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that would reasonably be expected to give rise to liability under, any applicable Environmental Law, nor, to the knowledge of the Company, have Materials of Environmental Concern been transported or disposed of from the Properties in violation of, or in a manner or to a location that would reasonably be expected to give rise to liability under, any Environmental Law;

(d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Company, threatened in writing, under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other written orders, or other written administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

(e) there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Group Member in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that would reasonably be expected to give rise to liability under Environmental Laws;

(f) to the knowledge of the Company, no Group Member has assumed any liability of any other Person under Environmental Laws which is expected to result in claims against or liabilities of the Company.

4.16. Accuracy of Information, etc. (a) No statement or information contained or incorporated by reference in the Confidential Information Memorandum, no document, certificate or written statement and no statement formally presented by representatives of the Company in due diligence or other lender meetings (other than, in each case, any projections, pro forma information, forward-looking statements and information of a general economic or industry nature), taken as a whole, furnished by or on behalf of any Borrower or other Credit Party to the Administrative Agent or the Lenders for use in connection with the transactions contemplated by this Agreement or the other Credit Documents, contained as of the date such statement or information contained in the Confidential Information Memorandum or such other document, certificate or statement was so furnished (or, in the case of information incorporated by reference in the Confidential Information Memorandum that was filed with the SEC, as of the date of such filing) any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading. The projections and pro forma financial information contained in the materials referenced above, including the Projections, are based upon good faith estimates and assumptions believed by management of the Company to be reasonable at the time made, it being recognized by the Administrative Agent and the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact known to any Borrower or other Credit Party that would reasonably be expected to have a Material Adverse Effect that has not been disclosed herein, in the other Credit Documents or in the Confidential Information Memorandum or any other documents, certificates and written statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Credit Documents.

(b) The Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Company (or its predecessors) and its consolidated Subsidiaries as of the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the Company (or its predecessors) and its consolidated Subsidiaries for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments. As of the Closing Date, neither the Company (or its predecessors) nor any Subsidiary has any contingent liability or liability for Taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the Historical Financial Statements or the notes thereto and that, in any such case, is material in relation to the Historical Financial Statements of the Company (or its predecessors) and the Subsidiaries, taken as a whole.

4.17. Taxes. Each Group Member has timely filed or caused to be filed all federal, state and other material Tax returns that are required to be filed (and all such Tax returns are true and correct in all material respects), and has timely paid all material Taxes levied or imposed on it or its property (whether or not shown to be due and payable on said returns) or on any assessments made against it or any of its property and all material other Taxes imposed on it or any of its property by any Governmental Authority (other than any Taxes the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member); no Tax Lien (except for any Tax Lien that arises in the ordinary course for Taxes not yet due and payable) has been filed; each Group Member has satisfied all of its material Tax withholding obligations; and, except as disclosed in Schedule 4.17, there are no current, pending or threatened audits, examinations or claims with respect to any Tax of any Group Member and no Group Member has ever “participated” in a “listed transaction” within the meaning of Treasury Regulation section 1.6011-4.

4.18. Certain Documents. The Company has delivered to the Administrative Agent a complete and correct copy of the Related Agreements and the Specified Documents, including any material amendments, supplements or modifications with respect to any of the foregoing.

4.19. Use of Proceeds. The proceeds of the Tranche B Term Loans will be used to refinance a portion of the outstanding indebtedness under the UST Credit Agreement and the EDC Credit Agreement and to pay fees, commissions and expenses in connection with the transactions contemplated hereby. Any remaining proceeds of the Tranche B Term Loans made on the Closing Date and the proceeds of the Revolving Loans will be used to provide for the ongoing working capital requirements of the Company and its Subsidiaries and for general corporate purposes, including the repayment of certain other Indebtedness. The proceeds of the Incremental Term Loans of any Series will be used to provide for the ongoing working capital requirements of the Company and its Subsidiaries and for general corporate purposes, including the repayment of certain other Indebtedness, or for such other purposes as may be set forth in the applicable Incremental Assumption Agreement.

4.20. USA PATRIOT Act. (a) Neither the Company nor any of its Subsidiaries or, to the knowledge of the Company, any of their respective Affiliates over which any of the foregoing exercises management control (each, a “Controlled Affiliate”) is a Prohibited Person, and the Company, its Subsidiaries and, to the knowledge of the Company, such Controlled Affiliates are in compliance with all applicable orders, rules and regulations of OFAC.

(b) Neither the Company nor any of its Subsidiaries or, to the knowledge of the Company, any of their respective Affiliates: (1) is targeted by United States or multilateral economic or trade sanctions currently in force; (2) is owned or controlled by, or acts on behalf of, any Person that is targeted by United States or multilateral economic or trade sanctions currently in force; (3) is a Prohibited Person; or (4) is named, identified or described on any list of Persons with whom United States Persons may not conduct business, including any such blocked persons list, designated nationals list, denied persons list, entity list, debarred party list, unverified list, sanctions list or other such lists published or maintained by the United States, including OFAC, the United States Department of Commerce or the United States Department of State.

(c) None of the Collateral is traded or used, directly or indirectly by a Prohibited Person or is located in a Prohibited Jurisdiction.

4.21. Embargoed Person. (a) None of any Borrower’s or other Credit Party’s assets constitute property of, or are beneficially owned, directly or indirectly, by any Person targeted by economic or trade sanctions under US law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq. (the “Trading With the Enemy Act”), any of the foreign assets control regulations of the Treasury (31 C.F.R., Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or regulations promulgated thereunder or executive order relating thereto (which includes, without limitation, (i) Executive Order No. 13224, effective as of September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (ii) the USA PATRIOT Act, if the result of such ownership would be that any Loan made by any Lender would be in violation of law (“Embargoed Person”); (b) no Embargoed Person has any interest of any nature whatsoever in a Borrower or other Credit Party if the result of such interest would be that any Loan would be in violation of law; (c) no Borrower or other Credit Party has engaged in business with Embargoed Persons if the result of such business would be that any Loan made by any Lender would be in violation of law; and (d) no Borrower or other Credit Party nor any Controlled Affiliate (i) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (ii) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person”. For purposes of determining whether or not a representation is true or a covenant is being complied with under this Section 4.21, no Borrower or other Credit Party shall be required to make any investigation into (i) the ownership of publicly traded stock or other publicly traded securities or (ii) the beneficial ownership of any collective investment fund.

4.22. Solvency. On the Closing Date, the Company and its Subsidiaries, on a consolidated basis, are Solvent (after giving effect to the Financing Transactions).

SECTION 5. AFFIRMATIVE COVENANTS

Until the Commitments shall have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or been terminated and the Letter of Credit Usage shall have been reduced to zero, the Company covenants and agrees with the Agents and the Lenders that:

5.1. Financial Statements; Borrowing Base Certificates. The Company shall deliver to the Administrative Agent, for delivery to the Lenders, and to the Arrangers:

(a) as soon as available, but in any event within 90 days after the end of each Fiscal Year of the Company, a copy of the audited consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of operations, members’ equity (deficit) and cash flows for such year and setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Deloitte & Touche LLP or other independent certified public accountants of nationally recognized standing;

(b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each Fiscal Year of the Company, commencing with the Fiscal Quarter ending June 30, 2011, (i) the unaudited condensed consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such quarter and setting forth in comparative form the figures as of the end of the prior Fiscal Year, (ii) the related unaudited condensed consolidated statements of operations for such quarter and the portion of the Fiscal Year through the end of such quarter and setting forth in each case in comparative form the figures for the previous year and (iii) the related unaudited condensed consolidated statements of members’ equity (deficit) and cash flows for the portion of the Fiscal Year through the end of such quarter and setting forth in each case in comparative form the figures for the previous year, in each of clauses (i), (ii) and (iii), certified by a Responsible Officer as being fairly stated in all material respects (subject to the absence of normal year-end adjustments and footnotes); and

(c) (i) not later than ten Business Days after the delivery of any financial statements pursuant to Section 5.1(a) or (b) (commencing with the delivery of financial statements of the Company for the first Fiscal Quarter ended after the Closing Date), a Borrowing Base Certificate duly executed by a Responsible Officer setting forth a calculation of the Borrowing Base as of the end of the most recent Fiscal Quarter covered by such financial statements, and (ii) within ten days following the date of consummation of any Disposition described in Section 6.6(d), a Borrowing Base Certificate duly executed by a Responsible

Officer setting forth a calculation of the Borrowing Base based on the information contained in the Borrowing Base Certificate most recently delivered by the Company prior to such date pursuant to this Section 5.1(c) and adjusted on a pro forma basis to give effect to such Disposition and the application of proceeds therefrom.

All financial statements delivered pursuant to this Section 5.1 shall be complete and correct in all material respects and shall be prepared in accordance with GAAP applied (subject, in the case of clause (b) of this Section 5.1, to the absence of normal year-end adjustments and the absence of footnotes, and except as otherwise approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein or otherwise excepted herein) consistently throughout the periods reflected therein and with prior periods.

Information required to be delivered pursuant to Section 5.1(a), 5.1(b) or 5.1(c) shall be deemed to have been timely delivered hereunder if such information, or one or more annual or quarterly reports containing such information, shall be accessible to the Administrative Agent, the Arrangers and the Lenders on the Platform or shall be filed with the SEC and available on the website of the SEC at http://www.sec.gov or on the website of the Company (provided, in each case, that the Company has notified the Administrative Agent that such information is available on such website and, if requested by the Administrative Agent, shall have provided hard copies to the Administrative Agent). Information required to be delivered pursuant to this Section 5.1 may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent. Each Lender shall be solely responsible for timely accessing posted documents and maintaining its copies of such documents.

If the date established for delivery of any financial statements described in clause (a) or (b) of this Section 5.1 is not a Business Day, then such statements may be delivered on the next succeeding Business Day.

5.2. Compliance and Other Information. The Company shall deliver to the Administrative Agent, for delivery to the Lenders, and to the Arrangers:

(a) concurrently with the delivery of any financial statements pursuant to Section 5.1, (i) a certificate of a Responsible Officer stating that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, (ii) a Compliance Certificate containing all information and calculations necessary for determining compliance by each Group Member with the provisions of this Agreement referred to therein as of the last day of the Fiscal Quarter or Fiscal Year of the Company, as the case may be and setting forth reasonably detailed calculations of the Leverage Ratio as of the last day of such Fiscal Quarter or Fiscal Year of the Company, and (iii) to the extent not previously disclosed to the Lenders (x) a description of any change in the jurisdiction of organization of any Borrower or other Credit Party, (y) a description of any Person that has become a Group Member and (z) any UCC financing statements or other filings specified in such Compliance Certificate as being required to be delivered therewith;

(b) as soon as practicable following the execution thereof, copies of any material amendment, supplement, waiver or other modification with respect to the Related Agreements or the Specified Documents;

(c) promptly following any written request therefor by the Administrative Agent, or by any Lender acting through the Administrative Agent, copies of (i) any documents described in section 101(k) of ERISA that the Company or any Commonly Controlled Entity may request with respect to any Multiemployer Plan and (ii) any notices described in section 101(1) of ERISA that the Company or any Commonly Controlled Entity may request with respect to any Plan or Multiemployer Plan; provided, that if the Company or any Commonly Controlled Entity has not requested such documents or notices from the administrator or sponsor of the applicable Plan or Multiemployer Plan, the Company or the applicable Commonly Controlled Entity shall promptly make a request for such documents or notices from such administrator or sponsor and shall provide copies of such documents and notices to the Lenders promptly after receipt thereof;

(d) by June 30 of each year, commencing June 30, 2012 (and promptly upon consummation of any Material Acquisition), updated Schedules 1.1E and 4.13(d) to this Agreement and the updated Collateral Questionnaire and other information required by Section 4.3(b) of the Guarantee and Collateral Agreement, which shall be true, accurate and complete in all material respects as of the last Business Day of such fiscal period (or the date of consummation of such Material Acquisition);

(e) (i) as soon as available after June 30 and December 31 of each year, the Company shall deliver the Foreign Pledgee Financial Statements for each Foreign Pledgee; provided that, if any such Foreign Pledgee Financial Statements for any Foreign Pledgee are not delivered within 75 days after June 30 or 120 days after December 31 of any year, the Eligible Value of the Eligible Foreign Pledged Equity (as defined in Schedule 1.1A hereto) of such Person shall be deducted from the Borrowing Base until such Foreign Pledgee Financial Statements have been delivered to the Administrative Agent and (ii) promptly after available to the Company, the Company shall deliver to the Administrative Agent, to the extent otherwise prepared for its use in its business, local audited financial statements for any Foreign Pledgee the Eligible Foreign Pledged Equity of which has an Eligible Value in the aggregate in excess of US$50,000,000; provided that the failure to deliver such Foreign Pledgee Financial Statements or local audited financial statements shall not in itself constitute a Default or an Event of Default hereunder; and

(f) promptly, such additional financial and other information as any Agent or Lender may from time to time reasonably request.

5.3. Maintenance of Existence; Payment of Obligations; Compliance with Law and Specified Documents. (a) The Company will, and will cause the Group Members taken as a whole to, (i) continue to engage in the businesses engaged in by the Company and the Group Members on the date hereof, or any business that is similar, reasonably related, incidental or ancillary thereto, (ii) preserve, renew and keep in full force and effect its corporate existence and (iii) take all reasonable actions to maintain all rights necessary for the normal conduct of its business, except, in the case of clause (ii) (with respect to any Group Member other than the Company) or clause (iii), to the extent that failure to do so would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) The Company will, and will cause each Group Member to, pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where (i) the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Company or its Subsidiaries, as the case may be, and (ii) the failure to do so would not constitute an Event of Default under Section 7.1(f) or (g).

(c) The Company will, and will cause each Group Member to, comply with all Requirements of Law and with the provisions of the Specified Documents, except to the extent that failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.4. Payments of Taxes. The Company will and will cause each Group Member to timely file or cause to be filed all federal, state and other material Tax returns that are required to be filed, and cause all such Tax returns to be true and correct, and timely pay and discharge or cause to be paid and discharged promptly all material Taxes imposed upon the Company or any of the other Group Members or upon any of their respective incomes or receipts or upon any of their respective properties; provided that it shall not constitute a violation of the provisions of this Section 5.4 if the Company or any of the other Group Members shall fail to pay any such Tax which is being contested in good faith, by proper proceedings diligently pursued, and as to which adequate reserves have been provided.

5.5. Maintenance of Property; Insurance. (a) The Company will, and will cause each other Group Member to, keep all material property and systems useful and necessary in its business in good working order and condition, ordinary wear and tear excepted.

(b) The Company will, and will cause each other Group Member to, maintain, as appropriate, with insurance companies that the Company believes (in the good faith judgment of the Company) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in amounts reasonable and prudent in light of the size and nature of its business and against at least such risks (and with such risk retentions) as the Company believes (in the good faith judgment of the Company) are reasonable in light of the size and nature of its business. Primary liability and property policies maintained by the Company will name the Collateral Agent as additional insured or additional loss payee, respectively, as its interest may appear.

5.6. Notices. (a) Promptly upon a Responsible Officer of the Company becoming aware thereof, the Company shall give notice to the Administrative Agent, for delivery to the Lenders, and to the Arrangers of:

(i) the occurrence of any Default or Event of Default;

(ii) any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that, in either case, (i) or

(ii) if not cured or if adversely determined, as the case may be, would reasonably be expected to have a Material Adverse Effect;

(iii) the following events, as soon as practicable and in any event within 30 days after the Company obtains knowledge thereof: (i) the occurrence of any Reportable Event with respect to any Plan or a failure to make any required contribution to a Plan or Multiemployer Plan; (ii) a determination that any Plan is, or is expected to be, in “at risk” status (within the meaning of Title IV of ERISA); (iii) any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or the determination that any Multiemployer Plan is in endangered or critical status, within the meaning of section 432 of the Code or section 305 or Title IV of ERISA, or (iv) the institution of proceedings or the taking of any other action by the PBGC or the Company or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan or Multiemployer Plan; except, in the case of any or all of (i) though (iv), as would not reasonably be expected to have a Material Adverse Effect;

(iv) as soon as practicable and in any event within 30 days of obtaining knowledge thereof: (i) any development, event, or condition in respect of any liability or potential liability regarding environmental matters or under any Environmental Law that, individually or in the aggregate with other developments, events or conditions, would reasonably be expected to result in the payment by the Group Members, in the aggregate, of a Material Environmental Amount; and (ii) any notice that any Governmental Authority may deny any application for an Environmental Permit sought by, or revoke or refuse to renew any Environmental Permit held by, any Group Member; and

(v) any development or event that would be required to be reported in a filing on Form 8-K under the Exchange Act.

(b) Within 30 days following the end of each calendar quarter, the Company shall give notice to the Administrative Agent, for delivery to the Lenders, and to the Arrangers of any litigation or other legal proceeding commenced during such quarter affecting any Group Member (i) that would reasonably be expected to result in a loss to the Company or any Group Member in excess of US$100,000,000 and that is not covered by insurance, (ii) in which injunctive or similar relief is sought and which would reasonably be expected to have a Material Adverse Effect if granted, or (iii) that relates to any Credit Document (but only with respect to material Collateral, in the case of any Collateral Document).

(c) Each notice pursuant to this Section 5.6 (other than the notice specified in clause (a)(v) hereof) shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

(d) Information required to be delivered pursuant to this Section 5.6 shall be deemed to have been timely delivered hereunder if such information, or one or more filings containing such information, shall be accessible to the Administrative Agent, the Arrangers and the Lenders on the Platform or shall be filed with the SEC and available on the website of the

SEC at http://www.sec.gov or on the website of the Company (provided, in each case, that the Company has notified the Administrative Agent that such information is available on such website and, if requested by the Administrative Agent, shall have provided hard copies (other than of any report on Form 8-K filed with the SEC) to the Administrative Agent). Information required to be delivered pursuant to this Section 5.1 may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent. Each Lender shall be solely responsible for timely accessing posted documents and maintaining its copies of such documents.

5.7. Additional Collateral, Etc. (a) With respect to any Additional Guarantor created or acquired after the Closing Date (which, for the purposes of this paragraph, shall include any existing Subsidiary that ceases to be an Excluded Subsidiary or Transparent Subsidiary), within 30 days after the formation or acquisition of such Subsidiary (or such Subsidiary ceasing to be an Excluded Subsidiary or Transparent Subsidiary) (i) execute and deliver to the Collateral Agent such amendments to the Guarantee and Collateral Agreement as shall be necessary to grant to the Collateral Agent a valid and perfected security interest in the Equity Interests of such Additional Guarantor, (ii) deliver to the Collateral Agent the certificates, if any, representing such Equity Interests (to the extent constituting “certificated securities” under the applicable UCC), together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Company or such Subsidiary, as the case may be, (iii) cause such Additional Guarantor (A) to become a party to the Guarantee and Collateral Agreement and (B) to take such actions as are necessary to grant to the Collateral Agent a valid and perfected security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such Additional Guarantor, including, without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Collateral Agent, (iv) if requested by the Collateral Agent, deliver to the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Collateral Agent, and (v) take such other actions as may be required to cause the Collateral and Guarantee Requirement to be satisfied with respect to such Additional Guarantor.

(b) Subject to Section 5.7(i), within 30 days after the formation or acquisition of any new Subsidiary the Equity Interests of which are owned directly by the Company or any Subsidiary Guarantor, the Company shall (or shall cause the relevant Subsidiary Guarantor to) (i) execute and deliver to the Collateral Agent such amendments or supplements to the Guarantee and Collateral Agreement as shall be necessary to grant to the Collateral Agent a valid and perfected security interest in the Equity Interests of such new Subsidiary that is owned by the Company or such Subsidiary Guarantor, (ii) deliver to the Collateral Agent the certificates, if any, representing such Equity Interests, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Company or the relevant Subsidiary Guarantor, and take such other actions as may be reasonably requested by the Collateral Agent in order to perfect the Collateral Agent’s security interest therein including, with respect to any Foreign Subsidiary, the execution and delivery of a pledge agreement or similar instrument governed by the law of the jurisdiction in which such Foreign Subsidiary is domiciled and (iii) take such other actions as may be required to cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary.

(c) The Company shall use its commercially reasonable efforts to (i) grant to the Collateral Agent a security interest in the Equity Interests of any newly formed or after-acquired joint venture (or a holding company parent thereof) owned directly by the Company or a Subsidiary Guarantor if the amount recorded by the Company or such Subsidiary Guarantor as its investment in such joint venture exceeds US$50,000,000 and (ii) in the case of any domestic JV Subsidiary (other than an Excluded Subsidiary) to cause such JV Subsidiary to become a Subsidiary Guarantor (in each case, it being understood that such efforts shall not require any economic or other significant concession or result in any material adverse tax consequences with respect the terms or structure of such joint venture arrangements).

(d) Subject to Section 5.7(i), at the request of the Administrative Agent, the Company shall, within ten days of the Administrative Agent’s request, (i) cause any Transparent Subsidiary that directly holds the Equity Interests of any 956 Subsidiary or holds Equity Interests of any other Transparent Subsidiary to (A) become a party to the Guarantee and Collateral Agreement, (B) take such actions as are necessary to grant to the Collateral Agent a valid and perfected security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such Transparent Subsidiary, including, without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Collateral Agent, and (C) enter into such pledge agreements, security agreements and/or similar instruments each in form and substance reasonably satisfactory to the Collateral Agent (including as to the governing law thereof) that are necessary to grant a valid and perfected security interest in all of its property, (ii) deliver to the Collateral Agent the certificates, if any, representing such Equity Interests, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of such Subsidiary, (iii) if requested by the Administrative Agent, deliver to the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Collateral Agent, and (iv) take such other actions as may be required to cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary.

(e) Within 30 days after the occurrence thereof, the Company will notify the Collateral Agent of any change to the name, jurisdiction of incorporation or formation or legal form of the Company or any Subsidiary Guarantor.

(f) The Company shall, and shall cause each Group Member to, from time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take such actions, as the Administrative Agent or the Collateral Agent may reasonably request to cause the Collateral and Guarantee Requirement to be and remain satisfied at all times or otherwise for the purposes of implementing or effectuating the provisions of this Agreement and the other Credit Documents, or of more fully perfecting (or maintaining perfection) or renewing the rights of the Collateral Agent with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by any Group Member which may be deemed to be part of the Collateral) pursuant hereto or thereto. Upon the exercise by the Collateral Agent of any power, right, privilege or remedy pursuant to this Agreement or the other Credit Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, the Company will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or the Collateral Agent may be required to obtain from the Company or any Group Member in order to obtain such governmental consent, approval, recording, qualification or authorization.

(g) By June 30 of each year, commencing June 30, 2012 (and promptly upon consummation of any Material Acquisition), the Company shall deliver to the Collateral Agent, in addition to the updated Intellectual Property information required pursuant to Section 4.3(b) of the Guarantee and Collateral Agreement, a supplement to Schedule 1.1G (i) setting forth any trademark Registered in the United States by the Company or any of its Subsidiaries that is, in the good faith determination of the Company, material to the business of the Company and its Subsidiaries, taken as a whole, that has not previously been disclosed to the Administrative Agent on Schedule 1.1G (or any update thereto previously provided hereunder) or (ii) removing any trademark Registered in the United States by the Company or any of its Subsidiaries that is no longer, in the good faith determination of the Company, material to the business of the Company and its Subsidiaries, taken as a whole; provided that no Principal Trade Name identified on Schedule 1.1G on the Closing Date may be removed from such Schedule. Each year after delivery of the updated Intellectual Property information required pursuant to Section 4.3(b) of the Guarantee and Collateral Agreement, upon written request of the Collateral Agent, the Company shall take such steps as the Collateral Agent may reasonably request in order to (A) perfect, for Intellectual Property of the Credit Parties Registered in the United States, and (B) file, for Key Foreign Trademarks and Key Foreign Patents in their respective jurisdictions, in the case of each of the foregoing clauses (A) and (B) the security interests granted in such Collateral in accordance with the provisions of the Guarantee and Collateral Agreement.

(h) Upon the acquisition by the Company or any other Credit Party of Material Real Estate Asset after the Closing Date, the Company shall cause the Collateral and Guarantee Requirement to be satisfied in respect of such Material Real Estate Asset.

(i) Notwithstanding anything to the contrary herein, (i) in no case shall a Person be required to grant a security interest in any stock of a 956 Subsidiary (other than 100% of the non-Voting Equity Interests (if any) and 65% of the Voting Equity Interests of a first tier 956 Subsidiary), (ii) in no case shall more than 65% of the Voting Equity Interests of any 956 Subsidiary be directly or indirectly pledged, in each case to secure Obligations of the Company or any Domestic Subsidiary if such grant of a security interest or pledge would result in deemed dividends to the Company or its owners pursuant to Section 956 of the Code and (iii) in no case shall a Transparent Subsidiary be required to guarantee any Obligations under any of the Credit Documents (it being understood that a Transparent Subsidiary may be required to grant a security interest in certain of its assets, including certain Equity Interests in a 956 Subsidiary held by it, to the extent provided under other provisions of the Credit Documents, insofar as they are not inconsistent with the first two clauses of this Section 5.7(i)).

(j) To the extent not delivered on the Closing Date, within 180 days after the Closing Date (or such later date as shall be reasonably acceptable to the Administrative Agent), the Company shall deliver or cause to be delivered to the Collateral Agent (i) a Mortgage with respect to each Mortgaged Property owned by the Company or a Subsidiary Guarantor as of the

Closing Date, each executed and delivered by the owner of the Mortgaged Property covered thereby, (ii) for each such Mortgage, a lenders’ title insurance policy issued by a title company selected by the Company insuring the Collateral Agent’s interest in such Mortgaged Property and reasonably satisfactory to the Administrative Agent, and (iii) for each such Mortgage, an opinion of local counsel with respect to the enforceability of such Mortgage under the applicable local law, reasonably satisfactory to the Administrative Agent and the Collateral Agent (collectively, the “Real Estate Deliverables”). If any Real Estate Deliverable is not received and satisfied within such 180-day period, the Borrowing Base will be reduced by the Eligible Value of the Eligible P&E or Eligible Real Estate for which such Real Estate Deliverable is outstanding.

(k) Within 90 days (or, in the case of (i) the items identified in clause (f) of the definition of Collateral and Guarantee Requirement, 180 days, or (ii) the items identified in clause (d) of the definition of Collateral and Guarantee Requirement, 30 days) after the Closing Date (or such later date as shall be reasonably acceptable to the Administrative Agent), the Company shall deliver or cause to be delivered to the Collateral Agent each of the items described on Schedule 5.7(k) (collectively the “Post-Closing Deliverables”). If any Post-Closing Deliverable with respect to the Equity Interests in any Foreign Pledgee is not received and satisfied within such 90-day period, the Borrowing Base will be reduced by the Eligible Value of the Equity Interests in any Foreign Pledgee for which such Post-Closing Deliverable is outstanding.

(l) The Company shall use commercially reasonable efforts to cause the definitive loan documentation for any Permitted DOE Facility to permit the Obligations to be secured on a second lien basis by the DOE Assets securing such Permitted DOE Facility. To the extent the Obligations may be secured by security interests in such DOE Assets, the Company shall, and shall cause the Subsidiary Guarantors to, promptly enter into such amendments to the Credit Documents or additional Credit Documents as the Administrative Agent may reasonably request, to implement such security interests, together with an intercreditor agreement with respect to such DOE Assets as contemplated by Section 9.25(b).

5.8. Environmental Laws. The Company shall and shall cause each Group Member to comply in all respects with all applicable Environmental Laws, and obtain and comply in all respects with and maintain any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except, in each case, where the failure to comply with such Environmental Laws or obtain such licenses, approvals, notifications, registrations or permits would not reasonably be expected to have a Material Adverse Effect.

5.9. Inspection of Property; Books and Records; Discussions. The Company shall, and shall cause each Group Member to, (a) keep proper books of account and records in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities, and (b) permit representatives of the Administrative Agent, the Arrangers or any Lender (coordinated through the Administrative Agent) to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time during normal office hours and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with its independent registered accounting firm; provided that unless a Default has occurred and is continuing, neither the Lenders nor the Arrangers shall make any such visits and inspections more than twice in any 12-month period. The Company will, upon the request of the Administrative Agent or the Requisite Lenders, participate in a meeting with the Administrative Agent, the Arrangers and Lenders once during each Fiscal Year to be held at the Company’s corporate offices (or at such other location as may be agreed to by the Company and the Administrative Agent) at such time as may be agreed to by the Company and the Administrative Agent.

5.10. Maintenance of Ratings. The Company will use commercially reasonable efforts to maintain continuously a public corporate family rating from Moody’s and a public corporate credit rating from S&P, in each case in respect of the Company, and a public credit rating from each of Moody’s and S&P in respect of the Loans.

5.11. Interest Rate Protection. No later than 90 days following the Closing Date, the Company will obtain and cause to be maintained until the three year anniversary of the Closing Date protection against fluctuations in interest rates pursuant to one or more Swap Agreements from Swap Counterparties reasonably satisfactory to the Arrangers, in form and substance reasonably satisfactory to the Administrative Agent, in order to ensure that no less than 30% of the aggregate principal amount of Consolidated Total Debt of the Company and the Subsidiaries outstanding on the Closing Date either (a) is subject to such Swap Agreements or (ii) is Indebtedness that bears interest at a fixed rate.

SECTION 6. NEGATIVE COVENANTS

Until the Commitments shall have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or been terminated and the Letter of Credit Usage shall have been reduced to zero, the Company covenants and agrees with the Agents and the Lenders that:

6.1. Borrowing Base. The Company shall not at any time permit the Borrowing Base Coverage Ratio to be less than 1.10:1.00.

6.2. Minimum Liquidity. The Company shall not at any time permit Available Liquidity to be less than US$3,000,000,000.

6.3. Liens. The Company will not, nor will it permit any Group Member to, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except Permitted Liens.

6.4. Indebtedness. The Company will not, nor will it permit any Group Member to, create, incur or assume any Indebtedness except Permitted Indebtedness.

6.5. Restricted Payments. The Company will not, and will not permit any Subsidiary to, declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Equity Interests of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member (any such payment, a “Restricted Payment”), except that:

(a) the Company may make Restricted Payments in the form of Equity Interests (other than Disqualified Equity Interests) of the Company;

(b) the Company or any Subsidiary may redeem, acquire or retire for value or may repurchase (or may make loans, distributions or advances to effect the same) Equity Interests from current or former officers, directors, consultants and employees, including upon the exercise of options or warrants for such Equity Interests, or any executive or employee savings or compensation plans, or, in each case to the extent applicable, their respective estates, spouses, former spouses or family members or other permitted transferees;

(c) any Subsidiary (including an Excluded Subsidiary) may make Restricted Payments to its direct parent or to the Company or any Wholly Owned Subsidiary Guarantor;

(d) the Company may make Restricted Payments to any member of the Company to enable such Person to pay any taxes that would be due and payable by any such Person that are directly attributable to such Person’s ownership interest in the Company as permitted in Section 4.4(b) of the Company’s LLC Agreement, as in effect on the date hereof;

(e) any JV Subsidiary may make Restricted Payments required or permitted to be made pursuant to the terms of the joint venture arrangements of holders of its Equity Interests, provided that the Company and its Subsidiaries have received their pro rata portion of such Restricted Payments;

(f) the Company or any Subsidiary may make any other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (f) not to exceed US$500,000,000; and

(g) the Company or any Subsidiary may make Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to clause (f) of this Section 6.5 or this clause (g) not to exceed 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) beginning on the first day of the fiscal quarter commencing after December 31, 2011 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment; provided that at the time such Restricted Payment is made no Default or Event of Default shall have occurred and be continuing or shall occur as a result thereof.

6.6. Fundamental Changes and Asset Sales. (a) The Company will not, and will not permit any Group Member to, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:

(i) (A) any Subsidiary of the Company (other than a Borrower) may be merged, consolidated or amalgamated with or into the Company (provided that the Company shall be the continuing or surviving corporation) or with or into any Wholly

Owned Subsidiary Guarantor (provided that the Wholly Owned Subsidiary Guarantor shall be the continuing or surviving corporation) and (B) any Excluded Subsidiary may merge, consolidate or amalgamate with any other Excluded Subsidiary;

(ii) any Subsidiary of the Company may Dispose of any or all of its assets to the Company or any Wholly Owned Subsidiary Guarantor (upon voluntary liquidation, winding up, dissolution or otherwise);

(iii) the Company or any Subsidiary thereof may be merged, consolidated or amalgamated with a Person, provided that (i) the Company or such Subsidiary is the continuing or surviving corporation and (ii) the shareholders of the Company or such Subsidiary immediately prior to such merger, consolidation or amalgamation hold the majority of the Equity Interests in the entity that results from such merger, consolidation or amalgamation;

(iv) the Company or any Subsidiary thereof may make any Disposition that is not a Disposition of all or substantially all of the property or business of the Group Members, taken as a whole;

(v) any De Minimis Subsidiary may voluntarily liquidate or dissolve to the extent the board of directors of such De Minimis Subsidiary deems it to be in its best interest and to the extent doing so would not reasonably be expected to have a Material Adverse Effect;

(vi) the Company may consummate the transactions described in Schedule 6.6; and

(vii) a Corporate Reorganization may be effected; provided that (A) any Person into which the Company may be merged shall be a corporation organized under the laws of a State in the United States, shall expressly assume all obligations of the Company under this Agreement and the other Credit Documents pursuant to supplements hereto and thereto or other documents or instruments, in each case in form and substance reasonably satisfactory to the Administrative Agent, and shall take all actions as may be required to preserve the enforceability of the Credit Documents and the validity and perfection of the Liens created by the Collateral Documents, (B) no Default or Event of Default shall have occurred and be continuing or shall occur as a result of any such transaction, (C) each Subsidiary Guarantor shall have confirmed that its Obligations Guarantee and grant of Liens under the Collateral Documents shall apply to the Obligations of any such Person into which the Company may be merged and (D) the Administrative Agent shall have received such officers’ certificates and opinions of counsel as it may reasonably request in connection with such transaction.

(b) The Company will not, and will not permit any Group Member to, Dispose of (i) any Principal Trade Name or (ii) any other Intellectual Property right owned by the Company or a Subsidiary Guarantor that is material to the business of the Company and the Group Members, taken as a whole, other than (A) in the case of each of clauses (i) and (ii), (1) non-exclusive or partial exclusive licenses in the ordinary course of business that do not materially interfere with the business of the Company and the Subsidiaries, taken as a whole (and, in the case of partial exclusive licenses, so long as (x) the Company or any of the Subsidiary Guarantors retains the right, as needed, to use such Intellectual Property in the conduct of their respective businesses and (y) the Company or any of the Subsidiary Guarantors, as applicable, retains a right to royalty arrangements on market terms as determined by the Company in good faith), and (2) exclusive licenses to use such Intellectual Property in specific markets outside the United States so long as (x) the Company or any of the Subsidiary Guarantors retains the right to use such Intellectual Property in the conduct of their respective businesses in the United States, (y) such licenses do not materially interfere with the business of the Company and the Subsidiaries, taken as a whole, and (z) the Company or any of the Subsidiary Guarantors, as applicable, retains a right to royalty arrangements on market terms as determined by the Company in good faith, and (B) in the case of clause (ii), Dispositions (other than those set forth in clause (A) immediately above) of (1) any such Intellectual Property in connection with Dispositions permitted hereunder of the assets to which such Intellectual Property relates to the extent that such Intellectual Property is not necessary for the conduct of any of the remaining businesses of the Company and the Subsidiaries or (2) any such Intellectual Property that is, in the good faith determination of the Company, no longer material to the business of the Company and the Group Members, taken as a whole, at the time of such Disposition.

(c) The Company will not, and will not permit any Group Member to, consummate any Asset Sale, unless (i) the Company or such Group Member, as the case may be, receives consideration for such Asset Sale at least equal to the fair market value (calculated as of the date of the consummation of such Asset Sale and without giving effect to any adjustment not then determined or any subsequent changes in value) of the assets Disposed of; (ii) for up to US$250,000,000 in the aggregate of consideration received by the Company and the Group Members in connection with all Asset Sales under this clause (c), at least 50% of the consideration received in connection with any such Asset Sale (calculated as of the date of the consummation of such Asset Sale and without giving effect to any adjustment not then determined or any subsequent changes in value) by the Company or such Group Member, as the case may be, is in the form of Cash or Cash Equivalents, and for any amount in excess thereof, at least 75% of the consideration received in connection with such Asset Sale (calculated as of the date of the consummation of such Asset Sale and without giving effect to any adjustment not then determined or any subsequent changes in value) by the Company or such Group Member, as the case may be, is in the form of Cash or Cash Equivalents; provided, however, that for purposes of this clause (ii), each of the following shall be deemed to be Cash: (A) any liabilities (as shown on the Company’s or such Group Member’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Company or such Group Member, other than any liabilities that are by their terms subordinated in right of payment in Cash to the Obligations or that are owed to the Company or a Group Member, that are assumed by the transferee with respect to the applicable Asset Sale and for which the Company and all of the Group Members shall have been validly released by all applicable creditors in writing, or otherwise cease to be obligations of the Company or any Group Member, and (B) any securities, notes or other obligations or assets received by the Company or such Group Member from such transferee that are converted by the Company or such Group Member into Cash (to the extent of the Cash received) within 180 days following the closing of the applicable Asset Sale; (iii) such Asset Sale otherwise complies with the applicable provisions of the Credit Documents; and (iv) to the extent required by the Collateral Documents or Section 5.7, all consideration received in such Asset Sale shall be expressly made subject to the Liens under the Collateral Documents.

(d) The Company will not, and will not permit any Group Member to, consummate any Disposition of assets that constitute Collateral (other than Dispositions of inventory in the ordinary course of business), in a single transaction or a series of related transactions, if after giving pro forma effect to such Disposition the Borrowing Base would be reduced by more than US$100,000,000, unless (i) after giving pro forma effect to such Disposition and the application of proceeds therefrom, the Borrowing Base Coverage Ratio is at least 1.10:1.00 and (ii) within ten days following the consummation of such Disposition, the Company shall have delivered a Borrowing Base Certificate pursuant to Section 5.1(c)(ii).

6.7. Negative Pledge. The Company will not itself, and will not permit any Subsidiary (other than an Excluded Subsidiary) to, enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of the Company or any such Subsidiary to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its obligations under the Credit Documents to which it is a party other than (a) this Agreement, the other Credit Documents, the Senior Second Lien Notes Documents, the Auto Finance Operating Agreement, the Gold Key Lease Program, the Gelco Lease Program, the Conversion Vehicle Wholesale Financing Program, the Canadian Health Care Trust Notes, the VEBA Indenture, the VEBA Notes, any Additional Senior Second Lien Notes Documents, any Chrysler Canada Notes Documents and, solely with respect to the DOE Assets, any Permitted DOE Facility, and (b) any agreements governing any purchase money Liens or Capital Lease Obligations (in which case, any prohibition or limitation shall only be effective against the assets financed thereby or transferred thereto) or governing any Indebtedness permitted pursuant to clauses (g), (o), (r) or (t) of the definition of Permitted Indebtedness.

6.8. Transactions with Affiliates. The Company will not, and will not permit any Subsidiary to, enter into any transaction or series of related transactions, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate involving aggregate payments, transfers of assets or other consideration in excess of US$50,000,000 unless such transaction or series of related transactions is on fair and reasonable terms not materially less favorable, taken together with all other contractual arrangements between the Company or any Subsidiary and such Affiliate in effect at the time of such transactions, to the Company and its Subsidiaries than they would obtain in a comparable arm’s-length transaction with a Person that was not an Affiliate. The foregoing restrictions shall not apply to:

(a) reasonable fees and compensation paid to and indemnity provided on behalf of officers, directors, consultants or employees of the Company or any of its Subsidiaries pursuant to customary employment, consulting and benefit arrangements;

(b) any employment, stock option, stock repurchase, employee benefit, employee compensation, business expense reimbursement, severance, termination or other employment-related agreements, arrangements or plans entered into by the Company or any of its Subsidiaries in the ordinary course of business;

(c) Restricted Payments permitted under Section 6.5;

(d) issuances of Equity Interests (other than Disqualified Equity Interests) by the Company;

(e) any agreement in effect as of the date hereof and set forth on Schedule 6.8 to the Disclosure Letter (or any agreement amending, extending or replacing any such agreement so long as such amendment or replacement agreement is not materially more disadvantageous to the Company and its Subsidiaries or to the Lenders than the original agreement as in effect on the date hereof), and any transaction provided for therein;

(f) transactions between or among any member of the Fiat Group, on the one hand, and the Company or any of its Subsidiaries, on the other hand, that have been approved by either a majority of the Disinterested Directors or by a majority of the board of directors of the Company and have not been voted against by a majority of the Disinterested Directors present and voting at a meeting or by written consent; and

(g) transactions that are provided for in any Related Agreement (other than the Senior Second Lien Notes Documents) or Specified Document.

6.9. Swap Agreements. The Company will not itself, and will not permit any Subsidiary to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Company or any Subsidiary has actual or anticipated exposure (other than those in respect of Equity Interests) and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates with respect to any interest-bearing liability or investment of the Company or any Subsidiary.

6.10. Changes in Fiscal Periods. The Company will not itself, and will not permit any Subsidiary to, permit the Fiscal Year of the Company to end on a day other than December 31 or change the Company’s method of determining Fiscal Quarters, in each case, unless otherwise agreed by the Requisite Lenders.

6.11. Clauses Restricting Subsidiary Distributions. The Company will not, and will not permit any Subsidiary (other than an Excluded Subsidiary) to, enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any such Subsidiary to (a) make Restricted Payments in respect of any Equity Interests of such Subsidiary held by, or pay any Indebtedness owed to, the Company or any other Subsidiary, (b) transfer any of its assets to the Company or any other Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Credit Documents, (ii) any restrictions existing under the Senior Second Lien Notes Documents as in effect on the date hereof, any restrictions under any Additional Senior Second Lien Notes Documents that are not more restrictive than those existing under the Senior Second Lien Notes Documents as in effect on the date hereof and any restrictions under any Chrysler Canada Notes Documents that are not more restrictive in any material respect than those existing under the Senior Second Lien Notes Documents as in effect on the date hereof, (iii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all the Equity Interests or assets of such

Subsidiary, (iv) any agreement or instrument governing Indebtedness assumed in connection with the acquisition of assets by the Company or any Subsidiary permitted hereunder or secured by a Lien encumbering assets acquired in connection therewith, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired, (v) restrictions on the transfer of assets subject to any Lien permitted by Section 6.3 imposed by the holder of such Lien or on the transfer of assets subject to a Disposition permitted by Section 6.6 imposed by the acquirer of such assets, (vi) provisions in joint venture agreements and other similar agreements (in each case relating solely to the respective joint venture or similar entity or the equity interests therein), (vii) restrictions contained in the terms of any agreements governing purchase money obligations, Capital Lease Obligations or Attributable Obligations not incurred in violation of this Agreement; provided that such restrictions relate only to the property financed with such Indebtedness, (viii) restrictions on cash or other deposits imposed by customers under contracts or other arrangements entered into or agreed to in the ordinary course of business, (ix) customary non-assignment provisions in leases, contracts, licenses and other agreements entered into in the ordinary course of business and consistent with past practices, (x) any restrictions under any documentation governing any Permitted Additional First Lien Debt that are not more restrictive than the restrictions under this Agreement (without giving effect to the provisions of Section 1.5) or (xi) any amendments, modifications, restatements, increases, supplements, refundings, replacements, or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (x) above; provided, however, that the provisions relating to the encumbrances or restrictions contained in any such amendment, modification, restatement, increase, supplement, refunding, replacement, or refinancing are not materially less favorable, taken as a whole, to the Company and its Subsidiaries and the Lenders than the provisions relating to such encumbrances or restrictions contained in agreements referred to in such clause or, in the case of encumbrances or restrictions contained in the documentation governing any Indebtedness permitted by clause (l) of the definition of Permitted Indebtedness, this Agreement.

6.12. Amendments to Related Agreements and Specified Documents. The Company will not, and will not permit any Group Member to, amend, supplement or otherwise modify (pursuant to a waiver or otherwise) the terms and conditions of (a) any Related Agreement (other than the Senior Second Lien Notes Documents) or Specified Document such that after giving effect thereto the terms thereof shall be materially less favorable, taken as a whole (and taking into account compensating benefits then made available to the Company and its Subsidiaries under other Related Agreements, Specified Documents or other contractual arrangements between the Company or any of its Subsidiaries on the one hand and the Fiat Group on the other hand, in each case, as in effect at such time), to the interests of the Borrowers and the other Credit Parties or the Lenders than prior to such amendment, supplement or modification or (b) any Senior Second Lien Notes Document, Additional Senior Second Lien Notes Document or Chrysler Canada Notes Document such that after giving effect thereto the terms thereof shall be materially less favorable, taken as a whole, to the interests of the Borrowers and the other Credit Parties or the Lenders than prior to such amendment, supplement or modification. The Company will not, and will not permit any Group Member to, amend, supplement or otherwise modify (pursuant to waiver or otherwise) the terms and conditions of (i) any Senior Second Lien Notes Document in violation of the terms of the Intercreditor Agreement, (ii) any Additional Senior Second Lien Notes Document or Chrysler Canada Notes Document in violation of the terms of the applicable Additional Intercreditor Agreement or

(iii) any documentation governing any Permitted Additional First Lien Debt in violation of the terms of the applicable Permitted Additional First Lien Intercreditor Agreement.

6.13. Repayments or Prepayments of Certain Indebtedness. The Company will not, and will not permit any Subsidiary to, optionally prepay, repurchase, redeem or otherwise optionally satisfy or defease with cash (other than with proceeds of a Permitted Refinancing thereof) (a) the Senior Second Lien Notes, (b) the VEBA Notes, (c) the Canadian Health Care Trust Notes, (d) any other Material Junior Indebtedness or (e) any Permitted Refinancing of the foregoing; provided that, so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, (i) the Company and the Subsidiaries may prepay, repurchase, redeem, satisfy or defease such Indebtedness to the extent at the time such prepayment, repurchase, redemption, satisfaction or defeasance is consummated either (A) to the extent such prepayment, repurchase, redemption, satisfaction or defeasance is funded with the proceeds of any sale or issuance of Equity Interests (other than Disqualified Equity Interests) in the Company, the Senior Secured Leverage Ratio does not exceed 2.00:1.00 or (B) otherwise, the Senior Secured Leverage Ratio does not exceed 1.25:1.00, calculated, in the case of each of clauses (A) and (B) on a pro forma basis (determined in accordance with Section 1.2(c)) after giving effect to such prepayment, repurchase, redemption, satisfaction or defeasance as of the last day of the Fiscal Quarter most recently ended on or prior to the date of the consummation thereof for which financial statements are available (provided that Consolidated Senior Secured Debt shall be determined on a pro forma basis as of the date of the consummation thereof) and on the date of consummation thereof, the Company shall deliver a certificate of a Responsible Officer to the Administrative Agent providing reasonably detailed calculations demonstrating compliance with such Senior Secured Leverage Ratio); (ii) the Company and the Subsidiaries may prepay, repurchase, redeem, satisfy or defease the VEBA Notes and the Canadian Health Care Trust Notes in an aggregate principal amount not to exceed US$500,000,000; and (iii) any Foreign Subsidiary (other than a Canadian Subsidiary) may prepay, repurchase, redeem, satisfy or defease any Indebtedness of a Foreign Subsidiary (other than a Canadian Subsidiary) using Cash that is generated outside the United States of America and Canada.

6.14. Sales and Leasebacks. The Company will not, nor will it permit any Group Member to, enter into any Sale/Leaseback Transaction unless (a) the sale or transfer of the property thereunder is permitted under Section 6.6, (b) any Capital Lease Obligations or Attributable Obligations, as applicable, arising in connection therewith are permitted under Section 6.4 and (c) any Liens arising in connection therewith (including Liens deemed to arise in connection with any such Capital Lease Obligations or Attributable Obligations, as applicable) are permitted under Section 6.3.

6.15. Conduct of Business. The Company will not, nor will it permit any Group Member to, engage in to any material extent in any business other than the businesses engaged in by the Company and the Group Members, taken as a whole, on the date hereof, and other than any business that is similar, reasonably related, incidental or ancillary thereto.

6.16. Activities of the Co-Issuer Subsidiary. The Co-Issuer Subsidiary shall not own any assets, become liable for any Indebtedness or other obligations or engage in any business activities; provided that the Co-Issuer Subsidiary (a) shall be a Subsidiary Guarantor under the Credit Documents, (b) may be a co-obligor with respect to the Senior Second Lien

Notes or any other Indebtedness issued by the Company, (c) may incur Guarantee Obligations in respect of any Permitted DOE Facility and (d) may engage in any activities directly related to or necessary in connection with clauses (a) through (c) above. The Co-Issuer Subsidiary shall be a Wholly Owned Subsidiary of the Company at all times.

SECTION 7. EVENTS OF DEFAULT

7.1. Events of Default. If any of the following events shall occur and be continuing:

(a) any Borrower shall fail to pay (i) when due, any principal of any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise, (ii) when due, any amount payable to an Issuing Bank in reimbursement of any drawing under any Letter of Credit, (iii) within three Business Days after the date due, any interest on any Loan or any fee due hereunder or (iv) within ten Business Days after receipt by the Company of written notice of such failure from the Administrative Agent or any Lender, any other amount due hereunder; or

(b) Any representation, warranty, certification or other written statement made or deemed made by any Borrower or other Credit Party in any Credit Document or in any written statement or certificate at any time provided by or on behalf of any Borrower or other Credit Party by a Responsible Officer pursuant to or in connection with any Credit Document shall be inaccurate in any material respect as of the date made, deemed made or furnished; or

(c) any Borrower or other Credit Party shall default in the observance or performance of any agreement contained in Sections 5.1(c), 5.3(a), 5.6(a)(i) or Section 6 of this Agreement or Section 4.3 of the Guarantee and Collateral Agreement; or

(d) any Credit Party shall default in the observance or performance of any other agreement contained in any Collateral Document with respect to any material Collateral and such default shall continue unremedied for a period of 30 days after notice from the Administrative Agent or any Lender; or

(e) any Borrower or other Credit Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Credit Document (other than a Collateral Document), other than as provided in paragraphs (a) through (d) of this Section, and such default shall continue unremedied for a period of 30 days after notice from the Administrative Agent or any Lender; or

(f) (i) The Company or any Subsidiary shall fail, after giving effect to any applicable grace period, to make any payment (whether of principal, interest or otherwise) in respect of any Material Indebtedness when due, or (ii) any event or condition shall occur that results in any Material Indebtedness (other than any Swap Agreement) becoming due prior to its stated maturity or, in the case of any Swap Agreement constituting Material Indebtedness, being terminated (other than any voluntary termination agreed by the parties thereto), or that enables or permits the holder or holders of any Material Indebtedness (other than any Swap Agreement), or any trustee or agent on its or their behalf, or, in the case of any Swap Agreement constituting Material Indebtedness, the applicable counterparty, with or without the giving of notice (but after the lapse of any applicable grace periods), to cause such Material Indebtedness (other than any Swap Agreement) to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its stated maturity or, in the case of any Swap Agreement constituting Material Indebtedness, to cause the termination thereof (other than any voluntary termination agreed by the parties thereto); provided that no Event of Default shall occur under this clause (f) in respect of any Material Indebtedness of any Foreign Subsidiary (other than any Canadian Subsidiary) until the earliest of (A) the fifth Business Day following any event described in clause (i) above in respect of such Indebtedness (or, in the case of any amount other than principal or interest due and payable by Chrysler de Mexico, the fifth Business Day following the date that the Company becomes aware of the fact that such payment has not been made), (B) the 30th day following any event described in clause (ii) above in respect of such Indebtedness and (C) the date any event or condition shall occur that results in such Indebtedness becoming due prior to its stated maturity or, in the case of any Swap Agreement constituting Material Indebtedness, being terminated (other than any voluntary termination agreed by the parties thereto) or any holder or holders of such Indebtedness, or any trustee or agent on its or their behalf, or, in the case of any Swap Agreement constituting Material Indebtedness, the applicable counterparty, shall otherwise have exercised any rights or remedies or commenced any proceedings for enforcement of any rights or remedies in respect of such Indebtedness; provided, further that this clause (f) shall not apply to (A) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the assets securing such Indebtedness or (B) any Indebtedness that becomes due as a result of a refinancing thereof permitted under Section 6.4; or

(g) except with respect to any transaction permitted pursuant to Section 6.6(a)(v), (i) any Group Member shall commence any case, proceeding or other action under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors (A) seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets; or (ii) any Group Member shall make a general assignment for the benefit of its creditors; or (iii) there shall be commenced against any Group Member any case, proceeding or other action of a nature referred to in clause (i) or (ii) above that (A) results in the entry of an order for relief or any such adjudication or appointment, or (B) remains undismissed, undischarged or unbonded for a period of 90 days; (iv) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, stayed or bonded pending appeal within 90 days from the entry thereof; or (v) any Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), (iii) or (iv) above; or (vi) any Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(h) (i) any non-exempt “prohibited transaction” (as defined in section 406 of ERISA or section 4975 of the Code) involving any Plan; (ii) any “accumulated funding deficiency” (as defined in section 302 of ERISA), or any failure by any Plan to satisfy the minimum funding standards (within the meaning of section 412 of the Code or section 302 of ERISA) applicable to such Plan, whether or not waived shall exist with respect to any Plan; (iii) the Company or Commonly Controlled Entity shall have been notified by the sponsor of a Multiemployer Plan that it has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan and such entity does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner; (iv) any Lien in favor of the PBGC or a Plan shall arise on the assets of the Company or any Commonly Controlled Entity; (v) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed to administer any Plan, which Reportable Event or commencement of proceedings or appointment of a trustee would reasonably be expected to result in the termination of such Plan for purposes of Title IV of ERISA; (vi) any Plan shall terminate for purposes of Title IV of ERISA; (vii) the Company or any Commonly Controlled Entity shall, or would reasonably be expected to, incur any liability in connection with the Insolvency or Reorganization of, a Multiemployer Plan; (viii) any other event or condition shall occur or exist with respect to a Plan or Multiemployer Plan; or (ix) there shall occur any Foreign Plan Event; and in each case in clauses (i) though (ix) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect; or

(i) one or more judgments or decrees shall be entered against any Group Member that is not vacated, discharged, satisfied, stayed or bonded pending appeal within 60 days involving for the Group Members taken as a whole a liability (not paid or fully covered by insurance as to which the relevant insurance company has been notified and has not denied coverage or by a contribution obligation of a third party that has been notified and has not denied or contested such contribution obligation and that, in the judgment of the Company, has the means to pay such contributions) of either (i) US$100,000,000 or more in the case of any single judgment or decree, or (ii) US$250,000,000 or more in the aggregate; or

(j) any Collateral Document shall cease to be in full force and effect, or any Lien thereunder in respect of material Collateral shall cease to be enforceable and perfected (other than pursuant to the terms hereof or any other Credit Document), or any Credit Party shall assert any of the foregoing; or

(k) the guarantee of any Credit Party contained in the Guarantee and Collateral Agreement shall cease to be in full force and effect (other than pursuant to the terms hereof or any other Credit Document), or any Credit Party shall so assert; or

(l) the occurrence of a Change of Control;

THEN, (i) upon the occurrence of any Event of Default described in Section 7.1(g), automatically, and (ii) upon the occurrence and during the continuance of any other Event of Default, at the request of (or with the consent of) the Requisite Lenders, upon notice to the Company by the Administrative Agent, (A) the Commitments and the obligations of each Issuing Bank to issue Letters of Credit shall immediately terminate, (B) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirement of any kind, all of which are hereby expressly waived by each Borrower: (1) the unpaid principal amount of and accrued interest on the Loans, (2) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (regardless of whether any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letter of Credit) and (3) all other Obligations (other than the Designated Swap Obligations and the Designated Cash Management Obligations); provided that the foregoing shall not affect in any way the obligations of Lenders under Section 2.3(e); (C) the Administrative Agent may cause the Collateral Agent to enforce any and all Liens and security interests created pursuant to the Collateral Documents and (D) the Administrative Agent shall direct each Borrower to pay (and each Borrower hereby agrees upon receipt of such notice, or upon the occurrence of any Event of Default specified in Section 7.1(g) to pay) to the Administrative Agent such additional amounts of cash as shall be reasonably requested by any Issuing Bank, to be held as security for such Borrower’s reimbursement obligations in respect of Letters of Credit issued by such Issuing Bank then outstanding and not yet paid or cash collateralized.

SECTION 8. AGENTS

8.1. Appointment of Agents. Citibank is hereby appointed Administrative Agent and Collateral Agent hereunder and under the other Credit Documents, and each Lender and Issuing Bank hereby authorizes Citibank to act as the Administrative Agent and the Collateral Agent in accordance with the terms hereof and of the other Credit Documents. Each such Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and in the other Credit Documents, as applicable. The provisions of this Section 8, other than Sections 8.7 and 8.8, are solely for the benefit of the Agents, the Lenders and the Issuing Banks, and no Borrower or other Credit Party shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, no Agent assumes, and shall not be deemed to have assumed, any obligation towards or relationship of agency or trust with or for the Company or any Subsidiary. Anything herein to the contrary notwithstanding, none of the Arrangers, the Syndication Agents, the Documentation Agents or any of the co-agents, bookrunners or managers listed on the cover page hereof shall have any duties or obligations under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent, the Collateral Agent, a Lender or an Issuing Bank hereunder, but all such Persons shall have the benefit of this Section 8 and of the indemnities provided for under this Agreement.

8.2. Powers and Duties. Each Lender and Issuing Bank irrevocably authorizes each Agent to take such actions on such Lender’s or Issuing Bank’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than the United States of America, each Lender and Issuing Bank hereby grants to the Administrative Agent and the Collateral Agent any required powers of attorney to execute any Collateral Document governed by the laws of such jurisdiction on such Lender’s or Issuing Bank’s behalf. Each Agent shall have only those duties and responsibilities that are expressly specified herein and in the other Credit Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No Agent shall have, by reason hereof or of any of the other Credit

Documents, a fiduciary relationship in respect of any Lender or Issuing Bank (regardless of whether or not a Default or an Event of Default has occurred) or any other Person; and nothing herein or in any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or of any of the other Credit Documents except as expressly set forth herein or therein. Without limiting the generality of the foregoing, no Agent shall, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Affiliates that is communicated to or obtained by the Person serving as such Agent or any of its Affiliates in any capacity. The Administrative Agent hereby agrees that it shall (i) furnish to each Arranger, in its capacity as such, upon such Arranger’s request, a copy of the Register, (ii) cooperate with such Arranger in granting access to the Platform to any Lenders (or potential Lenders) identified by such Arranger and (iii) maintain each Arranger’s access to the Platform.

8.3. General Immunity.

(a) No Responsibility for Certain Matters. No Agent shall be responsible to any Lender or Issuing Bank for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or of any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to the Lenders or Issuing Banks or by or on behalf of any Borrower or other Credit Party to any Agent or any Lender or Issuing Bank in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or affairs of any Borrower or other Credit Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Default or Event of Default (and shall not be deemed to have knowledge of the existence or possible existence of any Default or Event of Default unless and until written notice thereof is given to such Agent by the Company or any Lender) or to make any disclosures with respect to the foregoing or to inspect the properties, books or records of any Borrower or other Credit Party. Notwithstanding anything contained herein to the contrary, the Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans, the Letter of Credit Usage or the component amounts thereof. The Collateral Agent shall have only those duties and responsibilities which are expressly specified in this Agreement and the Credit Documents and it may perform such duties by or through its employees.

(b) Exculpatory Provisions. No Agent or any of its Related Parties shall be liable to the Lenders or Issuing Banks for any action taken or omitted by such Agent under or in connection with any of the Credit Documents except to the extent caused by such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. Each Agent shall be entitled to refrain from the taking of any action (including the failure to take an action) in connection herewith or with any of the other Credit Documents or from the exercise of any power, discretion, opinion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in writing in respect thereof from the Requisite Lenders (or such other Lenders as may be required, or as such Agent shall believe in good faith to be required, to give such instructions under Section 9.5) and such Agent shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take such action. Upon receipt of such instructions from the Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions; provided that such Agent shall not be required to take any action that, in its opinion, could expose such Agent to liability or be contrary to any Credit Document or applicable law, including any action that may be in violation of the automatic stay under the Bankruptcy Code or any other applicable bankruptcy, insolvency or similar law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of the Bankruptcy Code or any other applicable bankruptcy, insolvency or similar law. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Requisite Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled conclusively to rely, and shall be fully protected in relying, on any communication (including any telephonic notice), instrument or document believed by it to be genuine and correct and to have been signed, sent or given by the proper Person (whether or not such Person in fact meets the requirements set forth in the Credit Documents for being the signatory, sender or provider thereof), and on opinions and judgments of attorneys (who may be attorneys for the Company and the Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender or Issuing Bank shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of the Requisite Lenders (or such other Lenders as may be required, or as such Agent shall believe in good faith to be required, to give such instructions under Section 9.5). In no event shall any Agent shall be required to expend or risk any of its own funds or otherwise incur any financial or other liability in the performance of any of its duties hereunder or under any other Credit Document.

(c) Delegation of Duties. Each of the Administrative Agent and the Collateral Agent may perform any and all of its duties and exercise any and all of its rights and powers under this Agreement or under any other Credit Document by or through any one or more sub-agents appointed by such Agent. Each of the Administrative Agent and the Collateral Agent and any such of its sub-agents may perform any and all of its duties and exercise any and all of its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions set forth in this Section 8.3 and Sections 8.6 and 9.3 shall apply to any such sub-agent or Affiliate (and their respective Related Parties) as if they were named as such Agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as, or on behalf of, an Agent. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by the Administrative Agent or the Collateral Agent, (i) such sub-agent shall be a third party beneficiary under exculpatory, indemnification and other provisions set forth in this Section 8.3 and Sections 8.6 and 9.3 and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such provisions directly, without the consent or joinder of any other Person, against any or all of the Borrowers, the other Credit Parties and the Lenders and (ii) such sub-agent shall only have obligations to such Agent and not to any Borrower or other Credit Party, any Lender or any other Person, and no Borrower or other Credit Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

8.4. Agents Entitled to Act in Individual Capacity. Nothing herein or in any other Credit Document shall in any way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender or an Issuing Bank hereunder. With respect to its participation in the Loans and the Letters of Credit, each Agent shall have the same rights and powers hereunder as any other Lender or Issuing Bank and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” and “Issuing Bank” shall include each Agent, as applicable, in its individual capacity. Each Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with the Company or any of its Affiliates as if it were not performing the duties and functions specified herein, and may accept fees and other consideration from the Company and its Affiliates for services in connection herewith and otherwise without having to account for the same to the Lenders or the Issuing Banks.

8.5. Lenders’ Representations, Warranties and Acknowledgments. (a) Each Lender and Issuing Bank represents and warrants that it has made, and will continue to make, its own independent investigation of the financial condition and affairs of the Company and the Subsidiaries in connection with Credit Extensions or taking or not taking action under or based upon any Credit Document, in each case without reliance on any Agent, any Arranger or any Related Party of any of the foregoing. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or Issuing Banks or to provide any Lender or Issuing Bank with any credit or other information with respect thereto, whether coming into its possession before the making of the Credit Extensions or at any time or times thereafter.

(b) Each Lender, by delivering its signature page to this Agreement, an Assignment Agreement or an Incremental Assumption Agreement and funding its Tranche B Term Loan and/or Revolving Loans on the Closing Date or by funding any Incremental Term Loan or any Revolving Loan made under an Incremental Revolving Commitment, as the case may be, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, the Requisite Lenders or other requisite Lenders, as applicable, on the Closing Date or as of the date of funding of such Incremental Term Loans or such Revolving Loans.

8.6. Right to Indemnity. Each Lender, in proportion to its applicable Pro Rata Share (determined as set forth below), severally agrees to indemnify each Agent and each Related Party thereof, to the extent that such Agent or such Related Party shall not have been reimbursed by any Borrower or other Credit Party, for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses (including fees, expenses and other charges of counsel) or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against such Agent or any such Related Party in exercising the powers, rights and remedies, or performing the duties and functions, of such Agent under the Credit Documents or otherwise in relation to its capacity as an Agent; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided that in no event shall this sentence require any Lender to indemnify such Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s applicable Pro Rata Share thereof; and provided further that this sentence shall not be deemed to require any Lender to indemnify such Agent against any liability, obligation, loss, damage, penalty, claim, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence. For purposes of this Section 8.6, “Pro Rata Share” shall be determined as of the time that the applicable indemnity payment is sought (or, in the event at such time all the Commitments shall have terminated and all the Loans shall have been repaid in full, as of the time most recently prior thereto when any Loans or Commitments remained outstanding).

8.7. Successor Administrative Agent and Collateral Agent. Subject to the terms of this Section 8.7, the Administrative Agent (which term shall include the Collateral Agent for purposes of this Section 8.7) may resign at any time from its capacity as such. In connection with such resignation, the Administrative Agent shall give notice of its intent to resign to the Lenders, the Issuing Banks and the Company. Upon receipt of any such notice of resignation, the Requisite Lenders shall have the right, in consultation with the Company, to appoint a successor. If no successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents. The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed by the Company and such successor. Notwithstanding the foregoing, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Banks and the Company, whereupon, on the date of effectiveness of such resignation stated in such notice, (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents, provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Collateral Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this paragraph (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Collateral Document, including any action required to maintain the perfection of any such security interest), and (b) the Requisite Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, provided that (i) all payments required to be made hereunder or under any other Credit Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (ii) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall also directly be given or made to each Lender and each Issuing Bank. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Section 8 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (a) above. If the Person serving as the resigning Administrative Agent shall also be an Issuing Bank, then, unless otherwise agreed to by such Person, upon the effectiveness of the resignation thereof in its capacity as the Administrative Agent, (A) such Person shall no longer be obligated to issue, amend, extend or renew any Letter of Credit, but shall continue to have all the rights of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to the effectiveness of such resignation, (B) the Borrowers shall pay all unpaid fees accrued for the account of such Person in its capacity as an Issuing Bank pursuant to Section 2.10(b) and (C) the Company may appoint a replacement Issuing Bank (which appointment shall be made in accordance with the procedures set forth in Section 2.3(i), mutatis mutandis).

8.8. Collateral Documents and Obligations Guarantee. (a) Agents under Collateral Documents and the Obligations Guarantee. Each Secured Party hereby further authorizes the Administrative Agent and the Collateral Agent, on behalf of and for the benefit of the Secured Parties, to be the agent for and representative of the Secured Parties with respect to the Obligations Guarantee, the Collateral and the Collateral Documents; provided that neither the Administrative Agent nor the Collateral Agent shall owe any fiduciary duty, duty of loyalty, duty of care, duty of disclosure or any other obligation whatsoever to any holder of any Designated Swap Obligations or Designated Cash Management Obligations. Without further written consent or authorization from any Secured Party, the Administrative Agent or the Collateral Agent, as applicable, may execute any documents or instruments necessary (i) in connection with any sale or other disposition of assets permitted by this Agreement (or to which the Requisite Lenders (or such other Lenders as may be required to give such consent under Section 9.5) have otherwise consented), to release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition and (ii) to confirm the release and discharge of any Subsidiary Guarantor, as permitted hereunder, from its Obligations Guarantee as contemplated by Section 8.8(d) or as consented to by the Requisite Lenders (or such other Lenders as may be required to give such consent under Section 9.5). Any execution and delivery of documents or instruments pursuant to this Section 8.8(a) shall be without recourse to or representation or warranty by the Administrative Agent or the Collateral Agent.

(b) Right to Realize on Collateral and Enforce Obligations Guarantee. Notwithstanding anything contained in any of the Credit Documents to the contrary, the Borrowers, the Administrative Agent, the Collateral Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Obligations Guarantee, it being understood and agreed that all powers, rights and remedies under the Credit Documents may be exercised solely by the Administrative Agent or the Collateral Agent, as applicable, for the benefit of the Secured Parties in accordance with the terms thereof and that all powers, rights and remedies under the Collateral Documents may be exercised solely by the Collateral Agent for the benefit of the Secured Parties in accordance with the terms thereof and (ii) in the event of a foreclosure or similar action by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition (including pursuant to section 363(k), section 1129(b)(2)(a)(ii) or any other applicable section of the Bankruptcy Code), the Collateral Agent (or any Lender, except with respect to a “credit bid” pursuant to section 363(k), section 1129(b)(2)(a)(ii) or any other applicable section of the Bankruptcy Code), the Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, upon instructions from the Requisite Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or other disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition.

(c) Designated Swap Obligations and Designated Cash Management Obligations. No obligations under any Swap Agreement that constitute Designated Swap Obligations and no obligations under any agreement or instrument that constitute Designated Cash Management Obligations will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Credit Documents except as expressly provided in Section 9.5(c)(iv) of this Agreement and Section 5.2 of the Guarantee and Collateral Agreement. By accepting the benefits of the Collateral, each Swap Counterparty and each holder of Designated Cash Management Obligations shall be deemed to have appointed the Collateral Agent as its agent and agreed to be bound by the Credit Documents as a Secured Party, subject to the limitations set forth in this Section 8.8(c).

(d) Release of Collateral and Obligations Guarantees. Notwithstanding anything to the contrary contained herein or any other Credit Document, when all Obligations (excluding contingent obligations as to which no claim has been made, the Designated Swap Obligations and the Designated Cash Management Obligations) have been paid in full, all Commitments have terminated or expired and no Letter of Credit shall be outstanding, upon request of the Company, the Administrative Agent and the Collateral Agent shall (without notice to, or vote or consent of, any Secured Party) take such actions as shall be required to release the Collateral Agent’s security interest in all Collateral, and to release all Obligations Guarantees provided for in any Credit Document, whether or not on the date of such release there may be outstanding Designated Swap Obligations or Designated Cash Management Obligations. Any such release of an Obligations Guarantee shall be deemed subject to the provision that such Obligations Guarantee shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made. If all the Equity Interests in any Subsidiary Guarantor held by the Company and the Subsidiaries shall be sold or otherwise disposed of (including by merger or consolidation) in any transaction permitted by this Agreement, and as a result of such sale or other disposition such Subsidiary Guarantor shall cease to be a Subsidiary, (i) such Subsidiary Guarantor shall, upon consummation of such sale or other disposition, automatically be discharged and released from its obligations under its Obligations Guarantee and the other Collateral Documents, without further action by any Secured Party or any other Person and (ii) upon receipt by the Administrative Agent and the Collateral Agent of a certificate of a Responsible Officer of the Company certifying that such release is permitted hereunder, all security interests created by the Collateral Documents in Collateral owned by such Subsidiary Guarantor shall be automatically released, without any further action by any Secured Party or any other Person. Upon any sale or other transfer by any Credit Party (other than to the Company, any Credit Party or, except for a valid business purpose, any other Subsidiary not required to become a Guarantor as a result of such sale or transfer) of any Collateral in a transaction permitted under this Agreement, or upon the effectiveness of any written consent to the release of the security interest created under any Collateral Document in any Collateral pursuant to Section 9.5, the security interests in such Collateral created by the Collateral Documents shall be automatically released, without any further action by any Secured Party or any other Person. Upon the effectiveness of any obligation to deliver a register of DOE Assets to the lender under any Permitted DOE Facility entered into by the Company or any other Credit Party the terms of which (A) prohibit Liens securing the Obligations on any DOE Assets, the security interests in such DOE Assets created by the Collateral Documents shall be automatically released, without any further action by any Secured Party or any other Person, upon delivery by the Company to the Administrative Agent and the Collateral Agent of a certificate of a Responsible Officer of the Company specifically identifying (by type of asset and by purchase order number, serial number or other information) such DOE Assets and certifying that such release is permitted hereunder, and (B) permit Liens securing the Obligations on any DOE Assets on a junior basis, the security interests in such DOE Assets created by the Collateral Documents shall be subordinated to the security interests securing such Permitted DOE Facility pursuant to an intercreditor agreement entered into pursuant to Section 9.25(b). Upon any of (x) the conversion of Chrysler de Venezuela LLC to a 956 Subsidiary, (y) the transfer of substantially all of the assets of Chrysler de Venezuela LLC to a 956 Subsidiary (with Chrysler de Venezuela LLC becoming a Transparent Subsidiary or being dissolved), or (z) the transfer of substantially all of the Equity Interests in Chrysler de Venezuela LLC to a 956 Subsidiary, the security interest created under any Collateral Document in the Equity Interests in Chrysler de Venezuela LLC shall be automatically released, in each case, without further action by any Secured Party, upon delivery by the Company to the Administrative Agent and the Collateral Agent of a certificate of a Responsible Officer certifying that such transaction is permitted under the Credit Documents, and, subject to Section 5.7(i), a new security interest in the Equity Interests of such 956 Subsidiary shall be granted to the Collateral Agent. In connection with any termination or release pursuant to this Section 8.8(d), the Administrative Agent and the Collateral Agent shall execute and deliver to any Credit Party, at such Credit Party’s expense, all documents that such Credit Party shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this

Section 8.8(d) shall be without recourse to or warranty by the Administrative Agent or the Collateral Agent.

(e) The Collateral Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of any Collateral, the existence, priority or perfection of the Collateral Agent’s Lien on any Collateral or any certificate prepared by any Credit Party in connection therewith. The Collateral Agent shall not be responsible or liable to the Secured Parties for any failure to monitor or maintain any portion of the Collateral. In no event shall the Collateral Agent (in its capacity as such) be responsible or liable for any failure or delay in the performance of its obligations under any Credit Document arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Collateral Agent shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

8.9. Withholding Taxes. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender or Issuing Bank an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender or Issuing Bank because the appropriate form was not delivered or was not properly executed or because such Lender or Issuing Bank failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, or if the Administrative Agent reasonably determines that a payment was made to a Lender or Issuing Bank pursuant to this Agreement without deduction of applicable withholding Tax from such payment, such Lender or Issuing Bank shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

8.10. Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim. In case of the pendency of any proceeding under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law in respect of any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or unreimbursed drawing under any Letter of Credit (or any other amount hereunder or under any other Credit Document), shall then be due and payable in accordance with the terms hereof or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Company or any other Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file a verified statement pursuant to rule 2019 of the Federal Rules of Bankruptcy Procedure that, in its sole opinion, complies with such rule’s disclosure requirements for entities representing more than one creditor;

(b) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Agents (including any claims for the reasonable expenses, disbursements and advances of the Agents and their respective sub-agents (including fees, expenses and other charges of counsel) and all other amounts due to the Agents under Sections 2.3, 2.10, 9.2 and 9.3) allowed in such judicial proceeding; and

(c) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amounts due for the reasonable expenses, disbursements and advances of the Administrative Agent and its sub-agents (including fees, expenses and other charges of counsel), and any other amounts due the Administrative Agent under Sections 2.10, 9.2 and 9.3. Nothing in this Section 8.10 shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or any Issuing Bank in any such proceeding.

SECTION 9. MISCELLANEOUS

9.1. Notices. (a) Notices Generally. Any notice or other communication hereunder given to any Borrower or other Credit Party, the Administrative Agent, the Collateral Agent, any Lender or any Issuing Bank shall be given to such Person at its address as set forth on Schedule 9.1 or, in the case of any Lender or Issuing Bank, at such address as shall have been provided by such Lender or Issuing Bank to the Administrative Agent in writing. Except in the case of notices and other communications expressly permitted to be given by telephone and as otherwise provided in Section 9.1(b), each notice or other communication hereunder shall be in writing and shall be delivered by hand or sent by facsimile (except for any notices or other communication given to the Administrative Agent or the Collateral Agent), courier service or certified or registered United States mail and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, when sent by facsimile as shown on the transmission report therefor (except that, if not sent during normal business hours for the recipient, shall be deemed to have been received at the opening of business on the next Business Day for the recipient) or upon receipt if sent by United States mail; provided that no notice or other communication given to the Administrative Agent or the Collateral Agent shall be effective until received by it; and provided further that any such notice or other communication shall, at the request of the Administrative Agent, be provided to any sub-agent thereof appointed pursuant to Section 8.3(c) from time to time. Any party hereto may change its address (including fax or telephone number) for notices and other communications hereunder by notice to each of the Administrative Agent and the Company.

(b) Electronic Communications.

(i) Notices and other communications to any Agent, any Lender and any Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites, including the Platform) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or any Issuing Bank pursuant to Section 2 if such Lender or such Issuing Bank has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. Each of the Administrative Agent and the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications or rescinded by such Person by notice to each other such Person. Except as set forth in the last paragraph of Section 5.1, unless the Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient; and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (A) of notification that such notice or communication is available and identifying the website address therefor.

(ii) Each Borrower understands that the distribution of materials through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of the Administrative Agent, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(iii) The Platform and any Approved Electronic Communications are provided “as is” and “as available”. None of the Agents or any of their Related Parties warrants as to the accuracy, adequacy or completeness of the Approved Electronic Communications or the Platform, and each of the Agents and their Related Parties expressly disclaims liability for errors or omissions in the Platform and the Approved Electronic Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent or any of its Related Parties in connection with the Platform or the Approved Electronic Communications.

(iv) Each Borrower, each Lender and each Issuing Bank agrees that the Administrative Agent may, but shall not be obligated to, store any Approved Electronic

Communications on the Platform in accordance with the Administrative Agent’s customary document retention procedures and policies.

(v) Any notice of Default or Event of Default may be provided by telephone if confirmed promptly thereafter by delivery of written notice thereof.

(c) Private Side Information Contacts. Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to information that is not made available through the “Public Side Information” portion of the Platform and that may contain Non-Public Information with respect to the Company, the Subsidiaries or their Securities for purposes of United States federal or state securities laws. In the event that any Public Lender has determined for itself to not access any information disclosed through the Platform or otherwise, such Public Lender acknowledges that (i) other Lenders may have availed themselves of such information and (ii) neither any Borrower or other Credit Party nor any Agent has any responsibility for such Public Lender’s decision to limit the scope of the information it has obtained in connection with this Agreement and the other Credit Documents.

(d) Public Lender Information. The Company, on behalf of itself and each other Credit Party, and each Lender acknowledge that certain of the Lenders may be Public Lenders and, if documents or notices required to be delivered pursuant to Section 5.1, 5.2 or 5.6 or otherwise are being distributed through the Platform, any document or notice that the Company has indicated contains Non-Public Information shall not be posted on the portion of the Platform that is designated for Public Lenders. The Company, on behalf of itself and each other Credit Party, agrees to clearly designate all information provided to the Administrative Agent that is suitable to make available to Public Lenders. If the Company has not indicated whether a document or notice delivered pursuant to Section 5.1, 5.2 or 5.6 or otherwise contains Non-Public Information, the Administrative Agent reserves the right to post such document or notice solely on the portion of the Platform that is designated for Lenders that wish to receive material Non-Public Information with respect to the Company, the Subsidiaries or their Securities.

9.2. Expenses. Whether or not the transactions contemplated hereby shall be consummated, the Company agrees to pay promptly (a) all the actual costs and reasonable expenses (including the reasonable fees, expenses and other charges of counsel) incurred by any Agent, the Arrangers or any of their respective Affiliates in connection with the structuring, arrangement and syndication of the credit facilities provided for herein and any credit or similar facility refinancing or replacing, in whole or in part, the credit facilities provided herein, including the preparation, execution, delivery and administration of this Agreement, the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) or any other document or matter requested by the Company in connection with the Credit Documents, (b) all the actual costs and reasonable expenses of creating, perfecting, recording, maintaining and preserving Liens in favor of the Collateral Agent, for the benefit of Secured Parties, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable fees, expenses and other charges of counsel to the Collateral Agent and of counsel providing any opinions that the Administrative Agent or the Collateral Agent may reasonably request in respect of the Collateral or the Liens created pursuant to the Collateral Documents, (c) all the actual costs and reasonable fees, expenses and other charges of any auditors, accountants, consultants or appraisers, (d) all the actual costs and reasonable expenses (including the reasonable fees, out-of-pocket expenses and other documented charges of any appraisers, consultants, advisors and agents employed or retained by the Collateral Agent and its counsel) in connection with the custody or preservation of any of the Collateral, and (e) after the occurrence of a Default or an Event of Default, all costs and expenses, including reasonable fees, out-of-pocket expenses and other documented charges of counsel and costs of settlement, incurred by any Agent, Arranger, Lender or Issuing Bank in enforcing any Obligations of or in collecting any payments due from any Borrower or other Credit Party hereunder or under the other Credit Documents by reason of such Default or Event of Default (including in connection with the sale, lease or license of, collection from, or other realization upon any of the Collateral or the enforcement of any Obligations Guarantee) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings. All amounts due under this Section 9.2 shall be payable promptly after written demand therefor.

9.3. Indemnity. (a) In addition to the payment of expenses pursuant to Section 9.2, each Borrower agrees to defend (subject to the applicable Indemnitee’s selection of counsel), indemnify, pay and hold harmless, each Agent (and each sub-agent thereof), Arranger, Lender and Issuing Bank and each of their respective Related Parties (each, an “Indemnitee”), from and against any and all Indemnified Liabilities. THE FOREGOING INDEMNIFICATION SHALL APPLY WHETHER OR NOT SUCH INDEMNIFIED LIABILITIES ARE IN ANY WAY OR TO ANY EXTENT OWED, IN WHOLE OR IN PART, UNDER ANY CLAIM OR THEORY OF STRICT LIABILITY, OR ARE CAUSED, IN WHOLE OR IN PART, BY ANY NEGLIGENT ACT OR OMISSION OF ANY KIND BY ANY INDEMNITEE; provided that no Borrower shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct of, or material breach (arising from gross negligence, willful misconduct or bad faith) of the Credit Documents by, such Indemnitee, in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 9.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

(b) To the extent permitted by applicable law, neither the Company nor any of its Subsidiaries shall assert, and each Borrower hereby waives, any claim against any Agent, Arranger, Lender or Issuing Bank or any Related Party of any of the foregoing on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any other Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Borrower hereby waives, releases and agrees not to sue, and agrees not to permit any of its Subsidiaries to sue, upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(c) Each Borrower agrees that no Agent, Arranger, Lender or Issuing Bank or any Related Party of any of the foregoing will have any liability to any Borrower or other Credit Party or any Person asserting claims on behalf of or in right of any Borrower or other Credit Party or any other Person in connection with or as a result of this Agreement or any other Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, in each case, except, subject to Section 9.3(b), in the case of any Borrower or other Credit Party to the extent that any losses, claims, damages, liabilities or expenses incurred by such Borrower or Credit Party or its affiliates, shareholders, partners or other equity holders have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of, or material breach (arising from gross negligence, willful misconduct or bad faith) of the Credit Documents by, such Agent, Arranger, Lender or Issuing Bank in performing its obligations under this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein.

9.4. Set-Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default each Lender and each Issuing Bank is hereby authorized by each Borrower at any time or from time to time, without notice to any Borrower, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender or such Issuing Bank to or for the credit or the account of any Borrower against and on account of the obligations and liabilities of any Borrower to such Lender or such Issuing Bank hereunder and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto or thereto, irrespective of whether or not (a) such Lender or such Issuing Bank shall have made any demand hereunder or (b) the principal of or the interest on the Loans or any amounts in respect of the Letters of Credit or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (i) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.21 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks, and the Revolving Lenders, and (ii) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender and Issuing Bank agrees to notify the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

9.5. Amendments and Waivers. (a) Requisite Lenders’ Consent. Except as provided in Sections 2.24 and 2.25 or in any Collateral Document, none of this Agreement, any other Credit Document or any provision hereof or thereof may be waived, amended or modified, and no consent to any departure by any Borrower or other Credit Party therefrom may be made, except, subject to the additional requirements of Sections 9.5(b) and 9.5(c) and as otherwise provided in Section 9.5(d), in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Company and the Requisite Lenders and, in the case of any other Credit Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent or the Collateral Agent, as applicable, and the Company, the other Borrowers, Credit Party or Credit Parties that are parties thereto, in each case with the consent of the Requisite Lenders; provided that any provision of this Agreement or any other Credit Document may be amended by an agreement in writing entered into by the Company and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency so long as, in each case, the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Requisite Lenders stating that the Requisite Lenders object to such amendment; provided further that any provision of any Collateral Document may be amended by an agreement in writing entered into by the Company and the Administrative Agent in order to facilitate the implementation of any Permitted DOE Facility so long as such amendment is not adverse to the Lenders.

(b) Affected Lenders’ Consent. Without the written consent of each Lender that would be directly affected thereby, no waiver, amendment or other modification of this Agreement or any other Credit Document, or any consent to any departure by any Borrower or other Credit Party therefrom, shall be effective if the effect thereof would be to:

(i) increase any Commitment or postpone the scheduled expiration date of any Commitment (it being understood that no waiver, amendment or other modification of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Commitment of any Lender);

(ii) extend the scheduled final maturity date of any Loan;

(iii) subject to Section 9.8, extend the scheduled expiration date of any Letter of Credit beyond the Revolving Commitment Termination Date;

(iv) waive, reduce or postpone any scheduled amortization payment (but not any voluntary or mandatory prepayment) of any Loan or any reimbursement obligation in respect of any Letter of Credit;

(v) reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.9) or any fee or any premium payable hereunder, or waive or postpone the time for payment of any such interest or fees or premiums;

(vi) reduce the principal amount of any Loan or any reimbursement obligation in respect of any Letter of Credit;

(vii) waive, amend or otherwise modify any provision of this Section 9.5(b), Section 9.5(c) or any other provision of this Agreement or any other Credit Document that expressly provides that the consent of all Lenders (or of all Lenders of any Class) is required to waive, amend or otherwise modify any rights thereunder or to make any determination or grant any consent thereunder (including the provision set forth in Section 9.6(a));

(viii) amend the definition of the term “Requisite Lenders” or the term “Pro Rata Share”; provided that additional extensions of credit made pursuant to Section 2.24 shall be included, and with the consent of the Requisite Lenders, other additional extensions of credit pursuant hereto may be included in the determination of “Requisite Lenders” or “Pro Rata Share” on substantially the same basis as the Term Loan Commitments, the Term Loans, the Revolving Commitments and the Revolving Exposures are included therein on the Closing Date; or

(ix) release all or substantially all of the Collateral from the Liens of the Collateral Documents, or all or substantially all of the Guarantors from the Obligations Guarantee (or limit liability of all or substantially all of the Guarantors in respect of the Obligations Guarantee), in each case except as expressly provided in the Credit Documents (it being understood that (A) an amendment or other modification of the type of obligations secured by the Collateral Documents or guaranteed thereunder shall not be deemed to be a release of the Collateral from the Liens of the Collateral Documents or a release or limitation of the Obligations Guarantee and (B) an amendment or other modification of Section 6.6 shall only require the consent of the Requisite Lenders); or

provided that, for the avoidance of doubt, all Lenders shall be deemed directly affected thereby with respect to any waiver, amendment or other modification, or any consent, described in clauses (vii), (viii) and (ix).

(c) Other Consents. No waiver, amendment or other modification of this Agreement or any other Credit Document, or any consent to any departure by any Borrower or other Credit Party therefrom, shall:

(i) (A) amend or otherwise modify Section 2.14 or any other provisions of any Credit Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently than those holding Loans of any other Class, without the consent of Lenders representing a Majority in Interest of each affected Class (it being understood that the Requisite Lenders may waive, in whole or in part, any prepayment of Loans hereunder so long as the application, as between Classes, of any portion of such prepayment that is still required to be made is not altered) or (B) amend or otherwise modify this Section 9.5(c)(i) or any other provision of this Agreement or any other Credit Document that expressly provides that the consent of all Lenders of any Class or a Majority in Interest of Lenders of any Class is required to waive, amend or otherwise modify any rights thereunder or to make any determination or grant any consent thereunder, in each case without the consent of each Lender of such Class or a Majority in Interest of the Lenders of such Class, as the case may be; provided that nothing in this Section 9.5(c)(i) shall be deemed to restrict the amendments contemplated by Section 2.24;

(ii) amend, modify, extend or otherwise affect the rights or obligations of any Agent or any Issuing Bank without the prior written consent of such Agent or such Issuing Bank, as the case may be;

(iii) waive, amend or otherwise modify any obligation of Lenders relating to the purchase of participations in Letters of Credit as provided in Section 2.3(e), without the written consent of the Administrative Agent and each Issuing Bank; and

(iv) amend or otherwise modify this Agreement or the Guarantee and Collateral Agreement so as to alter the ratable treatment of Obligations arising under the Credit Documents, on the one hand, and the Designated Swap Obligations or Designated Cash Management Obligations, on the other, or amend or otherwise modify the definition of the term “Obligations”, “Designated Cash Management Obligations”, “Designated Swap Obligations” or “Secured Parties” (or any comparable term used in any Collateral Document), in each case in a manner adverse to any Secured Party holding Designated Swap Obligations or Designated Cash Management Obligations then outstanding without the written consent of such Secured Party (it being understood that an amendment or other modification of the type of obligations secured by the Collateral Documents or guaranteed thereunder, so long as such amendment or other modification by its express terms does not alter the Designated Swap Obligations or Designated Cash Management Obligations being so secured or guaranteed, shall not be deemed to be adverse to any Secured Party holding Designated Swap Obligations or Designated Cash Management Obligations).

(d) Class Amendments. Notwithstanding anything to the contrary in Section 9.5(a), any waiver, amendment or modification of this Agreement or any other Credit Document, or any consent to any departure by any Borrower or other Credit Party therefrom, that by its terms affects the rights or duties under this Agreement of the Lenders of a particular Class or Classes (but not the Lenders of any other Class), may be effected by an agreement or agreements in writing entered into by the Company and the requisite number or percentage in interest of each affected Class of Lenders that would be required to consent thereto under this Section 9.5 if such Class of Lenders were the only Class of Lenders hereunder at the time.

(e) Requisite Execution of Amendments, Etc. The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute waivers, amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Borrower or other Credit Party in any case shall entitle any Borrower or other Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, waiver or consent effected in accordance with this Section 9.5 shall be binding upon each Person that is at the time thereof a Lender and each Person that subsequently becomes a Lender.

9.6. Successors and Assigns; Participations. (a) Generally. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby. No Borrower’s rights or obligations hereunder, nor any interest therein, may be assigned or delegated by any Borrower without the prior written consent of the Administrative Agent and each Lender, and any attempted assignment or delegation without such consent shall be null and void. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, the participants referred to in Section 9.6(g) (to the extent provided in clause (iii) of such Section) and, to the extent expressly contemplated hereby, Affiliates of any Agent or any Lender and the other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Register. The Borrowers, the Administrative Agent, the Collateral Agent, the Lenders and the Issuing Banks shall deem and treat the Persons recorded as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans recorded therein for all purposes hereof. No assignment or transfer of any such Commitment or Loan shall be effective unless and until recorded in the Register, and following such recording, unless otherwise determined by the Administrative Agent (such determination to be made in the sole discretion of the Administrative Agent, which determination may be conditioned on the consent of the assigning Lender and the assignee), shall be effective notwithstanding any defect in the Assignment Agreement relating thereto. Each assignment and transfer shall be recorded in the Register following receipt by the Administrative Agent of the fully executed Assignment Agreement, together with the required forms and certificates regarding tax matters and any fees payable in connection therewith, in each case as provided in Section 9.6(d); provided that the Administrative Agent shall not be required to accept such Assignment Agreement or so record the information contained therein if the Administrative Agent reasonably believes that such Assignment Agreement lacks any written consent required by this Section 9.6 or is otherwise not in proper form, it being acknowledged that the Administrative Agent shall have no duty or obligation (and shall incur no liability) with respect to obtaining (or confirming the receipt) of any such written consent or with respect to the form of (or any defect in) such Assignment Agreement, any such duty and obligation being solely with the assigning Lender and the assignee. Each assigning Lender and the assignee, by its execution and delivery of an Assignment Agreement, shall be deemed to have represented to the Administrative Agent that all written consents required by this Section 9.6 with respect thereto (other than the consent of the Administrative Agent) have been obtained and that such Assignment Agreement is otherwise duly completed and in proper form. The date of such recordation of an assignment and transfer is referred to herein as the “Assignment Effective Date” with respect thereto. Any request, authority or consent of any Person that, at the time of making such request or giving such authority or consent, is recorded in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.

(c) Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its Commitment or Loans owing to it or other Obligations to:

(i) any Eligible Assignee of the type referred to in clause (a) of the definition of the term “Eligible Assignee” upon the giving of notice to the Administrative Agent;

provided that, in the case of any assignment of a Revolving Commitment or a Revolving Loan, such Eligible Assignee is a Revolving Lender or an Affiliate of a Revolving Lender;

(ii) any Eligible Assignee of the type referred to in clause (b) of the definition of the term “Eligible Assignee” (or, in the case of any assignment of a Revolving Commitment or a Revolving Loan, any Eligible Assignee that does not meet the requirements of clause (i) above), upon (A) the giving of notice to the Administrative Agent and, in the case of assignments of Revolving Commitments or Revolving Loans, each Issuing Bank (with notice by the Administrative Agent to the Company of such assignment to be given promptly after the applicable Assignment Effective Date) and (B) in the case of assignments of Revolving Commitments or Revolving Loans, except in the case of assignments made by or to any Arranger or its Affiliates during the syndication by the Arrangers of the credit facilities established hereunder, receipt of prior written consent (each such consent not to be unreasonably withheld or delayed) of (1) the Company, provided that the consent of the Company to any assignment (x) shall not be required if an Event of Default shall have occurred and is continuing and (y) shall be deemed to have been granted unless the Company shall have objected thereto by written notice to the Administrative Agent within ten Business Days after having received notice thereof, (2) the Administrative Agent and (3) each Issuing Bank;

provided that:

(A) in the case of any such assignment or transfer (other than to any Eligible Assignee meeting the requirements of clause (i) above), the amount of the Commitment or Loans of the assigning Lender subject thereto shall not be less than (A) US$5,000,000 in the case of assignments of any Revolving Commitment or Revolving Loan or (B) US$1,000,000 in the case of assignments of any Term Loan Commitment or Term Loan (with concurrent assignments to Eligible Assignees that are Affiliates or Related Funds thereof to be aggregated for purposes of the foregoing minimum assignment amount requirements) or, in each case, such lesser amount as shall be agreed to by the Company and the Administrative Agent or as shall constitute the aggregate amount of the Commitments or Loans of the applicable Class of the assigning Lender; and

(B) each partial assignment or transfer shall be of a uniform, and not varying, percentage of all rights and obligations of the assigning Lender hereunder; provided that a Lender may assign or transfer all or a portion of its Commitment or of the Loans owing to it of any Class without assigning or transferring any portion of its Commitment or of the Loans owing to it, as the case may be, of any other Class.

(d) Mechanics. Assignments and transfers of Loans and Commitments by Lenders shall be effected by the execution and delivery to the Administrative Agent of an Assignment Agreement. In connection with all assignments, there shall be delivered to the Administrative Agent such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee thereunder may be required to deliver pursuant to Section 2.19(c), together with payment to the Administrative Agent of a registration and processing fee of US$3,500 (except that no such registration and processing fee shall be payable (i) in connection with an assignment by or to an Arranger or any Affiliate thereof or (ii) in the case of an assignee that is already a Lender or is an Affiliate or Related Fund of a Lender or a Person under common management with a Lender).

(e) Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof (or of any Incremental Assumption Agreement) or upon succeeding to an interest in the Commitments and Loans, as the case may be, represents and warrants as of the Closing Date (or, in the case of any Incremental Assumption Agreement, as of the date of the effectiveness thereof) or as of the applicable Assignment Effective Date, as applicable, that (i) it is an Eligible Assignee, (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be, and (iii) it will make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other United States federal securities laws (it being understood that, subject to the provisions of this Section 9.6, the disposition of such Commitments or Loans or any interests therein shall at all times remain within its exclusive control).

(f) Effect of Assignment. Subject to the terms and conditions of this Section 9.6, as of the Assignment Effective Date with respect to any assignment and transfer of any Commitment or Loan, (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent of its interest in such Commitment or Loan as reflected in the Register and shall thereafter be a party hereto and a “Lender” for all purposes hereof, (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned and transferred to the assignee, relinquish its rights (other than any rights that survive the termination hereof under Section 9.8) and be released from its obligations hereunder (and, in the case of an assignment covering all the remaining rights and obligations of an assigning Lender hereunder, such Lender shall cease to be a party hereto as a “Lender” (but not, if applicable, as an Issuing Bank or in any other capacity hereunder) on such Assignment Effective Date, provided that such assigning Lender shall continue to be entitled to the benefit of all rights that survive the termination hereof under Section 9.8, and provided further, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Revolving Lender’s having been a Defaulting Lender, and (iii) if any such assignment and transfer occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness thereof or as promptly thereafter as practicable, surrender its applicable Notes to the Administrative Agent for cancelation, and thereupon the applicable Borrowers shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Commitments and/or outstanding Loans of the assignee and/or the assigning Lender.

(g) Participations.

(i) Each Lender shall have the right at any time to sell one or more participations to any Eligible Assignee in all or any part of its Commitments or Loans or in any other Obligation; provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the other Credit Parties, the Administrative Agent, the Collateral Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Each Lender that sells a participation pursuant to this Section 9.6(g) shall maintain a register on which it records the name and address of each participant to which it has sold a participation and the principal amounts (and stated interest) of each such participant’s interest in the Loans or other rights and obligations of such Lender under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Loans or other rights and obligations under any this Agreement) except to the extent that such disclosure is necessary to establish that such Loan or other right or obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. Unless otherwise required by the Internal Revenue Service, any disclosure required by the foregoing sentence shall be made by the relevant Lender directly and solely to the Internal Revenue Service. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes under this Agreement, notwithstanding any notice to the contrary.

(ii) The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder, except that any participation agreement may provide that the participant’s consent must be obtained with respect to the consent of such Lender to any waiver, amendment, modification or consent that is described in Section 9.5(b) that affects such participant or requires the approval of all the Lenders.

(iii) The Borrowers agree that each participant shall be entitled to the benefits of Sections 2.17(c), 2.18 and 2.19 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.6(c); provided that (A) a participant shall not be entitled to receive any greater payment under Section 2.18 or 2.19 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with the Company’s prior written consent, and (B) a participant that would be a Non-US Lender if it were a Lender shall not be entitled to the benefits of Section 2.19 unless the Company is notified of the participation sold to such participant and such participant agrees, for the benefit of the Borrowers, to comply with and be subject to Section 2.19 as though it became a Lender pursuant to an Assignment Agreement; provided further that, except as specifically set forth in clauses (A) and (B) of this sentence, nothing herein shall require any notice to the Company or any other Person in connection with the sale of any participation. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 9.4 as though it were a Lender, provided that such participant agrees to be subject to Section 2.16 as though it were a Lender.

(h) Certain Other Assignments and Participations. In addition to any other assignment or participation permitted pursuant to this Section 9.6, any Lender may assign, pledge and/or grant a security interest in all or any portion of its Loans or the other Obligations owed to such Lender, and its Notes, if any, to secure obligations of such Lender, including to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors and any operating circular issued by any Federal Reserve Bank; provided that no Lender, as between the Borrowers and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge; and provided further that in no event shall the applicable Federal Reserve Bank, pledgee or trustee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

9.7. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

9.8. Survival of Representations, Warranties and Agreements. All covenants, agreements, representations and warranties made by the Borrowers and the other Credit Parties in the Credit Documents and in the certificates or other documents delivered in connection with or pursuant to this Agreement or any other Credit Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Credit Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Agent, Arranger, Lender or Issuing Bank may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any Credit Document is executed and delivered or any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement or any other Credit Document, in the event that, in connection with the refinancing or repayment in full of the credit facilities provided for herein, any Issuing Bank shall have provided to the Administrative Agent a written consent to the release of the Revolving Lenders from their obligations hereunder with respect to any Letter of Credit issued by such Issuing Bank (whether as a result of the obligations of the Borrowers (and any other account party) in respect of such Letter of Credit having been collateralized in full by a deposit of cash with such Issuing Bank, or being supported by a letter of credit that names such Issuing Bank as the beneficiary thereunder, or otherwise), then from and after such time such Letter of Credit shall cease to be a “Letter of Credit” outstanding hereunder for all purposes of this Agreement and the other Credit Documents, and the Revolving Lenders shall be deemed to have no participations in such Letter of Credit, and no obligations with respect thereto, under Section 2.3(e). The provisions of Sections 2.17(c), 2.18, 2.19, 8, 9.2, 9.3 and 9.4 shall survive and remain in full force and effect regardless of the repayment of the Loans or the termination of this Agreement or any provision hereof.

9.9. No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent, Arranger, Lender or Issuing Bank in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver thereof or of any Default or Event of Default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege, or any abandonment or discontinuance of steps to enforce such power, right or privilege, preclude any other or further exercise thereof or the exercise of any other power, right or privilege. The powers, rights, privileges and remedies of the Agents, the Arrangers, the Lenders and the Issuing Banks hereunder and under the other Credit Documents are cumulative and shall be in addition to and independent of all powers, rights, privileges and remedies they would otherwise have. Without limiting the generality of the foregoing, the execution and delivery of this Agreement or the making of any Loan hereunder shall not be construed as a waiver of any Default or Event of Default, regardless of whether any Agent, Arranger, Lender or Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time.

9.10. Marshalling; Payments Set Aside. None of the Agents, the Arrangers, the Lenders or the Issuing Banks shall be under any obligation to marshal any assets in favor of any Borrower or other Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Borrower or other Credit Party makes a payment or payments to any Agent, Arranger, Lender or Issuing Bank (or to the Administrative Agent or the Collateral Agent, on behalf of any Agent, Lender or Issuing Bank), or any Agent, Arranger, Lender or Issuing Bank enforces any security interests or exercises any right of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

9.11. Severability. In case any provision in or obligation hereunder or under any other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

9.12. Independent Nature of Lenders’ Rights. Nothing contained herein or in any other Credit Document, and no action taken by the Lenders pursuant hereto or thereto, shall be deemed to constitute the Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising hereunder and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

9.13. Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

9.14. APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

9.15. CONSENT TO JURISDICTION. (a) SUBJECT TO CLAUSE (E) BELOW, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY HERETO ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENT, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE BOROUGH OF MANHATTAN, THE CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH BORROWER, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS (OTHER THAN WITH RESPECT TO ACTIONS BY THE ADMINISTRATIVE AGENT OR THE COLLATERAL AGENT IN RESPECT OF ANY RIGHTS UNDER ANY COLLATERAL DOCUMENT GOVERNED BY LAWS OTHER THAN THE LAWS OF THE STATE OF NEW YORK OR WITH RESPECT TO ANY COLLATERAL SUBJECT THERETO); (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE BORROWER AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 9.1; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE BORROWER IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT THE AGENTS, THE ARRANGERS, THE LENDERS AND THE ISSUING BANKS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY BORROWER IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY CREDIT DOCUMENT OR THE ENFORCEMENT OF ANY JUDGMENT.

(b) EACH BORROWER THAT IS ORGANIZED UNDER THE LAWS OF A JURISDICTION OUTSIDE THE UNITED STATES OF AMERICA APPOINTS THE COMPANY AS ITS AGENT (IN SUCH CAPACITY, THE “PROCESS AGENT”) TO RECEIVE, ON ITS BEHALF, SERVICE OF COPIES OF ANY SUMMONS AND COMPLAINT AND ANY OTHER PROCESS THAT MAY BE SERVED IN ANY JUDICIAL PROCEEDING. SERVICE MAY BE MADE ON THE PROCESS AGENT BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, AT THE ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 9.1.

9.16. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 9.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

9.17. Confidentiality. Each Agent (which term shall for the purposes of this Section 9.17 include each Arranger), and each Lender (which term shall for the purposes of this Section 9.17 include each Issuing Bank) shall hold all Confidential Information (as defined below) obtained by such Agent or such Lender in accordance with such Agent’s and such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by the Company that, in any event, the Administrative Agent may disclose Confidential Information to the Lenders and the other Agents and that each Agent and each Lender may disclose Confidential Information (a) to Affiliates of such Agent or Lender and to its and their respective Related Parties (and to other Persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 9.17) who need to know such Confidential Information and on a confidential basis, (b) to any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Loans or other Obligations or any participations therein or to any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to the Borrowers, the other Credit Parties and their obligations (provided that such assignees, transferees, participants, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 9.17 or other provisions at least as restrictive as this Section 9.17),

(c) to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any Confidential Information relating to any Borrower or other Credit Party received by it from any Agent or any Lender, (d) in connection with the exercise of any remedies hereunder or under any other Credit Document, (e) in customary “tombstone” or similar advertisements, (f) as necessary for the obtaining of CUSIP numbers and (g) as required or requested by any Governmental Authority or by the NAIC or any other regulatory authority (including any self-regulatory organization having jurisdiction or claiming to have jurisdiction over such Agent or such Lender) or pursuant to legal or judicial process; provided that unless specifically prohibited by applicable law or court order, such Agent or such Lender shall make reasonable efforts to notify the Company of any request by any Governmental Authority (other than any such request in connection with any examination of the financial condition or other routine examination of such Agent or such Lender by such Governmental Authority) for disclosure of any Confidential Information prior to disclosure thereof. For purposes of the foregoing, “Confidential Information” means, with respect to any Agent or any Lender, any non-public information regarding the business, assets, liabilities and operations of the Company and the Subsidiaries obtained by such Agent or such Lender under the terms of this Agreement or in connection with its determination to become an Agent or Lender hereunder, regardless of whether or not identified as confidential by the Company. In addition, each Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement and the other Credit Documents.

9.18. Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest that would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest that would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the applicable Borrower shall pay to the Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest that would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of the Lenders and the Borrowers to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration that constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to the applicable Borrower.

9.19. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

9.20. Effectiveness; Entire Agreement. This Agreement shall become effective when it shall have been executed by the Administrative Agent and there shall have been delivered to the Administrative Agent counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement. This Agreement and the other Credit Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof (but do not supersede any provisions of any commitment letter, indemnity letter or fee letter by or among any Borrower or other Credit Party and any Agent or Arranger or any Affiliate of any of the foregoing that by the terms of such documents are stated to survive the effectiveness of this Agreement, all of which provisions shall remain in full force and effect) and the Agents, the Arrangers and their respective Affiliates shall be released from all liability in connection therewith, including any claim for injury or damages, whether consequential, special, direct, indirect, punitive or otherwise.

9.21. PATRIOT Act. Each Lender, the Administrative Agent and the Collateral Agent (for itself and not on behalf of any Lender) hereby notifies each Borrower and each other Credit Party that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Borrower and each other Credit Party, which information includes the name and address of each Borrower and each other Credit Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Borrower or Credit Party in accordance with the PATRIOT Act.

9.22. Electronic Execution of Assignments. The words “execution”, “signed”, “signature” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

9.23. No Fiduciary Duty. Each Agent, each Arranger, each Lender, each Issuing Bank and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”) may have economic interests that conflict with those of the Borrowers, the other Credit Parties, their equityholders and/or their Affiliates. Each Borrower, on behalf of itself and its Subsidiaries, agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Borrower, its Subsidiaries, its equityholders or its Affiliates, on the other. Each Borrower, on behalf of itself and its Subsidiaries, acknowledges and agrees that (a) the transactions contemplated by the Credit Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Borrowers and the other Credit Parties, on the other, and (b) in connection therewith and with the process leading thereto, (i) no Lender has assumed an advisory or fiduciary responsibility in favor of any Borrower or other Credit Party, its equityholders or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Borrower or other Credit Party, its equityholders or its Affiliates on other matters) or any other obligation to any Borrower or other Credit Party except the obligations expressly set forth in the Credit Documents and (ii) each Lender is acting solely as principal and not as the agent or fiduciary of any Borrower or other Credit Party, its management, equityholders, creditors or any other Person. Each Borrower acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Borrower agrees that it will not claim, and will not permit any of its Affiliates or Related Parties to claim, that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Borrower or any other Credit Party, in connection with such transaction or the process leading thereto.

9.24. Judgment Currency. In respect of any judgment or order given or made for any amount due under this Agreement or any other Credit Document that is expressed and paid in a currency (the “Judgment Currency”) other than US Dollars, each Borrower will indemnify each Agent, Lender and Issuing Bank against any loss incurred by it as a result of any variation as between (i) the rate of exchange at which the US Dollar amount is converted into the Judgment Currency for the purpose of such judgment or order and (ii) the rate of exchange, as quoted by the Administrative Agent or by a known dealer in the Judgment Currency that is designated by the Administrative Agent, at which such Agent, Lender or Issuing Bank is able to purchase US Dollars with the amount of the Judgment Currency actually received by such Agent, Lender or Issuing Bank. The foregoing indemnity shall constitute a separate and independent obligation of the Borrowers and shall survive any termination of this Agreement and the other Credit Documents, and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of or conversion into US Dollars.

9.25. Intercreditor Agreements. (a) The Administrative Agent, the Collateral Agent, each Lender and each Issuing Bank hereby agrees, for itself and on behalf of any Secured Party that is a successor, assignee or Related Party of such Person, that it will be bound by and observe, and will take no actions contrary to, the provisions of the Intercreditor Agreement, and the Administrative Agent, each Lender and Issuing Bank hereby authorizes and instructs the Collateral Agent to enter into the Intercreditor Agreement on its behalf and to subject the Liens securing the Obligations to the provisions thereof.

(b) The Administrative Agent, the Collateral Agent, each Lender and each Issuing Bank hereby agrees, for itself and on behalf of any Secured Party that is a successor, assignee or Related Party of such Person, to be bound by and to observe, and take no actions contrary to, the provisions of any intercreditor agreement subordinating the Liens on any DOE Assets securing the Obligations to the Liens on such DOE Assets securing any Permitted DOE Facility on such terms as the DOE may require, and the Administrative Agent, each Lender and Issuing Bank hereby authorizes and instructs the Collateral Agent to enter into such intercreditor agreement on its behalf and to subject the Liens on the DOE Assets securing the Obligations to the provisions thereof.

(c) The Administrative Agent, the Collateral Agent, each Lender and each Issuing Bank hereby agrees, for itself and on behalf of any Secured Party that is a successor, assignee or Related Party of such Person, to be bound by and to observe, and take no actions contrary to, the provisions of any Additional Intercreditor Agreement subordinating the Liens on the Collateral securing any Indebtedness permitted by clause (dd) or (ee) of the definition of Permitted Indebtedness or any Permitted Refinancing contemplated by clause (b) or (c) of the definition thereof to the Liens securing the Obligations on terms substantially similar to the Intercreditor Agreement, and the Administrative Agent, each Lender and Issuing Bank hereby authorizes and instructs the Collateral Agent to enter into any such Additional Intercreditor Agreement on its behalf and to subject the Liens securing the Obligations to the provisions thereof.

(d) The Administrative Agent, the Collateral Agent, each Lender and each Issuing Bank hereby agrees, for itself and on behalf of any Secured Party that is a successor, assignee or Related Party of such Person, to be bound by and to observe, and take no actions contrary to, the provisions of any Permitted Additional First Lien Intercreditor Agreement entered into in accordance with the terms of this Agreement in connection with the incurrence by the Credit Parties of Permitted Additional First Lien Debt, and the Administrative Agent, each Lender and Issuing Bank hereby authorizes and instructs the Collateral Agent to enter into any such Additional Intercreditor Agreement on its behalf and to subject the Liens securing the Obligations to the provisions thereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

CHRYSLER GROUP LLC,

By:	/s/ Kenneth D. Nilson
Name: Kenneth D. Nilson
Title: Acting Treasurer

EACH OF THE CONTINUING LENDERS IDENTIFIED IN THE ASSIGNMENT AND FIRST AMENDMENT AGREEMENT DATED AS OF JUNE 21, 2013,

By: CITIBANK, N.A., pursuant to the authority granted to it by each such Continuing Lender under such Assignment and First Amendment Agreement,

By:	/s/ Matthew S. Burke
Name: Matthew S. Burke
Title: Vice President

SCHEDULE 4.14(a)

Financing Statement Filings

Credit Party	Filing Office
Autodie LLC	Delaware Secretary of State
CG Co-Issuer Inc.	Delaware Secretary of State
Chrysler Group International LLC	Delaware Secretary of State
Chrysler Group International Services LLC	Delaware Secretary of State
Chrysler Group LLC	Delaware Secretary of State
Chrysler Group Realty Company LLC	Delaware Secretary of State
Chrysler Group Service Contracts LLC	Delaware Secretary of State
Chrysler Group Transport LLC	Delaware Secretary of State
Global Engine Manufacturing Alliance LLC	Delaware Secretary of State

EXHIBIT 4.17

Tax Matters

Federal, State and Local Current, Pending, Threatened Audits, Examinations or Claims
Entity	Tax	Jurisdiction	Year
Chrysler Group LLC	U.S. Partnership Income Tax Return	U.S.	June 10 - December 31 2009 and Calendar Year 2010
Chrysler Group LLC	U.S. Partnership Income Tax Return	U.S.	Calendar Years 2011 - 2012 expected to start in Q4 2013
Chrysler Group LLC	U.S. Fuel Tax Return	U.S.	June 10 - December 31, 2009 through Calendar Year 2012

There are no State & Local Income Tax current, pending, threatened audits, or claims.

Indirect Tax Current, Pending, Threatened Audits, Examinations or Claims
Entity	Tax	Jurisdiction
Global Engine Manufacturing Alliance LLC	Sales & Use Tax	Michigan
Chrysler Group LLC	Sales & Use Tax	Connecticut
Chrysler Group LLC	Sales & Use Tax	Michigan
Chrysler Group LLC	Sales & Use Tax	Minnesota
Chrysler Group LLC	Sales & Use Tax	New York
Chrysler Group LLC	Sales & Use Tax	Washington
Chrysler Group LLC	Personal Property/ Real Property	Sterling Heights, MI
Chrysler Group LLC	Unemployment Claims	Massachusetts
Chrysler Group LLC	Unemployment Claims	Missouri
Chrysler Group LLC	Unemployment Claims	Michigan
Chrysler Group LLC	Unemployment Claims	Indiana
Chrysler Group Service Contracts	Sales & Use Tax	New Mexico
Chrysler Group Realty LLC	Real Property	San Jose, CA
Chrysler Group Realty LLC	Real Property	Hayward, CA
Chrysler Group Realty LLC	Real Property	San Leandro, CA
Chrysler Group Realty LLC	Real Property	Huntington Beach, CA
Chrysler Group Realty LLC	Real Property	San Rafael, CA
Chrysler Group Realty LLC	Real Property	Ventura CA

4.17-1

International Current, Pending, Threatened Audits, Examinations or Claims
Entity	Tax	Jurisdiction	Year
Chrysler Belgium Luxembourg S.A.	Income Tax	Belgium	2010-2011
Chrysler Canada Inc.	Real Property	Canada
Chrysler Canada Inc.	Income Tax	Canada	December 2009 - December 2011
Chrysler Canada Inc.	Employer Compliance - Taxable Benefits	Canada	December 2010 - December 2011
Chrysler Group Transport LLC	Income Tax	Canada	December 2009 - July 20, 2011
Chrysler de Mexico S.A.	Asset Tax	Mexico	1996-1998
Chrysler de Venezuela	Income Tax	Venezuela	2006-2007
Chrysler India Automotive Private Ltd.	Income Tax	India	2013
Chrysler International GmbH	Wage Tax	Germany	2009-2012
Chrysler Korea Ltd.	Income Tax	Korea	2005-2009
Chrysler Management Austira GmbH	Income Tax	Austria	2006
Chrysler Russia	VAT	Russia	2012

4.17-2